Exhibit 10.1

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

consisting of

a $300,000,000
Term Loan Facility,

and

a $40,000,000
Revolving Credit Facility

effective as of

the Third A&R Effective Date

by and among

TCO INTERMEDIATE HOLDINGS, INC.,
as Holdings

TOTAL COMMUNITY OPTIONS, INC.,
as the Borrower

The Lenders Party Hereto from Time to Time

CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent and Revolver Agent,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

and

CAPITAL ONE, NATIONAL ASSOCIATION, and
HPS INVESTMENT PARTNERS, LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

ARTICLE I Definitions	2

ARTICLE II The Credits	58

ARTICLE III Representations and Warranties	98

i

Article IV Conditions	108

Section 4.01	Third A&R Effective Date	108
Section 4.02	Each Credit Event	110

Article V Affirmative Covenants	110

ARTICLE VI Negative Covenants	118

ARTICLE VII Events of Default	137

Section 7.01	Events of Default	137
Section 7.02	Borrower’s Right to Cure	140
Section 7.03	Exclusion of Immaterial Subsidiaries	141

Article VIII The Agents	142

ARTICLE IX Miscellaneous	149

SCHEDULES:

Schedule 1.01-A	Mortgaged Property
Schedule 1.01-B	Disqualified Institutions
Schedule 2.01	Commitments
Schedule 3.05	Real Property
Schedule 3.06	Litigation and Environmental Matters
Schedule 3.12	Subsidiaries
Schedule 3.13	Insurance
Schedule 3.17	Third Party Payor Overpayments/Refunds
Schedule 3.22	Privacy and Security Law Compliance
Schedule 5.18	Post-Closing Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Asset Sales
Schedule 6.09	Existing Transactions with Affiliates
Schedule 6.10	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Collateral Agreement
Exhibit C	Form of Perfection Certificate
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Solvency Certificate
Exhibit H	[RESERVED]
Exhibit I	[RESERVED]

Exhibit J	Form of Affiliated Lender Assignment and Assumption
Exhibits K-1 to K-4	Forms of U.S. Tax Compliance Certificates

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT effective as of the Third A&R Effective Date, by and among TCO Intermediate Holdings, Inc., a Delaware corporation, TOTAL COMMUNITY OPTIONS, INC., a Colorado corporation (“TCO” and, as successor by merger to TCO ACQUISITION CORPORATION, a Delaware corporation (the “Initial Borrower”), the “Borrower”), UNITRANCHE LOAN TRANSACTION, LLC (“ULTra”), the other LENDERS party hereto from time to time, CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as successor by merger to HEALTHCARE FINANCIAL SOLUTIONS, LLC (in its individual capacity, “Capital One”), as Administrative Agent, Revolver Agent, Collateral Agent, Swingline Lender, a Joint Bookrunner and a Joint Lead Arranger, and HPS INVESTMENT PARTNERS, LLC, a Delaware limited liability company (“HPS”) as a Joint Bookrunner and Joint Lead Arranger.

Pursuant to the Amended and Restated Stock Purchase Agreement, dated as of March 23, 2016 (as amended, supplemented or modified from time to time, the “Acquisition Agreement”), by and among the Initial Borrower, TCO Group Holdings, Inc., a Delaware corporation, TCO and Total Community Options Foundation, on the Closing Date the Initial Borrower was issued all of the Equity Interests of TCO that were outstanding upon its conversion from a not-for profit entity to a for-profit entity (the “Target Acquisition”).

Immediately following the Target Acquisition, the Initial Borrower was merged with and into TCO on the Closing Date (the “Merger”), with TCO surviving as a wholly owned subsidiary of Holdings.

Holdings and the Borrower are parties to that certain Second Amended and Restated Credit Agreement, dated as of May 2,2019 (as amended by the First Amendment, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among Holdings, the Borrower, the Lenders from time to time party thereto, the Administrative Agent, the Revolver Agent and the Collateral Agent.

Pursuant to the Existing Credit Agreement, the Lenders extended credit in the form of (a) Original Term Loans in an aggregate principal amount of $190,000,000 (the “Original Term Loans”), (b) commitments to make delayed draw Term Loans after the Second A&R Closing Date in an aggregate principal amount not to exceed $45,000,000 (the “Second A&R Closing Date Delayed Draw Term Loan Commitments”) and (c) commitments to make Revolving Loans and Swingline Loans and issue Letters of Credit at any time and from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding not to exceed $30,000,000 (the “Existing Revolving Credit Facility”).

Borrower and Holdings desire to, effective upon the occurrence of the Third A&R Effective Date, (i) extend the maturity dates of the Original Term Loans and the Revolving Credit Facility (the “Maturity Extension”), (ii) make certain other amendments to the Existing Credit Agreement as specified herein, (iii) obtain commitments from the Lenders to make additional term loans on the Third A&R Effective Date in an aggregate principal amount, together with the aggregate principal amount of the Original Term Loans outstanding on such date, not to exceed $300,000,000 (the “Third A&R Term Loan Facility”) and terminate the Second A&R Closing Date Delayed Draw Term Loan Commitments and (iv) increase the commitments under the Existing Revolving Credit Facility from $30,000,000 to $40,000,000 (the “Revolver Upsize” and the Existing Revolving Credit Facility, as increased by the Revolver Upsize, the “Revolving Credit Facility”).

The proceeds of Revolving Loans, Swingline Loans and Letters of Credit will be used by the Borrower for working capital and general corporate purposes (including Permitted Acquisitions). The proceeds of the New Third A&R Term Loans, together with the proceeds of the Third A&R Equity Contribution, will be used by the Borrower on the Third A&R Effective Date (i) to pay the Third A&R Acquisition Distribution and (ii) to pay the Third A&R Transaction Expenses, working capital and other general corporate purposes.

Effective upon the occurrence of the Third A&R Effective Date, the Lenders have agreed to the Maturity Extension and to extend additional credit to the Loan Parties in the form of the Third A&R Term Loan Facility and the Revolver Upsize and the Agents and the Lenders have agreed to amend and restate the Existing Credit Agreement (the “Amendment and Restatement”) to effect the foregoing transactions and to make certain other modifications to the Existing Credit Agreement, in each case, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article I
Definitions

Section 1.01      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” means, with respect to any specified Person,

(a)            Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(b)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” has the meaning set forth in the preamble to this Agreement.

“Acquisition Earn-Out” means the earn-out obligation of the Loan Parties pursuant to Section 2.08 of the Acquisition Agreement in a maximum amount not to exceed $9,000,000.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Revolver Agent, be in the form of an amendment and restatement of this Agreement) and any other applicable Loan Document providing for any Incremental Term Loans, loans under any Incremental Revolving Commitments, Replacement Term Loans, Extended Term Loans or loans under any Extended Revolving Commitments which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, loans under any Incremental Revolving Commitments, Replacement Term Loans, Extended Term Loans or loans under any Extended Revolving Commitments and otherwise satisfactory to the Administrative Agent and the Revolver Agent.

“Additional Lender” means any Person that is not an existing Lender and has agreed to provide Incremental Commitments pursuant to Section 2.20.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for the applicable Class of Loans for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Capital One, National Association, in its capacity as administrative agent for the Lenders under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means a Non-Debt Fund Affiliate or a Debt Fund Affiliate.

“Affiliated Lender Assignment and Assumption” has the meaning provided in Section 9.04(d).

“Affiliated Lender Register” shall have the meaning provided in Section 9.04(f).

“Agent Fee Letter” means the Agent Fee Letter, dated as of the Effective Date, by and between the Administrative Agent, Capital One, as Lead Arranger (as defined therein), and the Borrower.

“Agents” means the Administrative Agent, the Collateral Agent, the Revolver Agent and the Arranger.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may be renewed, extended, modified, supplemented, amended or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the rate last quoted by Capital One, National Association as the “Prime Rate” in the United States or, if Capital One, National Association ceases to quote such rate, the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for the applicable Class of Loans (in the case of the Term Loans only, giving effect to the minimum LIBO Rate of 1.00% per annum) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, subject to any minimum rate specified for any Class of Loans in the definition of “LIBO Rate”, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Amendment and Restatement” has the meaning set forth in the recitals to this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption by virtue of such Person being organized or operating in such jurisdiction.

“Apax” means each of Apax Partners, L.L.P. and its Affiliates and funds or partnerships managed by, or under the sole control of and exclusively advised by, it or any of its Affiliates, but not including, however, any of their portfolio companies.

“Applicable Agent” means with respect to Term Lenders and Term Loans and all payments and matters relating thereto, the Administrative Agent, and with respect to the Revolving Credit Facility, Revolving Lenders, Revolving Loans, Swingline Loans, Letters of Credit and L/C Reimbursement Obligations and all payments and matters relating thereto, the Revolver Agent.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage of the Revolving Commitments shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur thereafter and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, a percentage per annum equal to (x) for the Third A&R Term Loans, (i) for ABR Loans, 5.50% and (ii) for Eurodollar Loans, 6.50% and (y) for the Revolving Loans, (i) for ABR Loans, 3.50% and (ii) for Eurodollar Loans, 4.50%. Notwithstanding the foregoing, (a) the Applicable Rate in respect of any Class of Incremental Revolving Commitments, any Class of Incremental Term Loans, any Class of Incremental Revolving Loans, any Class of Extended Term Loans, any Class of Extended Revolving Commitments or any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant Additional Credit Extension Amendment and (b) in the case of the Term Loans of any Class, the Applicable Rate shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.20.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means each Joint Lead Arranger in its capacity as a joint lead arranger and joint bookrunner under this Agreement.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) and accepted by the Applicable Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and, in the case of any assignment with respect to a Revolving Loan, Letter of Credit or Revolving Commitment, the Revolver Agent.

“Assumption” has the meaning specified in Section 9.17.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)            (i) $7,500,000 plus (ii) the sum of Excess Cash Flow for each fiscal year of the Borrower, commencing with and including the fiscal year ending on June 30, 2021, that was not required to be applied to prepay Term Loans pursuant to Section 2.11(d) (excluding the impact of any optional prepayments of the Term Loans), plus

(b)            the cumulative amount of Net Proceeds of issuance of Equity Interests (other than Disqualified Stock, Equity Interests issued in connection with the exercise of a Cure Right and Equity Interests issued in connection with Section 6.08(c)(B) hereof) received by the Borrower after the Third A&R Effective Date and prior to the date of determination, which Net Proceeds are not required to be used to prepay the Obligations, plus

(c)            an amount equal to the net reduction in Investments made pursuant to Section 6.04(r) by the Borrower and its Restricted Subsidiaries after the Third A&R Effective Date resulting from (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of any such Investment and (B) repurchases, redemptions and repayments of such Investments and the receipt of any dividends or distributions from such Investments, plus

(d)            to the extent that any Unrestricted Subsidiary of the Borrower is redesignated as a Restricted Subsidiary after the Third A&R Effective Date, an amount equal to the lesser of (A) the Fair Market Value of the Borrower’s interest in such Subsidiary immediately following such redesignation and (B) the aggregate amount of the Borrower’s Investments in such Subsidiary pursuant to Section 6.04(r), plus

(e)            in the event the Borrower and/or any Restricted Subsidiary of the Borrower makes any Investment pursuant to Section 6.04(r) after the Third A&R Effective Date in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Borrower (and, if such Investment was made by a Loan Party, such Person becomes a Guarantor), an amount equal to the existing Investment of the Borrower and/or any of its Restricted Subsidiaries in such Person that was previously treated as a Restricted Payment, plus

(f)            Borrower Retained Prepayment Amounts arising after the Third A&R Effective Date, minus

(g)            any amount of the Available Amount used to make Investments pursuant to Section 6.04(r) after the Third A&R Effective Date and prior to such time, minus

(h)            any amount of the Available Amount used to make Restricted Payments and prepayments of Specified Indebtedness pursuant to Section 6.08(a)(x) and Section 6.08(b)(iii) after the Third A&R Effective Date and prior to such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person (i) becomes the subject of a bankruptcy or insolvency proceeding, (ii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, (iii) becomes the subject of a Bail-In Action or (iv) in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means:

(a)            with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board,

(b)            with respect to a partnership, the board of directors of the general partner of the partnership,

(c)            with respect to a limited liability company, the board of managers or the managing member or members or any controlling committee of managing members thereof, and

(d)            with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Retained Prepayment Amounts” has the meaning specified in Section 2.11(g).

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03; provided that a written Borrowing Request shall be substantially in the form of Exhibit D, or such other form as shall be approved by the Applicable Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Buyer” means Ignite Aggregator LP.

“Capital Expenditures” means, for any period (and without duplication), the additions to property, plant and equipment and other capital expenditures of the Borrower and any of the Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP; provided that Capital Expenditures shall not include (i) expenditures to the extent they are made with the Net Proceeds of the issuance by Holdings of Equity Interests (or capital contributions in respect thereof) after the Closing Date to the extent not Otherwise Applied, (ii) investments that constitute a portion of the purchase price of a Permitted Acquisition, (iii) expenditures that constitute a reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.11(c), and (iv) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment traded in at the time of such purchase and (y) the proceeds of a concurrent sale of used or surplus equipment.

“Capital Lease Obligations” of any Person means, at the time the determination is to be made, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital One” has the meaning set forth in the preamble to this Agreement.

“Captive Insurance Subsidiary” means a Subsidiary established by the Borrower or any of its Subsidiaries for the sole purpose of insuring the business, facilities and/or employees of the Borrower and its Subsidiaries.

“Cash Management Agreement” means any agreement relating to Cash Management Obligations that is entered into between into by and between the Borrower or any Restricted Subsidiary and any Qualified Counterparty.

“Cash Management Obligations” means (1) obligations owed by the Borrower or any Restricted Subsidiary to any Qualified Counterparty in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds entered into in the ordinary course of business and (2) the Borrower’s or any Subsidiary’s participation in commercial (or purchasing) card programs at any Qualified Counterparty in the ordinary course of business (“card obligations”).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any Domestic Subsidiary that owns (directly or indirectly) no material assets other than cash or cash accounts and equity interests (or equity interests and indebtedness), each as determined for U.S. federal income tax purposes, of one or more (a) Foreign subsidiaries that are CFCs or (b) Domestic Subsidiaries that themselves are CFC Holdcos.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.

“Change of Control” means:

(a)            The Permitted Investors at any time cease to collectively own, beneficially, directly or indirectly, at least 50.1% of the issued and outstanding economic and voting Equity Interests of Holdings or, in any event, Equity Interests representing voting control of Holdings,

(b)            In one or a series of related transactions, all or substantially all of the assets of the Borrower and its Restricted Subsidiaries are sold or transferred to another Person (other than one or more Permitted Holder) and any Person, other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting Equity Interests of any or all of the transferee Persons in such sale or transfer of assets, as the case may be,

(c)            Holdings shall cease to own, directly or indirectly, one hundred percent (100%) of the outstanding Equity Interests of the Borrower, or

(d)            a “change of control” (or similar event) shall occur under any other instrument governing Material Indebtedness.

“Charges” has the meaning set forth in Section 9.13.

“Class”, means (i) when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Third A&R Term Loans, Incremental Term Loans of any series, Extended Term Loans of any series, Replacement Term Loans of any series or Swingline Loans, (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Third A&R Term Loan Commitment or an Incremental Commitment relating to an additional Class of Loans and (iii) when used in reference to any Lender, refers to whether such Lender has Loans, Borrowings or Commitments of a particular Class.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Closing Date” means May 13, 2016.

“CMS” means the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document and all other property that is from time to time pledged to secure the Obligations pursuant to any Security Document.

“Collateral Agent” means Capital One, National Association, in its capacity as collateral agent for the Secured Parties under this Agreement and any Security Document.

“Collateral Agreement” means the Amended and Restated Guarantee and Collateral Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit B.

“Collateral and Guarantee Requirement” means the requirement that:

(a)            the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party, subject, in each case, to the limitations and exceptions set forth in this Agreement and the Security Documents,

(b)            all Obligations (other than, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party) shall have been unconditionally guaranteed by Holdings, the Borrower (other than with respect to its direct Obligations as a primary obligor) and each Subsidiary Loan Party (each, a “Guarantor”),

(c)            the Obligations and the Guarantee shall have been secured by a perfected first-priority security interest (subject to prior Liens to the extent permitted by Section 6.02) in (i) all the Equity Interests of the Borrower and (ii) all Equity Interests of each Restricted Subsidiary directly owned by the Borrower or a Subsidiary Loan Party; provided that in the case of any Restricted Subsidiary that is a CFC or a CFC Holdco, such pledge shall be limited to 65% of the issued and outstanding equity interests as determined for U.S. federal income tax purposes,

(d)            all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by the Collateral Agreement, shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording,

(e)            the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and (ii) a policy or policies of title insurance (or marked-up title insurance commitments or pro forma policies having the effect of policies of title insurance) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02 in amounts reasonably acceptable to the Collateral Agent(not to exceed 100% of the Fair Market Value of such Mortgaged Property in jurisdictions that impose mortgage recording taxes or 110% otherwise), together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and such surveys, appraisals, legal opinions and other documents (including flood determinations and, if applicable, flood insurance in compliance with Section 5.07(b)) as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property (collectively, the “Real Estate Collateral Documents”), and

(f)            each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding anything to the contrary in this Agreement or any Security Document, no Loan Party shall be required to pledge or grant security interests (i) in particular assets if, in the reasonable judgment of the Collateral Agent, the costs, burden or consequences (including any adverse tax consequences) of obtaining or perfecting such pledges or security interests in such assets (including any title insurance or surveys) are excessive in relation to the practical benefits to the Lenders therefrom, (ii) in any owned real property other than Material Real Property, (iii) in any leasehold interests, and (iv) with respect to any Excluded Assets.

The Collateral Agent may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages and the obtaining of title insurance and surveys with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents. Notwithstanding any provision of any Loan Document to the contrary, if a mortgage tax or any similar tax or charge will be owed on the entire amount of the Obligations evidenced hereby, then the amount secured by the applicable Mortgage shall be limited to 100% of the fair market value of the Mortgaged Property at the time the Mortgage is entered into if such limitation results in such mortgage tax or similar tax or charge being calculated based upon such fair market value.

No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non- U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction). Except as set forth in the next sentence, perfection by possession with respect to any item of Collateral shall not be required. Control agreements and perfection by control shall not be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the Uniform Commercial Code), other than in respect of (x) certificated Equity Interests of the Borrower and wholly owned Restricted Subsidiaries that are Material Subsidiaries directly owned by the Loan Parties otherwise required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset and (y) deposit accounts and securities accounts; provided that control agreements will not be required with respect to (A) cash or securities accounts which directly receive Medicare and Medicaid payments as long as such accounts are swept on a daily basis to one or more accounts subject to a control agreement, (B) payroll and other employee wage and benefit accounts, (C) escrow accounts, (D) fiduciary or trust accounts or (E) other cash or securities accounts which directly receive capitation revenue to the extent prohibited under applicable laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require the consent, approval, license or authorization of any Governmental Authority as long as such accounts are swept on a daily basis.

“Commitment” means a Revolving Commitment, a Third A&R Term Loan Commitment, any Commitment in respect of an Incremental Extension of Credit or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitors” means any Person who is not an Affiliate of a Loan Party and who engages (or whose Affiliate engages) as a material business in the same or similar business as a material business of the Loan Parties.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a)            without duplication and to the extent deducted (and not added back or excluded) in determining such Consolidated Net Income for such period (except in the case of clause (xiv)), the sum of: (i) consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period determined in accordance with GAAP, (ii) consolidated income tax expense of the Borrower and its Restricted Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization expense of the Borrower and its Restricted Subsidiaries for such period, (iv) any non-cash charges for such period (but excluding (A) any non-cash charge in respect of amortization of a prepaid cash item that was included in Consolidated Net Income in a prior period and (B) any noncash charge that relates to the write-down or write-off of inventory or accounts receivable); provided that if any non-cash charges represent an accrual or reserve for potential cash items in any future period (x) the Borrower may determine not to add back such non-cash charge in the current period or (y) to the extent the Borrower decides to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, (v) any net after-tax gains or losses realized upon the disposition of assets outside the ordinary course of business (including any gain or loss realized upon the disposition of any Equity Interests of any Person) and any net gains or losses on disposed, abandoned and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities, (vi) any non-recurring out-of-pocket expenses or charges for the period (including, without limitation, any premiums, make-whole or penalty payments) relating to any offering of Equity Interests by the Borrower or any other direct or indirect parent company of the Borrower (other than any such offering the proceeds of which are utilized to effectuate a Cure Right or in connection with Section 6.08(c)(B) hereof) or merger, recapitalization or acquisition transactions made by the Borrower or any of its Restricted Subsidiaries, or any Indebtedness incurred or repaid by the Borrower or any of its Restricted Subsidiaries (in each case, whether or not successful), (vii) any Transaction Expenses made or incurred by the Borrower and its subsidiaries in connection with the Transactions that are paid or accrued within 180 days of the consummation of the Transactions (provided that any retention or severance payments paid to employees in connection with the Transactions may be paid or accrued within 12 months of the consummation of the Transactions), (viii) other cash expenses incurred during such period in connection with a Permitted Acquisition to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction, (ix) (A) the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities and expenses paid or accrued during such period to a Permitted Investor to the extent permitted to be paid or accrued under Section 6.09(h) and (B) the amortization of any management, monitoring, consulting, transaction and advisory fees paid on the Closing Date pursuant to the Management Agreement, (x) any non-cash costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, (xi) (A) fees and expenses paid or incurred by the Borrower and its Subsidiaries in connection with the Amendment and Restatement that are paid or accrued within 180 days of the Third A&R Effective Date and (B) fees, costs and expenses paid or incurred by the Borrower in connection with the making of the Permitted Distributions, (xii) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with any acquisitions, (xiii) the amount of extraordinary, unusual or non-recurring charges or any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives and operating expense reductions, restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); provided that the aggregate amount of cost savings and synergies added back pursuant to clauses (xiii), (xiv) and (xv) shall not exceed, for any Test Period, 20% of Consolidated EBITDA (prior to giving effect to such addbacks); provided, further, notwithstanding anything herein to the contrary, any extraordinary items, charges, costs, fees, expenses, losses (including lost revenues and gross profit), accruals, cost savings, operating expense reductions or other synergies from any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to COVID-19 shall not be added back to Consolidated EBITDA or excluded from the calculation of Consolidated Net Income, except to the extent such items, charges, costs, fees or expenses (but excluding, for the avoidance of doubt, lost revenues and gross profit) are (a) (i) reasonably identifiable, factually supportable and certified by a Financial Officer and (ii) do not exceed for any Test Period, together the aggregate amount of cost savings and synergies added back pursuant to clauses (xiii), (xiv) and (xv), 20% of Consolidated EBITDA (prior to giving effect to such addbacks), or (b) funded or reimbursed in cash by any governmental aid, relief payments, grants, loans (to the extent eligible for forgiveness) or similar payments from any Governmental Authority or pursuant to any Government Program (including, without limitation, the CARES Act) and, in each case, such governmental aid, relief payments, grants, loans or similar payments are not included in the calculation of Consolidated Net Income or Consolidated EBITDA (for the avoidance of doubt, amounts added back pursuant to this proviso (b) are not subject to and do not count towards the foregoing 20% of Consolidated EBITDA limitation), (xiv) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months after the Third A&R Effective Date; provided that the aggregate amount of cost savings and synergies added back pursuant to clauses (xiii), (xiv) and (xv) shall not exceed, for any Test Period, 20% of Consolidated EBITDA (prior to giving effect to such addbacks), (xv) pro forma “run rate” cost savings, operating expense reductions and synergies (including post-acquisition price or administration fee increases) related to acquisitions, dispositions and other specified transactions following the Closing Date, restructurings, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative; provided that the aggregate amount of cost savings and synergies added back pursuant to clauses (xiii), (xiv) and (xv) shall not exceed, for any Test Period, 20% of Consolidated EBITDA (prior to giving effect to such addbacks), (xvi) the aggregate reduction (if any) in Consolidated Net Income for such period attributable to all facilities opened or acquired and operating for a period of 18 months or less by the Borrower and its Restricted Subsidiaries as of the end of the relevant Test Period; provided, that (x) the aggregate amount of reductions added back pursuant to this clause (xvi) shall not exceed $4,000,000 for any Test Period and (y) no reductions may be added back pursuant to this clause (xvi) on account of any facility whose operations for any period occurring after the opening or acquisition of such facility resulted in an increase to Consolidated Net Income for two or more consecutive fiscal quarters, (xvii) any net unrealized gain or loss (after any offset) resulting from currency transaction or translation gains or losses and any net gains or losses related to currency remeasurements of Indebtedness (including intercompany indebtedness and foreign currency hedges for currency exchange risk) and (xviii) cash expenses incurred during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash by insurance during such period, minus

(b)            without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period),

(c)            without duplication, plus unrealized losses and minus unrealized gains in each case in respect of Swap Agreements, as determined in accordance with GAAP, and

(d)            minus amounts distributed by Borrower or its Subsidiaries to Holdings pursuant to Sections 6.08(a)(iv) and 6.08(a)(xi) during such period.

Notwithstanding the foregoing, (a) with respect to any Qualified Joint Venture accounted for by the equity method of accounting, Consolidated EBITDA shall include the Borrower’s pro rata share of Consolidated EBITDA calculated as set forth above with respect to such Qualified Joint Venture, (b) with respect to any other Person accounted for by the equity method of accounting, Consolidated EBITDA shall include the Borrower’s pro rata share of Net Income of such Person solely to the extent such amount was paid in cash as a dividend or distribution to the Borrower or a Guarantor and (c) Consolidated EBITDA for the fiscal quarters ended September 30, 2019, December 31, 2019 and March 31, 2020 shall be $ 16,308,055, $11,392,715 and $17,069,668, respectively.

For the avoidance of doubt, Consolidated EBITDA shall be calculated (i) including pro forma adjustments, in accordance with Section 1.07 with respect to events occurring following the Third A&R Effective Date and (ii) with respect any Test Period that includes any of the fiscal quarters ended June 30, 2019, September 30, 2019, December 31, 2019 or March 31, 2020, based on the amounts specified in clause (c) of the immediately preceding sentence, as adjusted to reflect the addback permitted under clause (a)(xvi) of the definition of “Consolidated EBITDA” above for such Test Period.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded from Consolidated Net Income (a) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (b) any gains or losses (less all fees, expenses and charges relating thereto) attributable to any sale of assets outside the ordinary course of business, the disposition of any Equity Interests of any Person or any of its Restricted Subsidiaries, or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, in each case, other than in the ordinary course of business, (c) any extraordinary, unusual or non-recurring gain or loss, together with any related provision for taxes on such extraordinary, unusual or non-recurring gain or loss for such period, (d) income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued), (e) any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of ASC Topic 350 or ASC Topic 360, and (iii) relating to the amortization of intangibles resulting from the application of ASC Topic 805, (f) all non-cash charges relating to employee benefit or other management or stock compensation plans of the Borrower or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) to the extent that such non-cash charges are deducted in computing Consolidated Net Income; provided, that if the Borrower or any Restricted Subsidiary of the Borrower makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Borrower for such period, (g) all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC Topic 830 and (h) any unrealized foreign currency translation gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person. Notwithstanding the foregoing, for purposes of calculating the “Available Amount”, Consolidated Net Income of any Restricted Subsidiary of the Borrower will be excluded to the extent that the declaration or payment of dividends or other distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted by a Requirement of Law (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions that are actually paid in cash or Permitted Investments to (or to the extent subsequently converted into cash or Permitted Investments by) the Borrower or a Restricted Subsidiary (subject to provisions of this sentence) during such period, to the extent not previously included therein.

“Consolidated Secured Net Indebtedness” means, as of any date of determination, (a) the principal amount of Indebtedness described in clause (a) of the definition of “Consolidated Total Net Indebtedness” outstanding on such date that is secured by a Lien on any assets of the Loan Parties minus (b) unrestricted cash and Permitted Investments of the Borrower and its Restricted Subsidiaries on which the Collateral Agent has a first priority perfected security interest pursuant to control agreements reasonably acceptable to the Collateral Agent in an aggregate amount not to exceed $30,000,000, in each case, included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date.

“Consolidated Total Net Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date consisting of Indebtedness for borrowed money, Attributable Indebtedness, purchase money debt, unreimbursed amounts under letters of credit (subject to the proviso below), obligations represented by promissory notes and all Guarantees of the foregoing, in each case (except in the case of Guarantees) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition accounting in connection with the Transactions or any acquisition constituting an Investment permitted under this Agreement) minus (b) unrestricted cash and Permitted Investments of the Borrower and its Restricted Subsidiaries on which the Collateral Agent has a first priority perfected security interest pursuant to control agreements reasonably acceptable to the Collateral Agent in an aggregate amount not to exceed $30,000,000 included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date plus (c) with respect to each Qualified Joint Venture, the Borrower’s pro rata share of the positive difference (if any) of (x) the aggregate principal amount of Indebtedness of such Qualified Joint Venture outstanding on such date consisting of Indebtedness for borrowed money, Attributable Indebtedness, purchase money debt, unreimbursed amounts under letters of credit (subject to the proviso below), obligations represented by promissory notes and all Guarantees of the foregoing, in each case (except in the case of Guarantees) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP minus (y) unrestricted cash and Permitted Investments of such Qualified Joint Venture; provided that Consolidated Total Net Indebtedness shall not include Indebtedness in respect of (i) letters of credit, except to the extent of unreimbursed amounts under commercial letters of credit that are not reimbursed within three (3) Business Days after such amount is drawn and (ii) Unrestricted Subsidiaries. For the avoidance of doubt, obligations under Swap Agreements permitted by Section 6.0l(x) do not constitute Consolidated Total Net Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Practice of Medicine Laws” means all laws, regulations, common law, and attorney general opinions in whatever form, that prohibit any Person other than a licensed physician or professional corporation or professional association whose shareholders are exclusively licensed physicians from employing licensed physicians to provide professional medical services.

“Cure Amount” has the meaning specified in Section 7.02(a).

“Cure Right” has the meaning specified in Section 7.02(a).

“Debt Fund Affiliate” means any Affiliate of the Borrower that is a bona fide debt fund or an investment vehicle that is engaged in or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which any Permitted Investor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate.

“Declined Proceeds” has the meaning specified in Section 2.11(g).

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, Revolver Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent and Revolver Agent in writing that such failure is the result of such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Revolver Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with (i) any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) its funding obligations generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Revolver Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it, the Administrative Agent and the Revolver Agent, (d) has become the subject of a Bankruptcy Event, or (e) has failed at any time to comply with the provisions of Section 2.18(c) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Disqualified Institutions” means (a) the Persons identified in Schedule 1.01-B, (b) any Competitors of the Borrower and their Subsidiaries (other than any person that is a bona fide debt fund or investment fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business) that (i) are listed on Schedule 1.01-B and (ii) on or after the Third A&R Effective Date, have been specified in writing by the Borrower to the Administrative Agent from time to time in the form of an update to such Schedule and (c) Affiliates of such Persons set forth in clauses (a) and (b) above (in the case of Affiliates of such Persons set forth in clause (b) above other than any person that is a bona fide debt fund or investment fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business) that (i)(A) are listed on Schedule 1.01-B and (B) on or after the Third A&R Effective Date, have been specified in writing by the Borrower to the Administrative Agent from time to time in the form of an update to such Schedule or (ii) are clearly identifiable as an Affiliate of such Persons on the basis of such Affiliate’s name; provided, that, until the disclosure of the identity of a Disqualified Institution or Affiliate of a Disqualified Institution to the Lenders generally by the Administrative Agent, such Person shall not constitute a Disqualified Institution; provided, further that, to the extent Persons are identified as Disqualified Institutions in writing by the Borrower to the Administrative Agent after the Third A&R Effective Date pursuant to clauses (b)(ii) or (c)(i)(B), the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement. Updates to Schedule 1.01-B shall become effective one (1) Business Day after being posted to the Lenders. The Administrative Agent shall not be responsible for monitoring the list of Disqualified Institutions. Notwithstanding the foregoing, the Borrower, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from Schedule 1.01-B (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from Schedule 1.01-B shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Preferred Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under treasury services agreements or obligations under secured hedge agreements not then due and payable) that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the outstanding amount of the LC Exposure related thereto has been cash collateralized, back-stopped by a letter of credit in form and substance, and issued by a letter of credit issuer, reasonably satisfactory to the applicable Issuing Bank and in a face amount equal to 105% of the outstanding amount of the applicable LC Exposure in respect thereof), or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Preferred Stock and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under treasury services agreements or obligations under secured hedge agreements not then due and payable) that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the outstanding amount of the LC Exposure related thereto has been cash collateralized, back-stopped by a letter of credit in form and substance, and issued by a letter of credit issuer, reasonably satisfactory to the applicable Issuing Bank and in a face amount equal to 105% of the outstanding amount of the applicable LC Exposure in respect thereof, or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of Holdings (or a parent), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Stock solely because they may be permitted to be repurchased by Holdings, the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ECF Percentage” means 50%; provided that the ECF Percentage with respect to Excess Cash Flow for any year shall instead be (x) 25% in the event that the Secured Net Leverage Ratio on the last day of such year is less than or equal to 2.75:1.00 and greater than 2.25:1.00 and (y) 0% in the event that the Secured Net Leverage Ratio on the last day of such year is less than or equal to 2.25:1.00.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means June 22, 2018.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, the preservation or reclamation of or damage to natural resources, the presence, management, storage, treatment, transports, exposure to, Release or threatened Release of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means liabilities, obligations, damages, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and medical monitoring, investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means, collectively, (a) the direct or indirect contribution on the Closing Date by the Permitted Investors to the Borrower of an aggregate amount of cash equity (inclusive of any amount of equity rolled over or invested, directly or indirectly, in the Borrower by management and existing equityholders of the Borrower) (which, in respect of any equity of the Borrower other than common equity, shall be on terms reasonably acceptable to the Arranger) that represents not less than 50% of the sum of (1) the aggregate gross proceeds of the Initial Term Loans, (2) the aggregate gross proceeds received from the initial Revolving Borrowing to the extent funding a Permitted Initial Revolving Loan Borrowing Purpose, and (3) the amount of such cash equity contributed, in each case on the Closing Date.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from the issuer thereof (but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, and including Section 414(m) and (o) of the Code solely for purposes of Section 412 of the Code and Section 302 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any ERISA Affiliate of any written notice relating to the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multi employer Plan, (g) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (h) the receipt by the Borrower or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any written notice, concerning a determination that a Multiemployer Plan is, or is expected to be insolvent within the meaning of Title IV of ERISA or that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (i) the receipt by the Borrower or any ERISA Affiliate of any written notice concerning a determination that a Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (j) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, commencing with and including the fiscal year ending on lune 30, 2021, the sum (without duplication) of:

(a)            Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events, plus

(b)            depreciation, amortization and other non-cash charges or losses (including deferred income taxes) deducted in determining such Consolidated Net Income for such fiscal year, plus

(c)            the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of reclassification of items from short-term to long-term), minus

(d)            any non-cash gains or non-cash items of income included in determining Consolidated Net Income for such fiscal year, minus

(e)            the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of reclassification of items from long-term to short-term), minus

(f)             the amount of Capital Expenditures of the Borrower and its Restricted Subsidiaries in such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness), minus

(g)            the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its Restricted Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit, (ii) Term Loans prepaid pursuant to Section 2.11(a), (c) or (d), and (iii) repayments or prepayments of Long-Term Indebtedness financed by the incurrence of other Long-Term Indebtedness by a parent or any Loan Party or the issuance of Equity Interests (or capital contributions in respect thereof) after the Third A&R Effective Date, minus

(h)            (A) the amount of Restricted Payments made by a Loan Party in such fiscal year pursuant to clause (iii) of Section 6.08(a), (B) the amount of Restricted Payments made pursuant to Section 6.08(a)(x) to the extent that such Restricted Payments utilize the $7,500,000 basket set forth in clause (a)(i) of the definition of “Available Amount” and (C) the amount of any cash payment or other distribution made in respect of any Specified Indebtedness made pursuant to Section 6.08(b)(iii) to the extent that such cash payment or other distribution is made utilizing the $7,500,000 basket set forth in clause (a)(i) of the definition of “Available Amount”, minus

(i)             cash Taxes paid in such fiscal year that did not reduce Consolidated Net Income for such fiscal year or any prior fiscal year ending after the Third A&R Effective Date, minus

(j)             cash payments made during such fiscal year in respect of non-cash charges that increased Excess Cash Flow in any prior fiscal year ending after the Third A&R Effective Date, minus

(k)            (A) the amount of Investments made pursuant to clauses (a), (j) and (s) of Section 6.04 and (B) the amount of Investments made pursuant to clause (r) of Section 6.04 to the extent that such Investments utilize the $7,500,000 basket set forth in clause (a)(i) of the definition of “Available Amount”, in each case under this clause (k), to the extent such Investments were not funded with the proceeds of Long-Term Indebtedness or the issuance of Equity Interests (or capital contributions in respect thereof).

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (i) a direct or indirect Subsidiary of a Subsidiary of the Borrower that is a CFC or (ii) a CFC Holdco.

“Excluded Subsidiary” means (i) any Subsidiary to the extent (and for so long as) a Guarantee by such Subsidiary would be prohibited or restricted by applicable law or by any restriction in any contract existing on the First Amendment Effective Date or, so long as any such restriction in any contract is not entered into in contemplation of such Subsidiary becoming a Subsidiary, at the time such Subsidiary becomes a Subsidiary (including any requirement to obtain the consent of any governmental authority or third party), (ii) Excluded Domestic Subsidiaries, (iii) any Subsidiary that is a CFC, (iv) Unrestricted Subsidiaries, (v) Captive Insurance Subsidiaries, (vi) not-for-profit Subsidiaries, (vii) special purpose entities reasonably satisfactory to the Administrative Agent, (viii) any Subsidiary that is not a Material Subsidiary and (ix) any subsidiary where the Administrative Agent and the Borrower agree that the cost (including any adverse tax consequences) of obtaining a Guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any keepwell, support or other agreement for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation but for such Loan Party’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, Revolver Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated) (including any backup withholding with respect thereto) and franchise Taxes imposed on it (in lieu of net income Taxes), in each case as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office, located in the jurisdiction imposing such Tax, or (ii) any other present or former connection between such Person and the jurisdiction imposing such Tax (other than a connection arising solely from such Person having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits Taxes, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. federal withholding Taxes that are (or would be) required to be withheld from amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (or, to the extent a Lender acquires an interest in a Term Loan without acquiring an interest in the corresponding Commitment, the Term Loan) (in each case other than pursuant to an assignment request by the Borrower under Section 2.19(b)), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e), and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Exigent Circumstances” means (i) an event or circumstance that materially and imminently threatens the ability of any Agent or any Lender to realize upon all or any material portion of the Collateral, such as, without limitation, fraud, fraudulent or intentional removal, concealment, or abscondment thereof, destruction or material waste thereof (other than to the extent covered by insurance), material breach of the covenants set forth in Section 6.08 or Section 6.09, the occurrence of a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Loan Party or the Loan Parties and the Subsidiaries taken as a whole, (ii) an exercise by another creditor of enforcement rights or remedies with respect to all or a material portion of the Collateral, or (iii) an event or circumstance that any Agent reasonably believes renders necessary or appropriate action or exercise of remedies to prevent or mitigate the destruction of, physical harm to, impairment of or decrease in value of a material portion of the Collateral or the rights and interests of the Secured Parties (including without limitation any loss of priority of the Liens securing the Obligations).

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Revolving Loans” has the meaning set forth in Section 2.01.

“Existing Term Loan Class” has the meaning set forth in Section 2.21(a).

“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.21 that are substantially identical to the Revolving Commitments except that such extended revolving commitments may have a later maturity date and different provisions with respect to interest rates and fees than those applicable to the Revolving Commitments.

“Extended Term Loans” has the meaning set forth in Section 2.21(a).

“Extending Term Lender” has the meaning set forth in Section 2.21(c).

“Extension Election” has the meaning set forth in Section 2.21(c).

“Extension Request” has the meaning set forth in Section 2.21(a).

“Facility” means a given Class of Term Loans or Revolving Commitments, as the context may require.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the current Code (or any amended or successor version described above) and any applicable law or regulation pursuant to an intergovernmental agreement entered into to implement the foregoing.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. In no event shall the Federal Funds Effective Rate be less than 0%.

“Fee Letter” means the $95,000,000 Credit Facilities Fee Letter, dated as of November 25, 2015, by and among the Administrative Agent, the Arranger and the Initial Borrower.

“Financial Covenant” means the covenant of the Borrower set forth in Section 6.12.

“Financial Covenant Default” has the meaning specified in Section 7.02.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower, in each case in his or her capacity as such.

“First Amendment” means that certain Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of June 15, 2020.

“First Amendment Effective Date” means the “Amendment Effective Date” as defined in the First Amendment.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.11(h).

“Foreign Disposition” has the meaning specified in Section 2.11(h).

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. If at any time the SEC permits or requires domestic companies subject to the reporting requirements of the Securities Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. Notwithstanding any change to IFRS, all ratios and computations contained in this Agreement shall be computed in conformity with GAAP.

“Government Programs” means (i) the Medicare and Medicaid Programs, (ii) the United States Department of Defense Civilian Health Program for Uniformed Services and TRICARE, (iii) any state health plan adopted pursuant to Title XIX of the Social Security Act, and (iv) any other foreign or domestic federal, state or local reimbursement or governmental health care programs.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Healthcare Laws, including any Medicare, Medicaid or other Government Program contractors, intermediaries or carriers.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include each Subsidiary Loan Party that shall have become a Guarantor pursuant to Section 5.12(a).

“Hazardous Materials” means all explosive, radioactive, infectious, chemical, biological, medical, hazardous or toxic materials, substances, wastes or other pollutants or contaminants, including petroleum or petroleum byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Laws” means all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to the regulation of patient health care and the submission of claims for reimbursement including: (a) federal fraud and abuse laws and regulations, including, the federal patient referral law, 42 U.S.C. § 1395nn, commonly known as the Stark Law, the federal anti-kickback law, 42 U.S.C. § 1320a-7b, the federal civil monetary penalty statute 42 U.S.C. § 1320a-7a, the False Claims Act, 31 U.S.C. § 3729 et seq., the exclusion laws, 42 U.S.C. § 1320a-7, all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under HIPAA, federal laws regarding the submission of false claims, false billing, false coding, collection of accounts receivable or refund of overpayments and similar state laws and regulations, (b) federal and state laws applicable to reimbursement and reassignment, (c) HIPAA and any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information (collectively, “Privacy and Security Laws”), (d) Medicare, (e) statutes affecting the Tricare/CHAMPUS, Veterans, and black lung disease programs and any other health care program financed with United States, state or any other government funds or any other Government Program, (f) all federal statutes and regulations affecting the medical assistance program established by Titles V, XIX, XX, and XXI of the Social Security Act and any statutes succeeding thereto, and all state statutes and plans for medical assistance enacted in connection with the federal statutes and regulations, (g) the Emergency Medical Treatment and Labor Act, commonly known as “EMTALA”, (h) the Federal Controlled Substances Act (21 U.S.C. § 801, et seq.), (i) Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., (j) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors, (k) the provision of, or payment for, health care services, items or supplies, (1) quality, safety certification and accreditation standards and requirements, and (m) any other federal or state law or regulation governing health care or Programs of All-Inclusive Care for the Elderly (“PACE”) providers.

“Healthcare Permits” has the meaning specified in Section 3.21(g).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time (including, without limitation, the provisions of the Health Information Technology for Economic and Clinical Health Act contained in the American Recovery and Reinvestment Act), and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Holdings” means (A) TCO Intermediate Holdings, Inc., a Delaware corporation, or (B) any other entity (such entity, a “Succeeding Holdings”) that becomes the immediate parent of the Borrower.

“HPS” has the meaning set forth in the preamble to this Agreement.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate.”

“Incremental Commitments” has the meaning set forth in Section 2.20(a).

“Incremental Extensions of Credit” has the meaning set forth in Section 2.20(b).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.20(b).

“Incremental Loan Request” has the meaning set forth in Section 2.20(a).

“Incremental Revolving Commitments” has the meaning set forth in Section 2.20(a).

“Incremental Revolving Lender” has the meaning set forth in Section 2.20(c).

“Incremental Revolving Loan” has the meaning set forth in Section 2.20(b).

“Incremental Term Commitments” has the meaning set forth in Section 2.20(a).

“Incremental Term Lender” has the meaning set forth in Section 2.20(c).

“Incremental Term Loan” has the meaning set forth in Section 2.20(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and (ii) earn-outs and other contingent consideration obligations to the extent the amount thereof has not yet been determined based on the achievement of the applicable financial performance or other contingency for payment), (f) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, in the event such secured obligations are nonrecourse to such Person, to the fair value of such property, (g) all Guarantees by such Person of the obligations of any other Person, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include (a) contingent obligations, including Guarantees, incurred in the ordinary course of business or in respect of operating leases, and not in respect of borrowed money, (b) deferred or prepaid revenues, (c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (d) any amounts that any member of management, the employees or consultants of Holdings, the Borrower or any of the Subsidiaries may become entitled to under any cash incentive, deferred compensation or employee benefit plan in existence from time to time, (e) the Acquisition Earn-Out or (f) solely with respect to the calculations of the Secured Net Leverage Ratio, earn-outs and other contingent consideration obligations incurred in connection with Permitted Acquisitions or permitted Investments.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Initial Borrower” has the meaning set forth in the preamble to this Agreement.

“Initial Term Loan” means the Term Loans funded on the Closing Date.

“Intellectual Property Security Agreement” has the meaning assigned to such term in the Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07; provided that a written Interest Election Request shall be substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent and, in the case of any conversion or continuance with respect to a Revolving Loan, the Revolver Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months or a shorter period as may be agreed by the Borrower, the Applicable Agent and all Lenders participating therein) and, in each case, as the Borrower may elect in the Borrowing Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which that LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” has the meaning set forth in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means any Person that becomes an Issuing Bank with the approval of, and pursuant to an agreement with and in form and substance satisfactory to, the Revolver Agent and the Borrower in such Person’s capacity as Issuing Bank hereunder and together with its successors.

“Joint Lead Arrangers” means Capital One and HPS.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement or another agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower.

“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time, including the latest maturity date of any Extended Term Loan, any Extended Revolving Commitment, any Incremental Term Loans and any Incremental Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“LCT Election” has the meaning set forth in Section 1.07(f).

“LCT Test Date” has the meaning set forth in Section 1.07(f).

“Lenders” means each Person that was a lender on the Closing Date, the Effective Date, the Second A&R Closing Date and/or on the Third A&R Effective Date and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Additional Credit Extension Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement.

“Letter of Credit Sublimit” has the meaning set forth in Section 2.05(b).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars for a period equal in length to such Interest Period) as displayed on pages LIBOR0l or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, if the LIBO Rate as determined above for any Interest Period would be less than 1.25%, then the LIBO Rate for such Interest Period shall instead be 1.25%.

“LIBO Screen Rate” has the meaning provided in the definition of “LIBO Rate.”

“Licensed Personnel” has the meaning set forth in Section 3.21(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or other arrangement to provide priority or preference with respect to such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than customary rights of first refusal and tag, drag and similar rights in joint venture agreements (other than any such agreement in respect of any Subsidiary)) with respect to such securities.

“Limitation” means a revocation, suspension, termination, impairment, probation, limitation, nonrenewal, forfeiture, declaration of ineligibility, loss of status as a participating provider in any Third Party Payor Arrangement, and the loss of any other rights.

“Limited Condition Transaction” means (i) any acquisition by one or more of the Borrower or its Restricted Subsidiaries of any assets, business or Person whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any permitted Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (iii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on, the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral (“L/C Reimbursement Obligations”), and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each other Loan Document, and (c) the due and punctual payment and performance in full of all the obligations of each other Loan Party under or pursuant to the Collateral Agreement and each other Loan Document.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the promissory notes, if any, executed and delivered pursuant to Section 2.09(e), (iii) any Additional Credit Extension Amendment, (iv) the Security Documents, (v) the Fee Letter, (vi) the Supplemental Fee Letter, (vii) the Agent Fee Letter, (viii) the Third A&R Supplemental Fee Letter and (ix) any other amendment or joinder to the foregoing.

“Loan Parties” means Holdings, the Borrower, and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement or an Additional Credit Extension Amendment.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability (excluding Revolving Loans and Swingline Loans or extensions of credit under any other revolving credit or similar facility).

“Management Agreement” means that certain Resource Group Management Services Agreement, dated as of May 13, 2016, by and among TCO Group Holdings, Inc., a Delaware corporation, Holdings, Initial Borrower, TCO and WCAS Management Corporation, a Delaware corporation, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Management Special Bonuses” has the meaning set forth in Section 6.08(a)(ix).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any obligation under any Loan Document or (c) the rights of, or benefits available to, the Administrative Agent, Revolver Agent, Collateral Agent or one or more Lenders under any Loan Document.

“Material Disposition” means the sale by the Borrower or any Subsidiary of assets (including the capital stock of a Subsidiary or a business unit) for aggregate consideration (including amounts received in connection with post-closing payment adjustments, earn-outs and noncompete payments) of at least $5,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means a real property owned in fee (i) identified on Schedule 1.01-A or (ii) with a Fair Market Value greater than $1,500,000, as reasonably determined by the Borrower in good faith.

“Material Subsidiary” means, at any date of determination, each wholly owned Restricted Subsidiary (when combined with the assets of such Subsidiary’s Restricted Subsidiaries after eliminating intercompany obligations) (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements pursuant to Section 5.01(a) or (b) have been delivered were equal to or greater than 2.5% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 2.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period (in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including the revenues of any Person being acquired in connection therewith), in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Excluded Subsidiaries (except pursuant to clause (viii) of the definition thereof)) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 5.0% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on or prior to the date on which financial statements for the last quarter of such Test Period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” means (i) with respect to the Third A&R Term Loans, the Third A&R Term Loan Maturity Date, (ii) with respect to the Revolving Commitments, the Revolving Maturity Date, (iii) with respect to any Incremental Term Loans or Incremental Revolving Commitments, the final maturity date as specified in the applicable Additional Credit Extension Amendment and (iv) with respect to any Class of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Additional Credit Extension Amendment with respect thereto accepted by the respective Lender or Lenders; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Medical Services” means medical and health care services provided to a Person by Licensed Personnel provided by a Loan Party and other respective employees, independent contractors and leased personnel whether or not covered by a policy of insurance issued by an insurer, and includes physician services, nurse practitioner services and physician’s assistant services provided by Licensed Personnel supplied by a Loan Party, its respective employees, independent contractors and leased personnel to a Person for a valid and proper medical or health purpose.

“Medicare and Medicaid Programs” means the programs established under Title XVIII and XIX of the Social Security Act and any successor programs performing similar functions.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Minimum Third A&R Equity Contribution” means the Buyer (together with any applicable Permitted Co-Investors) shall have made, or substantially concurrently therewith, shall make, cash equity contributions directly or indirectly to the Buyer’s acquisition vehicle on or prior to the Third A&R Effective Date in an aggregate amount equal to, when combined with the fair market value (as determined by the Borrower in good faith) of any Equity Interests of any of the Permitted Investors, management and other existing equityholders of Holdings (or any direct or indirect parent thereof) rolled over or invested, directly or indirectly, in connection with the Third A&R Acquisition (such cash equity contributed by the Buyer and any applicable Permitted CoInvestors, taken together with the fair market value of any Equity Interests of any of the Permitted Investors, management and other existing equityholders of Holdings (or any direct or indirect parent thereof) rolled over or invested, directly or indirectly, in connection with the Third A&R Acquisition, the “Third A&R Equity Contribution”), at least 50% of the sum of Consolidated Total Net Indebtedness and the amount of such cash equity contributed as of the Third A&R Effective Date, in each case, determined on a Pro Forma Basis after giving effect thereto and all other Third A&R Transactions (including the repayment or incurrence of Indebtedness) consummated in connection therewith.

“MNPI” has the meaning set forth in Section 8.07(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means, initially, each Material Real Property identified on Schedule 1.01-A and includes each other Material Real Property with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans and other Indebtedness secured by Liens ranking pari passu or junior to the Liens securing the Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that, other than in connection with the sale or other disposition of real property and related assets pursuant to a sale and leaseback transaction, no net proceeds calculated in accordance with the foregoing of less than $750,000 realized in a single transaction or series of related transactions shall constitute Net Proceeds.

“Net Working Capital” means, at any date, (a) the consolidated current assets of Holdings, the Borrower and its subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of Holdings, the Borrower and its subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“New Third A&R Term Loans” has the meaning set forth in Section 2.01.

“NewCourtland Acquisition” means the acquisition of NewCourtland LIFE Program by Borrower pursuant to the Securities Purchase Agreement, dated May 11, 2018, among Borrower, NewCourtland LIFE Program and NewCourtland Elder Services, which acquisition constituted a Permitted Acquisition.

“NewCourtland Acquisition Agreement” means that certain Securities Purchase Agreement, dated as of May 11, 2018, by and among the Borrower, NewCourtland Life Program and NewCourtland Elder Services, as subsequently amended, restated, supplemented or otherwise modified, in each case in a manner not materially adverse to the Agents or the Lenders without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“NewCourtland Earn-Out” means the earn-out obligation of the Loan Parties pursuant to Section 1.7 of the NewCourtland Acquisition Agreement.

“Non-Consenting Lender” has the meaning set forth in Section 9.02(b).

“Non-Debt Fund Affiliate” means any Affiliate of Holdings (other than Holdings, the Borrower or any Subsidiary of the Borrower) that is not a Debt Fund Affiliate.

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Note” has the meaning set forth in Section 2.09(e).

“Obligations” means (a) Loan Document Obligations, (b) obligations of any Loan Party arising under any Secured Hedge Agreement (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (c) Cash Management Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that the “Obligations” shall in no event include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OID” means original issue discount.

“Organizational Documents” means, with respect to any Person, collectively, (a) such Person’s articles or certificate of incorporation, articles or certificate of organization, certificate of limited partnership, certificate of formation, or comparable documents filed or recorded with the applicable Governmental Authority of such Person’s jurisdiction of formation and (b) such Person’s, bylaws, limited liability company agreement, partnership agreement or other comparable organizational or governing documents.

“Original Term Loans” has the meaning set forth in the recitals.

“Other Taxes” means any and all present or future recording, stamp, court or documentary, intangible filing, transfer, or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, enforcement, registration, filing or recording of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment or designation of a new office made pursuant to Section 2.19) as a result of any other present or former connection between such Person and the jurisdiction imposing such Tax (other than a connection arising from such Person having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Otherwise Applied” means, with respect to any Net Proceeds, the amount of such Net Proceeds that was (i) required to prepay the Loans pursuant to Section 2.11 or (ii) otherwise previously applied under the Loan Documents.

“Pari Passu Debt” means, at any time, the Loans, all unfunded Commitments, and all other Indebtedness (including, without limitation, all Refinancing Indebtedness) outstanding, and unfunded commitments to fund other Indebtedness, that is secured by all or a portion of the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“Patriot Act” has the meaning set forth in Section 9.14.

“Payment Agreement” means that certain Payment Agreement, dated as of the Third A&R Effective Date, by Welsh, Carson, Anderson & Stowe XII, L.P., as payor, the Administrative Agent and the Loan Parties, in form and substance reasonably acceptable to the Agents and the Required Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time in each case in accordance with the terms thereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit C or any other form approved by the Collateral Agent.

“Permits” means, with respect to any Person, any permit, supplier or provider number, accreditation, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or operations or to which such Person or any of its property or operations is subject.

“Permitted Acquisition” means any Investment by the Borrower or any of its Restricted Subsidiaries consisting of (a) the acquisition of all or substantially all of the assets of any other Person (a “Target”) or of assets constituting a business unit, a division or line of business of a Target or a facility of such Target (including research and development and related assets in respect of any product) or (b) the Equity Interests of a Target, subject to:

(A)            except with respect to an acquisition in which the acquisition consideration is less than $10,000,000, the Borrower or such Guarantor having delivered to Administrative Agent (i) a description of the proposed acquisition and (ii) to the extent available, a due diligence package, in each case at least two (2) days prior to closing of the acquisition or such shorter period as Administrative Agent may accept;

(B)            if Borrower or any of its Subsidiaries acquires the majority of the Equity Interests of any Person in connection with such acquisition, solely to the extent required by, and subject to the limitation set forth in, Section 5.12, the acquired Person and its Subsidiaries becoming Guarantors and pledging their Collateral to the Collateral Agent; provided that the aggregate amount of Investments in Non-Loan Parties by Loan Parties in connection with all Permitted Acquisitions shall not, except as otherwise permitted by Section 6.04 (other than Section 6.04(a)), exceed $5,000,000;

(C)            the absence of (i) in the case of a Limited Condition Transaction, (x) any Event of Default at the time of entering into the definitive agreement for such acquisition and (y) an Event of Default under Section 7.01(a), (b), (g) or (h) immediately before and after giving effect to such Limited Condition Transaction and any Indebtedness assumed or incurred in connection therewith, and (ii) in any other case, any Event of Default immediately before and after giving effect to such acquisition and any Indebtedness assumed or incurred in connection therewith;

(D)            if such acquisition is funded with the proceeds of Indebtedness or any Indebtedness is assumed in connection therewith, after giving Pro Forma Effect to the acquisition and the incurrence of such Indebtedness, the Secured Net Leverage Ratio not exceeding the maximum Secured Net Leverage Ratio required by the Financial Covenant at such time;

(E)            the proposed acquisition being consensual (not “hostile”), and, if applicable, being approved by the Target’s Board of Directors; and

(F)            after giving Pro Forma Effect to the acquisition, the unused availability under the Revolving Credit Facility plus unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries being not less than $5,000,000.

“Permitted Business” means (i) any business engaged in by the Borrower or any of its Restricted Subsidiaries on the Third A&R Effective Date and (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Third A&R Effective Date.

“Permitted Co-Investor” means (a) prior to the Third A&R Effective Date, any Person that has an equity investment in Holdings as of the Closing Date, and (b) on and after the Third A&R Effective Date, any person that has an equity investment in Holdings as of the Third A&R Effective Date and which was disclosed in writing to the Administrative Agent on the First Amendment Effective Date, in each case, other than a Permitted Investor.

“Permitted Distributions” has the meaning set forth in Section 6.08(a)(ix).

“Permitted Encumbrances” means:

(a)             Liens imposed by law for Taxes that are not yet due and payable or are being contested in compliance with Section 5.05,

(b)             carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, in each case if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction;

(c)             pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto),

(d)             deposits and pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, progress payments, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business,

(e)             judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (i) of Section 7.01,

(f)              minor survey exceptions, easements or reservations of rights for others for, licenses, zoning restrictions, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, minor defects or irregularities of title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not either detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary, in each case in any material respect, taken as a whole,

(g)             landlords’ and lessors’ and other like Liens in respect of rent not in default,

(h)             any Liens shown on the title insurance policies in favor of the Collateral Agent insuring the Liens of the Mortgages,

(i)              leases or subleases which are subordinate to the Lien of any Mortgage, and

(j)              Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means any of the following: (i) any of the Permitted Investors or their respective Affiliates, (ii) any investment fund or vehicle managed, sponsored or advised by a Permitted Investor or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle and (iii) each partner, officer, director, principal or member of the Permitted Investors or any Affiliate of the Permitted Investors.

“Permitted Initial Revolving Loan Borrowing Purposes” means one or more Borrowings of Revolving Loans that, do not in the aggregate, exceed the amount sufficient to fund certain OID or upfront fees in connection with the Initial Term Loans and Revolving Commitments as agreed with the Arranger.

“Permitted Investments” means:

(a)           United States dollars or, in the case of any Restricted Subsidiary which is not a Domestic Subsidiary, any other currencies held from time to time in the ordinary course of business,

(b)           direct obligations of, or obligations of the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof,

(c)           direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition,

(d)           investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P or Moody’s of at least A2 or P2, respectively,

(e)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000,

(f)             Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from Standard & Poor’s Rating Services or “A2” or higher from Moody’s Investors Service, Inc. with maturities of 12 months or less from the date of acquisition,

(g)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (e) above, and

(h)            investments in money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (g) above.

“Permitted Investors” means each of (i) Welsh, Carson, Anderson & Stowe XII, L.P., a Delaware limited partnership, (ii) Welsh, Carson, Anderson & Stowe XII Delaware, L.P., a Delaware limited partnership, (iii) Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., a Delaware limited partnership, (iv) Welsh, Carson, Anderson & Stowe XII Cayman, L.P., a Cayman exempted limited partnership, (v) WCAS XII Co-Investors LLC, a Delaware limited liability company, (vi) WCAS Management Corporation, a Delaware corporation and (vii) Apax.

“Permitted Liens” has the meaning set forth in Section 6.02.

“Permitted Payment Restriction” shall mean any encumbrance or restriction (each, a “restriction”) on the ability of any Qualified Joint Venture to pay dividends or make any other distributions on its Equity Interests to the Borrower or a Restricted Subsidiary, which restriction would not materially impair the Borrower’s ability to make scheduled payments of cash interest and to make required principal payments on the Loans, as reasonably determined by the Borrower.

“Permitted Refinancing” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith),

(b)           either (a) such Permitted Refinancing has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) all scheduled payments on or in respect of such Permitted Refinancing (other than interest payments) shall be at least 91 days following the final scheduled maturity of the Loans,

(c)            if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is Subordinated Indebtedness, such Permitted Refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Subordinated Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged,

(d)           such Indebtedness is incurred (i) by the Borrower or by any Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, (ii) by any Loan Party if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Loan Party; or by any Non-Loan Party if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Non-Loan Party, and

(e)           such Indebtedness is not secured by any assets other than the assets that secured the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and if the Liens securing such Indebtedness were subject to a Junior Lien Intercreditor Agreement with the Collateral Agent, the Liens securing such new Indebtedness shall be subject to a Junior Lien Intercreditor Agreement, as applicable, with the Collateral Agent on terms not less favorable to the Secured Parties than the terms of such existing Junior Lien Intercreditor Agreement, as applicable.

“Permitted Security” means (a) common stock of Holdings or (b) Qualified Preferred Stock, in each case (i) (x) issued to the Permitted Investors for cash or (y) issued to any other Person that makes an equity investment in Holdings in connection with the Transactions and (ii) the proceeds of which are contributed by Holdings to the Borrower in exchange for common stock or as a capital contribution.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition of any property or asset of Holdings, the Borrower or any Restricted Subsidiary in excess of $750,000 per transaction (or series of related transactions) and $1,500,000 in any fiscal year, other than (i) dispositions described in clauses (a), (b), (c) and (d) of Section 6.05 or (ii) dispositions pursuant to clause (e) of Section 6.05 to the extent the property subject to such transaction was acquired after the Third A&R Effective Date and such acquisition was funded by the issuance of Equity Interests by Holdings (or capital contributions in respect thereof) substantially simultaneously with such acquisition, or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Restricted Subsidiary with a fair value immediately prior to such event equal to or greater than $750,000, or

(c)            the incurrence by Holdings or any Restricted Subsidiary of (x) any Refinancing Indebtedness or (y) any Indebtedness not permitted under Section 6.01.

“Prime Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent), (b) the sum of 0.50% per annum and the Federal Funds Effective Rate, and (c) the sum of (x) the LIBO Rate calculated for each such day based on an Interest Period of one month determined two Business Days prior to such day (but for the avoidance of doubt not less than one percent (1.00%) per annum), plus (y) the excess of the Applicable Rate for Eurodollar Loans over the Applicable Rate for ABR Loans, in each instance, as of such day. Any change in the Prime Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or the LIBO Rate for an Interest Period of one month.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.07.

“Pro Forma Compliance” means, with respect to the Financial Covenant, compliance on a Pro Forma Basis in accordance with Section 1.07.

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proposed Change” has the meaning set forth in Section 9.02(b).

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Purchase Notice” has the meaning specified in Section 9.20(a).

“Qualified Counterparty” means any Person which is a party to a Swap Agreement or a Cash Management Agreement with the Borrower or any Restricted Subsidiary and that is or was a Revolving Lender or an Affiliate of a Revolving Lender on the Third A&R Effective Date or at the time it enters into such Swap Agreement or Cash Management Agreement, as applicable, in its capacity as a party thereto.

“Qualified Joint Venture” shall mean any joint venture that satisfies each of the following requirements: (1) except for Permitted Payment Restrictions, there are no consensual restrictions, directly or indirectly, on the ability of such joint venture to pay dividends or make distributions to the holders of its Equity Interests; (2) (a) such joint venture customarily pays or makes, (b) the operating agreement (or equivalent governing document, management agreement or similar agreement) of such joint venture expressly contemplates, or (c) the managers or partners (or equivalent governing body) of such joint venture have adopted a policy to pay, regular monthly, quarterly or semi-annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such joint venture for such period, subject to such ordinary and customary reserves and other amounts as, in the good faith judgment of the board of directors of such joint venture, may be necessary so that the business of such joint venture may be properly and advantageously conducted at all times, (3) the Equity Interests of such joint venture consist solely of (a) Equity Interests owned by the Borrower or one or more Loan Parties, and (b) Equity Interests owned by Strategic Investors and (4) the primary business of such Qualified Joint Venture is a Permitted Business.

“Qualified Preferred Stock” means common stock or preferred stock of Holdings that (a) does not require the payment of cash dividends (it being understood that cumulative dividends shall be permitted), (b) is not mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the date that is 180 days after the Latest Maturity Date at the time of incurrence thereof (other than upon an event of default or change of control; provided that any such payment is subordinated (whether by contract or pursuant to Holdings’ charter or the certificate of designations of such preferred stock) in right of payment to the Obligations on the terms set forth in the certificate of incorporation of Holdings in existence on the Closing Date or such other terms reasonably satisfactory to the Administrative Agent), (c) contains no maintenance covenants, other covenants materially adverse to the Lenders or remedies (other than voting rights) and (d) is convertible only into common equity of Holdings or securities that would constitute Qualified Preferred Stock.

“Rate Contract” means Swap Agreements and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Refinancing Indebtedness” means (i) any Refinancing Term Loans and (ii) any Refinancing Revolving Commitments.

“Refinancing Revolving Commitments” means any Incremental Revolving Commitments that are designated by a Responsible Officer of the Borrower as “Refinancing Revolving Commitments” in the applicable Additional Credit Extension Amendment; provided that on the date of effectiveness thereof the Borrower reduces the aggregate amount of a Class of Revolving Commitments, Extended Revolving Commitments or previously established Incremental Revolving Commitments by a corresponding amount.

“Refinancing Term Loans” means any Incremental Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in the applicable Additional Credit Extension Amendment.

“Register” has the meaning set forth in Section 9.04(b).

“Reimbursement Approvals” means, with respect to all Government Programs, any and all certifications, provider or supplier numbers, enrollments, provider agreements, participation agreements, accreditations and any other similar agreements with or approvals by any Governmental Authority or other Person necessary to participate and receive reimbursement from a Government Program.

“Rejection Notice” has the meaning specified in Section 2.11(g).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, members, partners, officers, employees, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, into or from any building, structure, facility or fixture.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time (disregarding any of the foregoing of a Defaulting Lender); provided, that the term “Required Lenders” shall include ULTra at all times that it remains a Lender so long as ULTra has not voluntarily assigned to a Person other than another Unitranche Lender 50% or more of the Loans and Commitments held by ULTra on the Third A&R Effective Date (immediately after giving effect to the funding of the New Third A&R Term Loans).

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and unused Revolving Commitments at such time (disregarding any of the foregoing of a Defaulting Lender).

“Required Term Lenders” means, at any time, Lenders having outstanding Term Loans and unused Commitments in respect of Term Loans representing more than 50% of the aggregate outstanding Term Loans and unused Commitments in respect of Term Loans at such time (disregarding any of the foregoing of a Defaulting Lender); provided, that the term “Required Term Lenders” shall include ULTra at all times that it remains a Term Lender so long as ULTra has not voluntarily assigned to a Person other than another Uni tranche Lender 50% or more of the Term Loans and unused Commitments with respect to Term Loans held by ULTra on the Third A&R Effective Date.

“Requirement of Law” means, with respect to any Person, (i) the Organizational Documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including all Healthcare Laws.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Holdings, the Borrower or any Restricted Subsidiary, or any payment thereon (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests; provided that the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Restricted Subsidiary by the Borrower or a Restricted Subsidiary shall not constitute a Restricted Payment but shall constitute an Investment.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolver Agent” means Capital One in its capacity as revolver agent for the Revolving Lenders hereunder, and any successor revolver agent.

“Revolver Purchase Obligations” has the meaning set forth in Section 9.20(a).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder, which commitment is set forth on Schedule 2.01 opposite such Lender’s name under the heading “Revolving Commitment”, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to this Agreement.

“Revolving Commitment Increase” has the meaning set forth in Section 2.20(a).

“Revolving Credit Facility” has the meaning set forth in the recitals.

“Revolving Creditor” means each Revolving Lender, the Swingline Lender, each Issuing Bank and the Revolver Agent and, to the extent its claim arises in connection with the credit facility evidenced by the Revolving Commitments, each other Indemnitee and holder of an Obligation of a Loan Party.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means the Loans made pursuant to clauses (b) and (c) of Section 2.01.

“Revolving Loan Obligations” means all Obligations arising under or in respect of the Revolving Commitments.

“Revolving Loan Outstandings” means at any time of calculation (i) the sum of the then existing aggregate outstanding principal amount of Revolving Loans plus the then existing L/C Reimbursement Obligations and (ii) when used with reference to any single Lender, the sum of the then existing outstanding principal amount of Revolving Loans advanced by such Lender plus the then existing L/C Reimbursement Obligations for the account of such Lender.

“Revolving Maturity Date” means the fifth anniversary of the Third A&R Effective Date.

“Riverside Acquisition” means the acquisition of certain assets of Riverside Retirement Services, Inc. by InnovAge Virginia PACE II, LLC pursuant to the terms of the Asset Purchase Agreement, dated as of May 1, 2018, among InnovAge Virginia PACE II, LLC, Riverside Retirement Services, Inc. and Riverside Healthcare Association, Inc., which acquisition constituted a Permitted Acquisition.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive, country-based Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any other Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person 50% or more of the Equity Interests of which are owned by one or more Persons referenced in clause (a).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second A&R Closing Date” means May 2, 2019.

“Second A&R Closing Date Delayed Draw Term Loan Commitment” has the meaning set forth in the recitals, it being agreed that the aggregate amount of all Second A&R Closing Date Delayed Draw Term Loan Commitments of the Lenders (x) was $45,000,000 on the Second A&R Closing Date and (y) is $0 as of the Third A&R Effective Date.

“Second A&R Closing Date Term Loans” means the Term Loans funded on the Second A&R Closing Date.

“Second A&R Transaction Expenses” means any fees or expenses incurred or paid by the Permitted Investors, any direct or indirect parent company of the Borrower, the Borrower or any of its (or their) Subsidiaries in connection with the Second A&R Transactions.

“Second A&R Transactions” means, collectively, the funding of the Second A&R Closing Date Term Loans on the Second A&R Closing Date, the Maturity Extension, the establishment of the Second A&R Closing Date Delayed Draw Term Loan Commitments, the Revolver Upsize (as defined in the Existing Credit Agreement), and the execution and delivery of Loan Documents to be entered into on the Second A&R Closing Date.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Qualified Counterparty.

“Secured Indebtedness” at any date means the aggregate principal amount of Total Indebtedness outstanding at such date that consists of Indebtedness that in each case is then secured by Liens on any property or assets of Borrower or its Subsidiaries.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Secured Parties” means (a) the Lenders, (b) the Collateral Agent, (c) the Administrative Agent, (d) the Revolver Agent, (e) the Issuing Bank, (f) each Qualified Counterparty, (g) each Indemnitee, and (h) the successors and assigns of each of the foregoing.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means the Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements (if applicable), each reaffirmation agreement or other similar agreement delivered in connection with any or all of the foregoing and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“series” means, with respect to any Extended Term Loans, Incremental Term Loans or Replacement Term Loans, all such Term Loans that have the same maturity date, amortization and interest rate provisions and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by or with respect to TCO and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings has (or its applicable Affiliate has) the right, pursuant to the Acquisition Agreement, to terminate its (or such Affiliate’s) obligation under the Acquisition Agreement to consummate the Target Acquisition (or the right not to consummate the Target Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such representations and warranties.

“Specified Indebtedness” has the meaning set forth in Section 6.08(b).

“Specified Representations” means those representations and warranties made by the Loan Parties in Section 3.01(a) (with respect to organizational existence only), Section 3.01(b) (as relates to the execution, delivery and performance of the Loan Documents), Section 3.02 (as relates to due authorization, execution, delivery and enforceability of the Loan Documents), Section 3.03 (with respect to charter documents and limited to execution, delivery and performance of the Loan Documents, borrowing under, guaranteeing under and granting of security interests in the Collateral), Section 3.08, Section 3.15, Section 3.16, the last sentence of Section 3.19(a), Section 3.19(b)(i) and (b)(ii) and Section 3.20.

“Specified Transactions” means (a) the Transactions, (b) any acquisition (including a Permitted Acquisition), any Material Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Restricted Subsidiary, any involuntary disposition, any Investment that results in a Person becoming a Restricted Subsidiary, in each case, whether by merger, consolidation or otherwise, any incurrence or repayment of Indebtedness, any Restricted Payment, any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or (c) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Person serving as the Administrative Agent (or any Affiliate thereof) is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strategic Investors” shall mean hospitals, health systems, other healthcare companies and other similar strategic joint venture partners.

“Subordinated Indebtedness” means Indebtedness of Holdings, the Borrower or any Subsidiary that is subordinated in right of payment to the Obligations expressly by its terms.

“Subsequent Transaction” has the meaning set forth in Section 1.07(f).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Domestic Subsidiary (other than an Excluded Subsidiary).

“Succeeding Holdings” has the meaning set forth in the definition of “Holdings.”

“Supplemental Fee Letter” means the Supplemental Fee Letter, dated as of the Second A&R Closing Date, by and between the Administrative Agent, the Revolver Agent, the Joint Lead Arrangers and the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section la(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Capital One, in its capacity as lender of Swingline Loans hereunder, together with its successors in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Sublimit” has the meaning set forth in Section 2.04.

“Target Acquisition” has the meaning set forth in the preamble to this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Creditor” means each Term Lender and, to the extent its claim arises in connection with the Term Loans, each other Indemnitee and holder of an Obligation of a Loan Party.

“Term Lender” means, at any time, any Lender that has a Term Loan and/or Commitment with respect to a Term Loan at such time.

“Term Loan Obligations” means all Obligations arising under or in respect of the Term Loans.

“Term Loans” means the Third A&R Term Loans, the Incremental Term Loans of each series, the Replacement Term Loan and the Extended Term Loans of each series, collectively, or as the context may require.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination.

“Third A&R Acquisition” means the acquisition, directly or indirectly, by the Buyer of equity interests of TCO Group Holdings, Inc. pursuant to the terms of the Third A&R Acquisition Agreement.

“Third A&R Acquisition Agreement” means that certain Securities Purchase Agreement, dated as of June 15, 2020, by and among Ignite Aggregator LP, TCO Group Holdings, Inc. and each of the Sellers party thereto.

“Third A&R Acquisition Agreement Representations” means the representations and warranties regarding TCO Group Holdings, Inc. and its Subsidiaries in the Third A&R Acquisition Agreement as are material to the interests of the Agents and the Lenders, but only to the extent that the Sellers (as defined therein) have the right to terminate its obligations under the Third A&R Acquisition Agreement (or the right not to consummate the Third A&R Acquisition pursuant to the Third A&R Acquisition Agreement) as a result of a failure of such representations and warranties to be true and correct.

“Third A&R Acquisition Distribution” has the meaning set forth in Section 6.08(a)(ix).

“Third A&R Effective Date” means the date that all the conditions set forth in Section 4.01 are satisfied (or waived by the Administrative Agent and the Required Lenders).

“Third A&R Equity Contribution” has the meaning set forth in the definition of “Minimum Third A&R Equity Contribution”.

“Third A&R Supplemental Fee Letter” means the Third A&R Supplemental Fee Letter, dated as of the Third A&R Effective Date, by and between the Administrative Agent, the Revolver Agent, the Joint Lead Arrangers and the Borrower.

“Third A&R Term Loan Commitment” has the meaning set forth in Section 2.01.

“Third A&R Term Loan Facility” has the meaning set forth in the recitals.

“Third A&R Term Loan Maturity Date” means the sixth anniversary of the Third A&R Effective Date.

“Third A&R Term Loans” has the meaning set forth in Section 2.01.

“Third A&R Transaction Expenses” means any fees or expenses incurred or paid by the Permitted Investors, any direct or indirect parent company of the Borrower, the Borrower or any of its (or their) Subsidiaries in connection with the Third A&R Transactions.

“Third A&R Transactions” means, collectively, (a) the Third A&R Acquisition and other related transactions expressly contemplated by the Third A&R Acquisition Agreement, (b) the Third A&R Equity Contribution, (c) the Amendment and Restatement and the execution and delivery of Loan Documents to be entered into, or that become effective, on the Third A&R Effective Date, (d) the funding of the New Third A&R Term Loans on the Third A&R Effective Date, (e) the payment of the Third A&R Acquisition Distribution and (f) the payment of Third A&R Transaction Expenses.

“Third Party Payor” means any Government Program and any quasipublic agency, Blue Cross, Blue Shield and any managed care plans and organizations, including health maintenance organizations and preferred provider organizations and private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with the provision or supply of health care services, products or supplies.

“Third Party Payor Arrangement” means any arrangement, plan or program for payment or reimbursement by any Third Party Payor in connection with the provision or supply of healthcare services, products or supplies.

“Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Transaction Expenses” means any fees or expenses incurred or paid by the Permitted Investors, any direct or indirect parent company of the Borrower, the Borrower, any direct or indirect parent company of the Buyer, the Buyer or any of its (or their) Subsidiaries in connection with the Transactions (including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock).

“Transactions” means, collectively, (a) the Target Acquisition, the Merger, and other related transactions contemplated by the Acquisition Agreement, (b) the Equity Contribution, (c) the funding of the Initial Term Loans and the initial Revolving Loans (to the extent borrowed for any Permitted Initial Revolving Loan Borrowing Purposes, if any) borrowed on the Closing Date and the execution and delivery of Loan Documents to be entered into on the Closing Date, (d) the payment of Transaction Expenses, (e) the Second A&R Transactions and (f) the Third A&R Transactions.

“Trigger Event of Default” means an Event of Default under (i) Section 7.01(a), (ii) Section 7.01(b), (iii) Section 7.01(d) arising from the failure of the Borrower or other Loan Party to observe or perform obligations under Section 5.01(a) (and the continuation of such failure for 45 days), Section 5.01(b) (and the continuation of such failure for 30 days), Section 5.01(d)(B) (and the continuation of such failure for 45 days in the case of reports to accompany financial statements deliverable under Section 5.01(a) or 30 days in the case of reports to accompany financials statements deliverable under Section 5.01(b)), Section 5.01(d)(A) (and the continuation of such failure for 45 days in the case of a Compliance Certificate to accompany financial statements deliverable under Section 5.01(a) or 30 days in the case of a Compliance Certificate to accompany financial statements deliverable under Section 5.01(b)), Section 5.01(e) (and the continuation of such failure for 30 days), Section 6.02, Section 6.05, Section 6.03, Section 6.04, Section 6.01, Section 6.09, Section 6.08, Section 6.11, Section 6.06, Section 6.12, (iv) Section 7.01(f), (v) Section 7.01(g), (vi) Section 7.01(h), (vii) Section 7.01(i), (viii) Section 7.01(k), (ix) Section 7.01(1), (x) Section 7.01(m) and (xi) Section 7.01(o).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“ULTra” has the meaning set forth in the preamble to this Agreement.

“Unitranche Lenders” means Capital One, ULTra, UPS and each of their respective Affiliates.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Closing Date.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(e)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“wholly owned” means with respect to any Person, a subsidiary of such Person all the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” for any Indebtedness on any date of determination will be determined by the Administrative Agent utilizing (a) if applicable, any “LIBOR floor” applicable to such Indebtedness on such date, (b) the interest margin for such Indebtedness on such date, and (c) the issue price of such Indebtedness (after giving effect to any OID (with OID being equated to interest based on an assumed four-year average life to maturity on a straight-line basis)) or upfront fees (which shall be deemed to constitute like amounts of OID) paid to the market in respect of such Indebtedness but excluding customary arranger, closing, underwriting, commitment, structuring, ticking, unused line, amendment fees and other similar fees not paid generally to all lenders of such Indebtedness.

Section 1.02          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements, amendment and restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04           Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time, provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision (including any definition) hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In addition, notwithstanding any other provision contained herein, (i) the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to ASC Topic 842 (Leases) and other related lease accounting guidance as in effect on the Closing Date and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under ASC Topic 825 to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein, (B) the consolidation of variable interest entities in accordance with ASC Topic 810 and (C) the portion of any Indebtedness attributable to any non-wholly owned Subsidiary that corresponds to the non-controlling interest share owned by third parties in such non-wholly owned Subsidiary.

Section 1.05           [Reserved].

Section 1.06           Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.07          Pro Forma Calculations.

(a)           Notwithstanding anything to the contrary herein, financial ratios and tests, including the Secured Net Leverage Ratio and the Total Net Leverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.07; provided, that notwithstanding anything to the contrary in clauses (b), (c), (d) or (f) of this Section 1.07, (A) when calculating any such ratio or test for purposes of Section 6.12 (other than for the purpose of determining Pro Forma Compliance with Section 6.12), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect and cash and Permitted Investments included on the consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of the date of the event for which the calculation of any such ratio is made shall be taken into account in lieu of cash or Permitted Investments as of the last day of the relevant Test Period and (B) when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, cash and Permitted Investments resulting from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test. In addition, whenever a financial ratio or test is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements of the Borrower have been delivered prior to the Closing Date or pursuant to Section 5.01(a) or Section 5.01(b) (it being understood that for purposes of determining Pro Forma Compliance with Section 6.12, if no Test Period with an applicable level cited in Section 6.12 has passed, the applicable level shall be the level for the first Test Period cited in Section 6.12 with an indicated level).

(b)           For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.07) that (i) have been made during the applicable Test Period or (ii) if applicable as described in clause (a) above, have been made subsequent to such Test Period and prior to or substantially concurrently with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA, Total Assets and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Total Assets) shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.07.

(c)           Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and, in the case of any “Test Period” determined by reference to financial statements of the Borrower most recently delivered prior to the Closing Date or pursuant to Section 5.01(a) or Section 5.01(b), and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies resulting from or relating to, any Specified Transaction (including the Transactions) to the extent permitted by the definition of “Consolidated EBITDA.”

(d)           In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid (other than any repayment from the proceeds of other Indebtedness) under any revolving credit facility unless such Indebtedness has been permanently repaid and not replaced) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e)          [Reserved].

(f)           As relates to any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Agreement (other than the Financial Covenant) which requires the calculation of any financial ratio or test, including Secured Net Leverage Ratio and Total Net Leverage Ratio, or

(ii)           testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Total Assets),

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof, as if they had occurred on the first day of the most recent Test Period ending prior to the LCT Test Date (except with respect to any incurrence or repayment of Indebtedness for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such Test Period)), the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with; provided that if financial statements for one or more subsequent fiscal periods shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied (i) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

Article II
The Credits

Section 2.01           Commitments. Holdings, the Borrower and the Lenders acknowledge and agree that under the Existing Credit Agreement (x) the aggregate principal balance of all Original Term Loans (under and as defined therein) outstanding on the First Amendment Effective Date was $187,625,000.00 (exclusive of interest, fees and expenses), and each of Holdings and the Borrower acknowledge and agree that, as of the Third A&R Effective Date, neither the Borrower nor any other Loan Party has any defense, counterclaim or setoff with respect to the payment of such amount and (y) the aggregate principal balance of all Revolving Loans (under and as defined therein) outstanding on the First Amendment Effective Date (the “Existing Revolving Loans”) was $25,000,000.00 (exclusive of interest, fees and expenses), and each of Holdings and the Borrower acknowledge and agree that, as of the Third A&R Effective Date, neither the Borrower nor any other Loan Party has any defense, counterclaim or setoff with respect to the payment of such amount. Subject to the terms and conditions set forth herein, (a) the entire amount of the Original Term Loans shall be deemed outstanding under this Agreement,

(a)           the entire amount of the Existing Revolving Loans shall be deemed to be outstanding under this Agreement and held by each Lender with a Revolving Commitment, (c) each Lender with a Revolving Commitment agrees to make Revolving Loans to the Borrower following the Third A&R Effective Date and from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure (together with the LC Exposure of such Lender and obligations of such Lender with respect to outstanding Swingline Loans) exceeding such Lender’s Revolving Commitment (taking into account any Revolving Loans outstanding on the Third A&R Effective Date) (and, in the case of any Swingline Lender or Issuing Bank unless waived by such Person in its sole discretion, that will not result in the aggregate amount of the Revolving Loans and Swingline Loans funded by such Person, when aggregated with the face amount of all Letters of Credit issued by such Person, exceeding the amount of such Person’s Revolving Commitment), and (d) each Lender agrees to make a term loan (each a “New Third A&R Term Loan” and together with the Original Term Loans, the “Third A&R Term Loans”) to the Borrower on the Third A&R Effective Date in an aggregate principal amount such that, immediately after giving effect thereto, the portion of the Third A&R Term Loan held by each Lender is equal to the amount set forth opposite such Lender’s name in Schedule 2.01 under the heading “Third A&R Term Loan Commitment” (such Commitments, the “Third A&R Term Loan Commitments”), which commitments supersede the Second A&R Closing Date Delayed Draw Term Loan Commitments. The Agents, Lenders and Loan Parties further agree that the Original Term Loans and the New Third A&R Term Loans are combined to constitute a single Class of term loans known as the Third A&R Term Loans with an aggregate principal balance, immediately following the initial funding of the New Third A&R Term Loans, equal to $300,000,000. The Borrower shall designate in the relevant Borrowing Request whether each Borrowing will be maintained as a Eurodollar Loan or an ABR Loan and, if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. Amounts repaid or prepaid in respect of Third A&R Term Loans may not be reborrowed.

Section 2.02          Loans and Borrowings.

(a)           Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time. There shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, (1) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments and (2) subject to Section 2.04(a), a Swingline Loan may be in an aggregate amount (i) that is equal to the entire unused balance of the aggregate Revolving Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Third A&R Term Loan Maturity Date, as applicable.

Section 2.03          Requests for Borrowings. To request a Revolving Borrowing or Term Loan Borrowing, the Borrower shall notify the Applicable Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of the Borrowing of the Initial Term Loans and the New Third A&R Term Loans, one (1) Business Day before the date of the proposed Borrowing) or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) must be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each written Borrowing Request shall be signed by the Borrower and irrevocable. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            whether the requested Borrowing is to be a Revolving Borrowing or a Term Loan Borrowing,

(ii)           the aggregate amount of such Borrowing,

(iii)          the date of such Borrowing, which shall be a Business Day,

(iv)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing,

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04          Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $3,000,000 (the “Swingline Sublimit”), (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments or (iii) unless otherwise consented by the Swingline Lender in its sole discretion, the aggregate principal amount of outstanding Swingline Loans and Revolving Loans of such Swingline Lender, when aggregated with the LC Exposure of such Swingline Lender, exceeding the amount of such Person’s Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Revolver Agent of such request in writing, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Revolver Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)           The Swingline Lender may, and shall at least once every thirty (30) days, by written notice given to the Revolver Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Revolver Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Revolver Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Revolver Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Revolver Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Revolver Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Revolver Agent, any such amounts received by the Revolver Agent shall be promptly remitted by the Revolver Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Revolver Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05          Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any of its Subsidiaries so long as the Borrower is a co-applicant), in a form reasonably acceptable to the Revolver Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Revolver Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $15,000,000 (the “Letter of Credit Sublimit”), (ii) no Revolving Lender’s Revolving Exposure (together with such Revolving Lender’s LC Exposure and the obligations of such Revolving Lender with respect to outstanding Swingline Loans) shall exceed such Revolving Lender’s Revolving Commitment and (iii) unless otherwise consented by the Issuing Bank in its sole discretion, the aggregate principal amount of outstanding Swingline Loans and Revolving Loans of such Issuing Bank, when aggregated with the LC Exposure of such Issuing Bank, shall not exceed the amount of such Issuing Bank’s Revolving Commitment.

(c)           Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is 12 months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 12 months after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank and the Revolver Agent). Any Letter of Credit may provide for automatic extension or renewal thereof for an additional period of up to 12 months (but in no event shall such period renew or extend beyond the date referred to in clause (ii)).

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in any such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under any such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Revolver Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to assume and acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Revolver Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request (and, if the Borrower fails to reimburse such LC Disbursement when due, the Borrower shall be deemed to have requested) in accordance with Section 2.03 or 2.04 that such LC Disbursement be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan (and the time for reimbursement of such LC Disbursement shall automatically be extended to the Business Day following such request or deemed request). If the Borrower fails to make such payment when due, the Revolver Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Revolver Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Revolver Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Revolver Agent of any payment from the Borrower pursuant to this paragraph, the Revolver Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Revolver Agent, Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Revolver Agent and the Borrower in writing of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section 2.05.

(h)           Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Revolver Agent and the successor Issuing Bank. The Revolver Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Revolver Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to 105% the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (g) or (h) of Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b) and Section 2.22. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Revolver Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Revolver Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)           Additional Issuing Banks. The Borrower may at any time, and from time to time, designate one or more additional Lenders to act as an issuing bank under this Agreement with the consent of the Revolver Agent (which consent shall not be unreasonably withheld) and such Lender. Any Lender designated as an issuing bank pursuant to this Section 2.05(k) shall be deemed to be and shall have all the rights and obligations of an “Issuing Bank” hereunder.

Section 2.06          Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (or, in the case of any requested same-day ABR Borrowing, 2:00 p.m.), New York City time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the Borrower by promptly crediting the amounts so received in like funds, to an account of the Borrower maintained with the Applicable Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Revolver Agent to the Issuing Bank.

(b)           Unless the Applicable Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07          Interest Elections.

(a)           Each Revolving Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loans, which may not be converted or continued.

(b)           To make an election pursuant to this Section 2.07, the Borrower shall notify the Applicable Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be signed by the Borrower and shall be irrevocable.

(c)           Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing),

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day,

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing, and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

(f)            Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Applicable Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08          Termination and Reduction of Commitments.

(a)           Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date, (ii) the Second A&R Closing Date Delayed Draw Term Loan Commitments shall terminate and the Commitments of the Lenders thereunder shall be reduced to $0 immediately prior to the Third A&R Effective Date and (iii) the Third A&R Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Third A&R Effective Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $100,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans and Swingline Loans and/or cash collateralization of outstanding Letters of Credit in a manner reasonably satisfactory to the applicable Issuing Bank and the Revolver Agent and in a face amount equal to 105% of the outstanding amount of the applicable LC Exposure in respect thereof, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments, and (iii) after giving effect to such reduction, the aggregate amount of all Pari Passu Debt held by the Unitranche Lenders, collectively, shall in no event be less than 50.1% of all Pari Passu Debt at such time without the prior written consent of ULTra.

(c)           The Borrower shall notify the Applicable Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Applicable Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, or the closing of a refinancing transaction, a sale of all or substantially all of the assets of the Borrower and its Subsidiaries or a Change of Control, in which case such notice may be revoked by the Borrower (by notice to the Applicable Agent) on or prior to the specified effective date if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09          Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay (i) to the Revolver Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10, and (iii) to the Revolver Agent the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least 2 Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           (1) The Administrative Agent shall maintain a Register in which it shall record (i) the amount of each Term Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Term Lenders and each Term Lender’s share thereof and (2) the Revolver Agent shall maintain a Register in which it shall record (i) the amount of each Revolving Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Lender hereunder and (iii) the amount of any sum received by the Revolver Agent hereunder for the account of the Revolving Lenders and each Revolving Lender’s share thereof. Without limitation of the foregoing, the Revolver Agent shall furnish to the Administrative Agent on a monthly basis, and at such other times as the Administrative Agent may request, a copy of the Register maintained by the Revolver Agent.

(d)           The entries made in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent or Revolver Agent to maintain accounts pursuant to paragraph (b) or (c) of this Section 2.09 or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and, in the case of Revolving Loans and Revolving Commitment, the Revolver Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to such payee and its registered assigns.

Section 2.10          Amortization of Term Loans.

(a)           The Borrower shall repay Third A&R Term Loan Borrowings on each date (each such date, a “Term Loan Installment Date”) set forth below in the aggregate principal amount equal to the percentage set forth below of the aggregate outstanding principal amount of the Third A&R Term Loans on the Third A&R Effective Date (after giving effect to the Borrowing of the New Third A&R Term Loans on the Third A&R Effective Date):

Date	Amount (Percent of Principal)
December 31, 2020	0.25%
March 31, 2021	0.25%
June 30, 2021	0.25%
September 30, 2021	0.25%
December 31, 2021	0.25%
March 31, 2022	0.25%
June 30, 2022	0.25%
September 30, 2022	0.25%
December 31, 2022	0.25%
March 31, 2023	0.25%
June 30, 2023	0.25%
September 30, 2023	0.25%
December 31, 2023	0.25%
March 31, 2024	0.25%
June 30, 2024	0.25%
September 30, 2024	0.25%
December 31, 2024	0.25%
March 31, 2025	0.25%
June 30, 2025	0.25%
September 30, 2025	0.25%
December 31, 2025	0.25%
March 31, 2026 and the last Business Day of each calendar quarter thereafter	0.25%
Third A&R Term Loan Maturity Date	Remaining outstanding aggregate principal amount of Third A&R Term Loans

(b)            To the extent not previously paid, all Third A&R Term Loans shall be due and payable on the Third A&R Term Loan Maturity Date.

Section 2.11            Prepayment of Loans.

(a)            The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class of Loans, in whole or in part, as selected by the Borrower in its sole discretion and subject to the requirements of this Section 2.11 and the payment of any premium as provided in Section 2.12; provided, however, in no event shall the Borrower be permitted to prepay any Loans pursuant to this Section 2.11 if, after giving effect to such prepayment, the aggregate amount of all Pari Passu Debt held by the Unitranche Lenders, collectively, is less than 50.1% of all Pari Passu Debt at such time without the prior written consent of ULTra.

(b)            In the event and on such occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Collateral Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c)            In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, promptly after such Net Proceeds are received by Holdings, the Borrower or such Restricted Subsidiary (and in any event not later than the fifth Business Day after such Net Proceeds are received), prepay Loans as provided in clause (e) of this Section 2.11 in an amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Restricted Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds or, in the case of a Prepayment Event arising from a disposition described in clause (r) of Section 6.05, 730 days after receipt of such Net Proceeds, to acquire or replace real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Borrower and the Restricted Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, except to the extent of any such Net Proceeds therefrom that have not been so applied or contractually committed in writing by the end of such 365-day period or 730-day period, as applicable (and, if so contractually committed in writing but not applied prior to the end of such 365-day period or 730-day period, as applicable, applied within 180 days of the end of such period), promptly after which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided further that, with respect to a sale or other disposition of real property and related assets pursuant to a sale and leaseback transaction, the Borrower may not reinvest the Net Proceeds from any such sale and leaseback transaction unless after giving effect to such transaction, the Total Net Leverage Ratio does not exceed 3.25:1.00 on a Pro Forma Basis (which for the avoidance of doubt, shall be calculated giving effect to (i) any partial prepayment of Term Loans that may be required in order for the Total Net Leverage Ratio to be reduced to 3.25:1.00 on a Pro Forma Basis and (ii) all lease obligations incurred in connection with such sale and leaseback transaction to the extent required to be reflected on a consolidated balance sheet of the Loan Parties (subject to Section 1.04)).

(d)            Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending June 30, 2021, the Borrower shall prepay Loans as provided in clause (e) of this Section 2.11 in an amount equal to the excess of (A) the ECF Percentage of Excess Cash Flow for such year over (B) the sum of (x) the principal amount of Term Loans prepaid pursuant to Section 2.11(a) and the amount expended to prepay Term Loans pursuant to Section 2.1 l(i), in each case, without duplication of amounts included in this clause (B) for any other year, during such year or, at the option of the Borrower, following the last day of such year and prior to the date of such prepayment and (y) without duplication of amounts included in this clause (B) for any other year, the amount of Loans under Revolving Commitments, Extended Revolving Commitments and Incremental Revolving Commitments that are repaid during such year or, at the option of the Borrower, following the last day of such year and prior to the date of such prepayment, in the case of this clause (y), to the extent accompanied by a reduction in the related commitment and, in the case of each of the foregoing clauses (x) and (y), other than any repayment in connection with a refinancing.

Each prepayment pursuant to this clause (d) shall be made within five (5) Business Days of the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated and the related Compliance Certificate has been delivered pursuant to Section 5.01(d) (and in any event within 125 days after the end of such fiscal year).

(e)            All prepayments of the Loans required under clauses (c) and (d) of this Section 2.11 (A) shall be applied first, to prepay the next four (4) scheduled installments of principal on the Term Loans (pro rata between Third A&R Term Loans and Incremental Term Loans, if any (unless otherwise specified in the Additional Credit Extension Amendment governing such Incremental Term Loan) based on the outstanding principal balance of such Term Loans as of the date of prepayment) in direct order of maturity and thereafter pro rata to all remaining installments thereof (including, for the avoidance of doubt, the balance due on the Third A&R Term Loan Maturity Date); second to the outstanding principal balance of the Revolving Loans, which shall not effect a permanent reduction to the Revolving Loan Commitment; and third to cash collateralize any outstanding Letters of Credit in an amount equal to 105% of the face amount of such outstanding Letters of Credit. Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall determine in accordance with the foregoing provisions of this Section 2.11 the Borrowing or Borrowings of each applicable Class to be prepaid and shall specify such determination in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11.

(f)            The Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, the Class of Loans to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, (i) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (ii) otherwise, if a notice of prepayment is given under this Section 2.11, such notice of prepayment may be conditioned upon the effectiveness of other credit facilities or the closing of a refinancing transaction, a sale of all or substantially all of the assets of the Borrower and its Subsidiaries or a Change of Control and such notice of prepayment may be revoked if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Applicable Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans of each applicable Lender included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 but shall in no event include premium or penalty; provided that in the event that the notice required by this clause (f) is not made within the required times with respect to any mandatory prepayments, such prepayment shall nevertheless be required to be made within the times set forth for such prepayment herein, and any such prepayment of Eurodollar Loans made without the required notice shall be required to be accompanied by additional amounts as set forth in Section 2.16.

(g)            Each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (c) and (d) of this Section 2.11 (except in respect of mandatory prepayments made with Net Proceeds from any event described in clause (c) of the definition of the term “Prepayment Event”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment; provided that, without the prior written consent of ULTra, in no event shall any Lender be permitted to elect not to accept any mandatory prepayment if, after giving effect to such prepayment with respect to the other Lenders, the aggregate amount of all Loans and Commitments held by the Unitranche Lenders, collectively, would be less than 50.1% of all Loans and Commitments at such time. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender of Term Loans fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of its Term Loans. Any Declined Proceeds shall be retained by the Borrower (such remaining Declined Proceeds, the “Borrower Retained Prepayment Amounts”).

(h)            Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any of or all the Net Proceeds of any disposition by a Foreign Subsidiary (“Foreign Disposition”), the Net Proceeds of any casualty event from a Foreign Subsidiary (a “Foreign Casualty Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by (x) applicable local law or (y) material constituent document restrictions (including as a result of minority ownership) and other restriction in material agreements, from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to undertake to use commercially reasonable efforts to overcome or eliminate any such restriction (subject to the considerations above and as determined in the Borrower’s reasonable business judgment) to make the relevant prepayment), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein and (ii) to the extent that the repatriation of any of or all the Net Proceeds of any Foreign Disposition or any Foreign Casualty Event or Excess Cash Flow attributable to Foreign Subsidiaries would have material adverse tax consequences (as reasonably determined in good faith by the Borrower) with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary.

(i)            In addition to any prepayment of Term Loans pursuant to Section 2.11(a), Holdings, the Borrower or any Subsidiary of the Borrower may at any time, pursuant to a bid made in the open market to all Lenders through the Administrative Agent pursuant to procedures reasonably acceptable to the Administrative Agent, prepay Term Loans of any Class of any Lender so long as (w) immediately prior to and after giving effect to any such prepayment pursuant to this Section 2.11(i), no Event of Default has occurred and is continuing, (x) no proceeds of Swingline Loans or Revolving Loans are utilized to fund any such prepayment, (y) Holdings, the Borrower or such Subsidiary, as applicable, and each Lender whose Term Loans are to be prepaid pursuant to this Section 2.11(i) execute and deliver to the Administrative Agent an instrument identifying the amount of Term Loans of each Class of each such Lender to be so prepaid, the date of such prepayment and the prepayment price therefor and (z) after giving effect to such prepayment, the aggregate amount of all Pari Passu Debt held by the Unitranche Lenders, collectively, shall in no event be less than 50.1% of all Pari Passu Debt at such time without the prior written consent of ULTra. The principal amount of any Term Loans of any Class prepaid pursuant to this paragraph (i) shall reduce remaining scheduled amortization for such Class of Term Loans on a pro rata basis.

Section 2.12            Fees.

(a)            The Borrower agrees to pay to the Revolver Agent for the account of each Lender a commitment fee, which shall accrue at a rate of 0.50% on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the aggregate Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears in respect of the Revolving Commitments on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)            The Borrower agrees to pay (i) to the Revolver Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans (as such Applicable Rate may be increased pursuant to Section 2.13(c)) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of issuance of any Letter of Credit to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            [Reserved].

(d)            The Borrower agrees to pay to the Administrative Agent, the Revolver Agent, the Joint Lead Arrangers and the Lenders signatory to the Third A&R Supplemental Fee Letter, as applicable, fees in the amount and at the times separately agreed upon between the Borrower, the Administrative Agent, the Revolver Agent, the Joint Lead Arrangers and the Lenders signatory to the Third A&R Supplemental Fee Letter in the Third A&R Supplemental Fee Letter.

(e)            The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

(f)            The Borrower agrees to pay to the Administrative Agent, the Revolver Agent and the Joint Lead Arrangers, as applicable, fees in the amount and at the times separately agreed upon between the Borrower, the Administrative Agent, the Revolver Agent and the Joint Lead Arrangers in the Agent Fee Letter.

(g)            The Borrower agrees to pay to the Administrative Agent, the Revolver Agent, the Joint Lead Arrangers and the Lenders signatory to the Supplemental Fee Letter, as applicable, fees in the amount and at the times separately agreed upon between the Borrower, the Administrative Agent, the Revolver Agent, the Joint Lead Arrangers and the Lenders signatory to the Supplemental Fee Letter in the Supplemental Fee Letter.

(h)            If the Borrower or any of its Affiliates pays the Term Loans in any amount and for any reason (including, without limitation, in connection with (1) voluntary prepayments pursuant to Section 2.11(a), (2) mandatory prepayments pursuant to Section 2.11(c) (other than as a result of an event described in clause (b) of the definition of the term “Prepayment Event”), (3) the foreclosure and sale of, or collection of, the Collateral, (4) the sale of the Collateral in connection with any Bankruptcy Event or (5) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in connection with any Bankruptcy Event), other than amortization payments required pursuant to Section 2.10(a) and any mandatory prepayment required pursuant to Section 2.11(d), or (y) the maturity of the Term Loans shall be accelerated, Borrower shall pay a prepayment premium in connection with any such prepayment in an amount equal to (i) if such prepayment occurs prior to the first anniversary of the Third A&R Effective Date, 2.0% of the Term Loan subject to such prepayment, (ii) if such prepayment occurs on or after the first anniversary of the Third A&R Effective Date and prior to the second anniversary of the Third A&R Effective Date, 1.0% of the Term Loan subject to such prepayment and (iii) on or after the second anniversary of the Third A&R Effective Date, no prepayment premium shall apply.

(i)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13            Interest.

(a)            The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            Notwithstanding the foregoing, (i) automatically upon the occurrence and during the continuance of an Event of Default set forth in Section 7.01(a), (b), (g) or (h), or (ii) at the election of the Required Lenders upon the occurrence and during the continuance any other Event of Default, the Borrower shall pay interest on overdue amounts hereunder at a fluctuating interest rate at all times equal to 2.00% per annum over the Applicable Rate to the fullest extent permitted by applicable laws. In the case of clause (ii) above, in the case of any Event of Default resulting from the failure to observe or perform the Financial Covenant, such election may not be made prior to the expiration of the Borrower’s Cure Right with respect to such Financial Covenant Event of Default.

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14            Alternate Rate of Interest; Illegality.

(a)            If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(x)            the Applicable Agent determines (which determination shall be conclusive absent manifest error) that (i) dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Borrowing or (ii) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or

(y)            the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Applicable Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)            Notwithstanding the foregoing, if at any time the Applicable Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14(a)(x) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause 2.14(a)(x) have not arisen but the supervisor for the administrator of the Adjusted LIBO Rate or a Governmental Authority having jurisdiction over the Applicable Agent has made a public statement identifying a specific date after which the Adjusted LIBO Rate (or any component thereof) shall no longer be used for determining interest rates for loans, then the Applicable Agent and the Borrower shall endeavor to establish an alternate rate of interest to Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Applicable Agent shall not have received, within five (5) Business Days of the date a draft of the amendment effectuating such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of Section 2.14(a)(x), only to the extent the Adjusted LIBO Rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis), (x) any request for the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Loan shall be ineffective, and (y) for any requests for a Borrowing of Revolving Loans as Eurodollar Loans, such Borrowing shall be made as an ABR Borrowing; provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(c)            If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Applicable Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Applicable Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Applicable Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Applicable Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Applicable Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Applicable Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Applicable Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.15           Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank,

(ii)            subject the Administrative Agent, the Revolver Agent, any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes or Other Taxes, or (B) Excluded Taxes) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii)            impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, the Revolver Agent, such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent, the Revolver Agent, such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)            If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16            Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (excluding any “floor” applicable pursuant to the definition of Adjusted LIBO Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing, no additional amounts shall be due and payable pursuant to this Section 2.16 to the extent that on the relevant due date the Borrower deposits in a Prepayment Account an amount equal to any payment of Eurodollar Loans otherwise required to be made on a date that is not the last day of the applicable Interest Period; provided that on the last day of the applicable Interest Period, the Applicable Agent shall be authorized, without any further action by or notice to or from the Borrower or any other Loan Party, to apply such amount to the prepayment of such Eurodollar Loans. For purposes of this Agreement, the term “Prepayment Account” means a non-interest bearing account established by the Borrower with the Applicable Agent and over which the Applicable Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 2.16.

Section 2.17             Taxes.

(a)            Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except to the extent required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then (i) the applicable withholding agent shall be entitled to make such deduction or withholding and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) to the extent such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.17), the Lender (or, in the case of any amount received by the Administrative Agent or the Revolver Agent for its own account, the Administrative Agent or Revolver Agent, as applicable) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Without duplication of other amounts payable by the Borrower under this Section 2.17, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            The Borrower shall indemnify the Administrative Agent, the Revolver Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document, or Other Taxes payable or paid by the Administrative Agent, the Revolver Agent or such Lender, as applicable, (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent or Revolver Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrower shall not be required to indemnify the Administrative Agent, the Revolver Agent or any Lender pursuant to this Section 2.17(c) for any amount to the extent the Administrative Agent, the Revolver Agent or such Lender fails to notify the Borrower of such possible indemnification claim within 270 days after the Administrative Agent, the Revolver Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower and the Applicable Agent, on or prior to the Closing Date in the case of each Foreign Lender that is a signatory hereto, and on the date of assignment pursuant to which it becomes a Lender in the case of each other Lender and from time to time thereafter as reasonably requested by either of the Borrower or the Applicable Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Applicable Agent as will permit such payments to be made without withholding or at a reduced rate. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.17(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Applicable Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Applicable Agent) or promptly notify the Borrower and the Applicable Agent in writing of its inability to do so.

(ii)            Without limiting the generality of the foregoing:

(A)            each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Applicable Agent (and from time to time thereafter upon the reasonable request of the Borrower or the Applicable Agent) two duly completed and executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax,

(B)            each Foreign Lender shall deliver to the Borrower and the Applicable Agent (and from time to time thereafter upon the reasonable request of the Borrower or the Applicable Agent) two duly completed and executed copies of whichever of the following is applicable:

(1)            IRS Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits under an income tax treaty to which the United States is a party,

(2)            IRS Form W-8ECI,

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-l to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E, as applicable, or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(5)            any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Applicable Agent to determine the withholding or deduction required to be made; and

(C)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Applicable Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Applicable Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Applicable Agent as may be necessary for the Borrower and the Applicable Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.

(iv)            Each Lender hereby authorizes the Applicable Agent to deliver to the Loan Parties and to any successor of such Applicable Agent any documentation provided by such Lender pursuant to this Section 2.17(e).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower and the Applicable Agent in writing of its legal inability to do so.

(f)            On or before the date the Applicable Agent becomes a party to this Agreement, the Applicable Agent shall provide to the Borrower, two duly-signed, properly completed copies of (i) IRS Form W-9, or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code with respect to amounts received on account of any Lender, and IRS Form W-8ECI (with respect to amounts received on its own account). At any time thereafter, the Applicable Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

(g)            If the Administrative Agent, the Revolver Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund (whether in cash or by offset against Taxes otherwise due) of any Taxes as to which it has been indemnified (including by the payment of additional amounts) pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, the Revolver Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, the Revolver Agent or such Lender, agrees to repay the amount paid over to the Borrower pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Revolver Agent or such Lender in the event the Administrative Agent, the Revolver Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the Administrative Agent, the Revolver Agent or any Lender be required to pay any amount to the Borrower or any other Loan Party pursuant to this Section 2.17(g) to the extent that such payment would place the Administrative Agent, the Revolver Agent or such Lender, as applicable, in a less favorable net after-Tax position than the Administrative Agent, the Revolver Agent or such Lender, as applicable would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent, the Revolver Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)            For purposes of this Section 2.17, the term “Lender” includes any Swingline Lender and any Issuing Bank.

Section 2.18            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)            The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent at its offices at 500 Stanton Christiana Road, 3/Ops2, Newark, DE 19713 (or such other office as from time to time the Applicable Agent shall designate by notice to the Borrower), except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)            If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)            If any Lender shall, by exercising any right of setoff or counterclaim or otherwise except as expressly provided in this Agreement, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Holdings, the Borrower or any Subsidiary pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements (but excluding, for the avoidance of doubt, prepayments pursuant to Section 2.1 l(i)) to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Applicable Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Applicable Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as applicable, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), 2.18(d) or 9.03(c), then the Applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If any Revolving Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a), 2.18(d) or 9.03(c), then the Revolver Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Revolver Agent for the account of such Revolving Lender and for the benefit of the Revolver Agent, the Swingline Lender or the Issuing Bank to satisfy such Revolving Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated non-interest bearing account as cash collateral for, and application to, any future funding obligations of such Revolving Lender under such Sections, in the case of each of (i) and (ii) above, in any order as determined by the Revolver Agent in its discretion.

(f)           Notwithstanding any contrary provision set forth herein or in any other Loan Document, (i) during the continuance of a Trigger Event of Default, Administrative Agent and Collateral Agent may, and shall upon the direction of Required Revolving Lenders, apply any and all payments received by Administrative Agent in respect of any Obligation, and all proceeds received by Collateral Agent as a result of the exercise of its remedies under the Security Documents after the occurrence and during the continuation of a Trigger Event of Default, in accordance with clauses first through ninth below; and (ii) all payments made by Loans Parties to Administrative Agent, Revolver Agent or Collateral Agent after any or all of the Obligations under the Loan Documents have been accelerated (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:

first, to payment of costs, expenses and indemnities, of Administrative Agent, Collateral Agent and Revolver Agent payable or reimbursable by the Loan Parties under the Loan Documents;

second, to payment of attorney costs of the Revolving Lenders in respect of the Revolving Commitments payable or reimbursable by the Loan Parties under this Agreement;

third, to payment of all accrued unpaid interest on the Revolving Loans and Swingline Loans and fees owed to Revolver Agent, Swingline Lender, Revolving Lenders and Issuing Banks (whether or not accruing after the filing of any case under the Bankruptcy Code with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding);

fourth, on a ratable basis, to (A) the payment of principal of all Revolving Loans and Swingline Loans then outstanding, L/C Reimbursement Obligations then due and payable, obligations of any Loan Party arising under any Secured Hedge Agreement (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) then due and payable and Cash Management Obligations then due and payable and (B) cash collateralization of (1) unmatured L/C Reimbursement Obligations in the amount required under Section 2.05(j) and (2) any indemnification amounts owing to the Revolving Lenders, Obligations arising from Secured Hedge Agreements owing to the Lenders that are Revolving Lenders or their Affiliates, and Cash Management Obligations owing to the Lenders that are Revolving Lenders or their Affiliates, in an amount for purposes of this clause (B)(2) determined by the Revolver Agent as reasonably necessary to secure such obligations; provided, that the aggregate amount of payments and cash collateralization of Obligations arising from Secured Hedge Agreements under clauses (A) and (B)(2) above shall not exceed the termination value or then current liability in respect of Secured Hedge Agreements for no more than 50% of the notional value of the floating rate Indebtedness of the Loan Parties; provided, further, that the aggregate amount of payments and cash collateralization of the Cash Management Obligations under clauses (A) and (B)(2) above shall not exceed $4,000,000;

fifth, to the payment of all other Revolving Loan Obligations owing to the Revolving Lenders then due and payable;

sixth, to the payment of attorney costs of the Term Lenders payable or reimbursable by the Loan Parties under this Agreement;

seventh, to payment of all accrued unpaid interest on the Term Loans and fees owed to Administrative Agent and the Term Lenders;

eighth, to payment of principal of the Term Loans then due and payable;

ninth, on a ratable basis, to (A) the payment of all other Obligations then due and payable, and (B) cash collateralization of contingent indemnification owing to the Lenders, Obligations arising from Secured Hedge Agreements and Cash Management Obligations, in an amount determined by the Applicable Agent as reasonably necessary to secure such obligations; and

tenth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth, fifth, seventh, eighth and ninth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Obligations, the guaranty of which by such Guarantor would constitute an Excluded Swap Obligation. While any Trigger Event of Default is continuing, any payments or prepayments received by Revolver Agent shall be promptly paid over to Administrative Agent for application under this paragraph (f). Notwithstanding the foregoing, Obligations arising from Secured Hedge Agreements and Cash Management Obligations with parties that are not Affiliates of Administrative Agent shall be excluded from the application described above unless at least three Business Days prior to any distribution, Administrative Agent has received written notice from the applicable Qualified Counterparty of the amount of Obligations arising from such Secured Hedge Agreement or the amount of Cash Management Obligations, as applicable, then due and payable, together with such supporting documentation as Administrative Agent may request.

Section 2.19          Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subj ect such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender is affected in the manner described in Section 2.14(b) and as a result thereof any of the actions described in such Section is required to be taken, or if any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Applicable Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Applicable Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20          Incremental Extensions of Credit.

(a)            Subject to the terms and conditions set forth herein, the Borrower may at any time or from time to time after the Closing Date, by notice to the Applicable Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) one or more increases in the amount of the Revolving Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new Classes of revolving credit commitments (any such new commitments, collectively with any Revolving Commitment Increases, the “Incremental Revolving Commitments” and the Incremental Revolving Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”) in an aggregate amount of up to (x) in the case of Incremental Revolving Commitments, $5,000,000 and (y) in the case of all Incremental Commitments, $40,000,000, whereupon the Applicable Agent shall promptly deliver a copy to each of the Lenders.

(b)            On the applicable date (each, an “Incremental Facility Closing Date”) specified in the applicable Additional Credit Extension Amendment (including through any Term Loan Increase or Revolving Commitment Increase, as applicable), subject to the satisfaction of the terms and conditions in this Section 2.20 and in the applicable Additional Credit Extension Amendment, (i) (A) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (B) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto and (ii) (A) each Incremental Revolving Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, “Incremental Extensions of Credit”) in an amount equal to its Incremental Revolving Commitment of such Class and (B) each Incremental Revolving Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto.

(c)            Each Incremental Loan Request from the Borrower pursuant to this Section 2.20 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Commitments. Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, but each existing Lender will first be afforded the opportunity to provide such Incremental Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Revolving Lender” or “Incremental Term Lender”, as applicable, and, collectively, the “Incremental Lenders”); provided that the Applicable Agent, the Swingline Lender and each Issuing Bank shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Commitments, to the extent such consent, if any, would be required under Section 9.04(b) for an assignment of Term Loans or Revolving Commitments, as applicable, to such Lender or Additional Lender.

(d)          The effectiveness of any Additional Credit Extension Amendment pursuant to this Section 2.20, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the applicable date specified therein (the “Incremental Amendment Date”) of each of the following conditions, together with any other conditions set forth in the applicable Additional Credit Extension Amendment:

(i)            after giving effect to such Incremental Commitments, the conditions of Section 4.02 shall be satisfied; provided, that, in connection with any Incremental Commitment, which is being used to finance a Limited Condition Transaction, the Incremental Lenders party to such Additional Credit Extension Amendment shall be permitted to waive or limit (or not require the satisfaction of) in full or in part any of the conditions set forth in Section 4.02(a) (other than the accuracy, to the extent required under Section 4.02(a), of any Specified Representations and the accuracy of representations substantially similar to the Specified Acquisition Agreement Representations) and Section 4.02(b) (other than with respect to any Event of Default under Section 7.01(a), (b), (g) or (h)) without the consent of the existing Lenders,

(ii)            each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $1,000,000 and shall be in an increment of $500,000 (provided that such amount may be less than $1,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.20(d)(iii)) and each Incremental Revolving Commitment shall be in an aggregate principal amount that is not less than $1,000,000 and shall be in an increment of $500,000 (provided that such amount may be less than $1,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.20(d)(iii)),

(iii)            except in the case of Refinancing Term Loans or Refinancing Revolving Commitments after giving Pro Forma Effect to both (x) the making of Incremental Term Loans or establishment of Incremental Revolving Commitments (assuming a borrowing of the maximum amount of Loans available under all Incremental Revolving Commitments (other than Refinancing Revolving Commitments in respect of Revolving Commitments in effect on the Closing Date)) under such Additional Credit Extension Amendment and (y) any Specified Transactions consummated in connection therewith, (1) Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Covenant, (2) the Secured Net Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements have been delivered shall not exceed 4.25:1.00 and (3) the Total Net Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements have been delivered shall not exceed 4.75:1.00,

(iv)            to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates (including solvency certificates) consistent (and in no event more extensive) with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Lenders are provided with the benefit of the applicable Loan Documents, and

(v)            if any portion of any Incremental Extension of Credit is provided by any Person other than one or more of the Unitranche Lenders, after giving effect to the incurrence of such Incremental Extension of Credit, the aggregate amount of all Loans and Commitments, including such Incremental Extension of Credit held by the Unitranche Lenders, collectively, shall in no event be less than 50.1% of all Loans and Commitments, including such Incremental Extension of Credit, of all Lenders at such time without the prior written consent of ULTra.

(e)            The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Term Loans or Revolving Commitments, as applicable, each existing on the Incremental Facility Closing Date, shall be consistent with clauses (i) through (iii) below, as applicable, and otherwise reasonably satisfactory to the Applicable Agent and the Unitranche Lenders (except for covenants or other provisions (a) conformed (or added) in the Loan Documents pursuant to the related Additional Credit Extension Amendment, (x) in the case of any Class of Incremental Term Loans and Incremental Term Commitments, for the benefit of the Term Lenders and (y) in the case of any Class of Incremental Revolving Loans and Incremental Revolving Commitments, for the benefit of the Revolving Lenders or (b) applicable only to periods after the Latest Maturity Date as of the Incremental Amendment Date); provided that in the case of a Term Loan Increase or a Revolving Commitment Increase, the terms, provisions and documentation (other than the Additional Credit Extension Amendment evidencing such increase) of such Term Loan Increase or a Revolving Commitment Increase shall be identical (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Term Loan Increase or Revolving Commitment Increase transaction, the interest rate margins and rate floors may be increased, any call protection provision may be made more favorable to the applicable existing Lenders and additional upfront or similar fees may be payable to the lenders providing the Term Loan Increases or Revolving Commitment Increases, as applicable) to the applicable Term Loans or Revolving Commitments being increased, in each case, as existing on the Incremental Facility Closing Date. In connection with any Incremental Term Loans that constitute part of the same Class as the Third A&R Term Loans, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding Third A&R Term Loans comprising part of such Class continue to receive a payment that is not less than the same Dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans. In any event:

(i)           the Incremental Term Loans:

(A)            (I) shall rank pari passu or junior in right of payment with the Obligations and (II) shall be secured by the Collateral and shall rank pari passu or junior in right of security with the Obligations or be unsecured (and, subject to a subordination agreement (if subject to payment subordination), or (if subject to lien subordination) a Junior Lien Intercreditor Agreement),

(B)            as of the Incremental Amendment Date, shall not have a final scheduled maturity date earlier than the Third A&R Term Loan Maturity Date,

(C)            as of the Incremental Amendment Date, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Third A&R Term Loans,

(D)            shall have an Applicable Rate, and subject to clauses (e)(i)(B) and (e)(i)(C) above, amortization determined by the Borrower and the applicable Incremental Term Lenders; provided the Applicable Rate and amortization for a Term Loan Increase shall be (x) the Applicable Rate and amortization for the Class being increased or (y) in the case of the Applicable Rate, higher than the Applicable Rate for the Class being increased as long as the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency,

(E)            shall have fees determined by the Borrower and the applicable arrangers for such Incremental Term Loan, and

(F)            may participate (I) in any voluntary prepayments of any Class of Term Loans hereunder, in whole or in part, as selected by the Borrower in its sole discretion and subject to the requirements of Section 2.11 and (II) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (except for prepayments with Net Proceeds from any event described in clause (c) of the definition of the term “Prepayment Event”)) in any mandatory prepayments of Term Loans hereunder.

(ii)            the Incremental Revolving Commitments and Incremental Revolving Loans:

(A)            (I) shall rank pari passu or junior in right of payment with the Obligations and (II) shall be secured by the Collateral and shall rank pari passu in right of security with the Obligations,

(B)            (I) shall not have a final scheduled maturity date or commitment reduction date earlier than the Revolving Maturity Date and (II) shall not have any scheduled amortization or mandatory commitment reduction prior to the Revolving Maturity Date,

(C)            shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Incremental Revolving Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (in accordance with clause (E) below)) of Loans with respect to Incremental Revolving Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) with all Revolving Commitments then existing on the Incremental Facility Closing Date,

(D)            may be elected to be included as additional participations under the Additional Credit Extension Amendment, subject to (other than in the case of a Revolving Commitment Increase) the consent of the Swingline Lender and the Issuing Bank, in which case, on the Incremental Amendment Date all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders in accordance with their percentage of the Revolving Commitments existing after giving effect to such Additional Credit Extension Amendment; provided, such election may be made conditional upon the maturity of one or more other Revolving Commitments; provided, further, that in connection with such election the Swingline Lender or the Issuing Bank may, in its sole discretion and with the consent of the Revolver Agent (not to be unreasonably withheld or delayed), agree in the applicable Additional Credit Extension Amendment to increase the Swingline Sublimit or the Letter of Credit Sublimit so long as such increase does not exceed the amount of the additional Incremental Revolving Commitments,

(E)            may provide that the permanent repayment of Revolving Loans with respect to, and termination of, Incremental Revolving Commitments after the associated Incremental Facility Closing Date be made on a pro rata basis or less than pro rata basis with all other Revolving Commitments,

(F)            shall provide that assignments and participations of Incremental Revolving Commitments and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans then existing on the Incremental Facility Closing Date,

(G)            shall have an Applicable Rate determined by the Borrower and the applicable Incremental Revolving Lenders; provided the Applicable Rate for a Revolving Commitment Increase shall be (x) the Applicable Rate for the Class being increased or (y) higher than the Applicable Rate for the Class being increased as long as the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency, and

(H)            shall have fees determined by the Borrower and the applicable arrangers of the Incremental Revolving Commitment,

(iii)         the Yield applicable to the Incremental Term Loans or Incremental Revolving Loans of each Class shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Additional Credit Extension Amendment; provided, however, that with respect to any Incremental Commitment (other than Refinancing Term Loans or Term Loan Increases) the Yield applicable to such Incremental Term Commitment shall not be greater than the applicable Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Third A&R Term Loans plus 50 basis points per annum unless the Applicable Rate (together with, as provided in the proviso below, the Adjusted LIBO Rate or Alternate Base Rate floor) with respect to the Third A&R Term Loans is increased so as to cause the then applicable Yield under this Agreement on the Third A&R Term Loans to equal the Yield then applicable to the Incremental Commitment minus 50 basis points; provided, further, that any increase in Yield to any Third A&R Term Loans due to the application or imposition of a Adjusted LIBO Rate or Alternate Base Rate floor on any Incremental Commitment shall be effected solely through an increase in (or implementation of, as applicable) the Adjusted LIBO Rate or Alternate Base Rate floor applicable to such Third A&R Term Loans.

(f)            Commitments in respect of Incremental Term Loans and Incremental Revolving Commitments shall become additional Commitments pursuant to an Additional Credit Extension Amendment, executed by the Borrower, each Incremental Lender providing such Commitments, the Applicable Agent and, for purposes of any election and/or increase to the Swingline Sublimit or the Letter of Credit Sublimit pursuant to Section 2.20(e)(ii)(D), the Swingline Lender, the Revolver Agent and each Issuing Bank. The Additional Credit Extension Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Applicable Agent and the Borrower, to effect the provisions of this Section 2.20, including amendments as deemed necessary by the Applicable Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Incremental Extensions of Credit are to rank junior in right of security or payment or to address technical issues relating to funding and payments. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Commitments for any purpose not prohibited by this Agreement.

(g)            Upon any Incremental Amendment Date on which Incremental Revolving Commitments are effected through a Revolving Commitment Increase pursuant to this Section 2.20, (a) each of the existing Revolving Lenders shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Amendment Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the existing Revolving Commitments, (b) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Incremental Revolving Lender shall become a Lender with respect to the Incremental Revolving Commitments and all matters relating thereto. The Administrative Agent, the Revolver Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h)            The Incremental Term Loans made under each Term Loan Increase shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Section 2.01 and 2.02 (as may be conformed as necessary or appropriate as reasonably determined by the Administrative Agent) and on the date of the making of such Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.01 and 2.02, such Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the applicable Class of Term Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans of such Class.

(i)            This Section 2.20 shall supersede any provisions in Sections 2.18 or 9.02 to the contrary.

Section 2.21          Extended Term Loans and Extended Revolving Commitments.

(a)           The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.21. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted except that:

(i)            all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Additional Credit Extension Amendment,

(ii)            the Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Yield for the Term Loans of such Existing Term Loan Class and upfront fees may be paid to the existing Term Lenders, in each case, to the extent provided in the applicable Additional Credit Extension Amendment, and

(iii)            the Additional Credit Extension Amendment may provide for other covenants and terms that apply only after the Third A&R Term Loan Maturity Date.

(b)           Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Additional Credit Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.

(c)           The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower).

(d)            The Borrower may, with the consent of each Person providing an Extended Revolving Commitment, the Revolver Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments and (ii) any reduction in the Revolving Commitments may, at the option of the Borrower, be directed to a disproportional reduction of the Revolving Commitments of any Lender providing an Extended Revolving Commitment.

(e)            Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower, the Applicable Agent and each Extending Term Lender or Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents provided in this Section 2.21). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Term Loans or Extended Revolving Commitments are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.

(f)            The provisions of this Section 2.21 shall override any provision of Section 9.02 to the contrary. No conversion of Loans pursuant to any extension in accordance with this Section 2.21 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.22          Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a),

(b)            the Revolving Commitment, Revolving Exposure, LC Exposure or Swingline Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender, except to the extent the consent of such Lender would be required under clause (i), (ii), (iii) or (iv) in the proviso to the first sentence of Section 9.02(b),

(c)            if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            so long as no Event of Default has occurred and is continuing as to which the Revolver Agent has received written notice from the Borrower or a Revolving Lender, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non- Defaulting Lenders’ Revolving Commitments,

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Revolver Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank only, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding,

(iii)            if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized,

(iv)            if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non- Defaulting Lenders’ Applicable Percentages, and

(v)            if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized, and

(vi)            so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non- Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

(d)            If (i) a Bankruptcy Event with respect to a parent entity of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(e)            In the event that the Revolver Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Revolver Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage (whereupon such Lender shall cease to be a Defaulting Lender).

Article III
Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01          Organization; Power. Each of Holdings, the Borrower and the Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, has the requisite power and authority and all governmental rights, qualifications, approvals, authorizations, permits, accreditations, Reimbursement Approvals, licenses and franchises material to the business of the Borrower and the Restricted Subsidiaries taken as a whole that are necessary to own its assets, to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02          Authorization; Enforceability. The Transactions to be entered into by each Loan Party and the performance by each Loan Party of its obligations under the Loan Documents have been duly authorized by all necessary corporate or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03          Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to Holdings, the Borrower or any of the Restricted Subsidiaries, as applicable, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any of the Restricted Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the Restricted Subsidiaries or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, (d) will not result in a Limitation on any right, qualification, approval, Permit, accreditation, authorization, Reimbursement Approval, license or franchise or authorization granted by any Governmental Authority, Third Party Payor or other Person applicable to the business, operations or assets of the Borrower or any of the Restricted Subsidiaries or adversely affect the ability of the Borrower or any of the Restricted Subsidiaries to participate in any Third Party Payor Arrangement except for Limitations, individually or in the aggregate, that are not material to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, (e) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Restricted Subsidiaries, except Liens created under the Loan Documents and (f) will not affect any Loan Party’s right to receive, or reduce the amount of, payments and reimbursements from Third Party Payors, or materially adversely affect any Healthcare Permit. There is no pending or, to the knowledge of any Loan Party, threatened Limitation by any Governmental Authority, Third Party Payor or any other Person of any right, qualification, approval, Permit, authorization, accreditation, Reimbursement Approval, license or franchise of the Borrower, or any Restricted Subsidiary, except for such Limitations, individually or in the aggregate, as are not reasonably likely to result in a Material Adverse Effect. No certifications by any Governmental Authority or any Third Party Payor are required for operation of the business of the Borrower and the Restricted Subsidiaries that are not in place, except for such certifications or agreements, the absence of which would not reasonably likely result in a Material Adverse Effect.

Section 3.04          Financial Condition; No Material Adverse Effect.

(a)            The Borrower has heretofore delivered to the Lenders audited financial statements for the fiscal years ended June 30, 2019 and unaudited financial statements for the fiscal quarters ended September 30, 2019 and December 31, 2019 and March 31, 2020. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of TCO and its Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.

(b)            Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Third A&R Transactions, none of the Borrower or its Restricted Subsidiaries has, as of the Third A&R Effective Date, any material direct or contingent liabilities.

(c)            Since June 30, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.05           Properties.

(a)            Each of Holdings, the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), free and clear of all Liens, except for Permitted Liens and minor defects in title that do not interfere in any material respect with its ability to conduct its business or to utilize such properties for their intended purposes.

(b)            Each of Holdings, the Borrower and the Restricted Subsidiaries owns, licenses or possesses the right to use all trademarks, trade names, copyrights, patents and other intellectual property material to its business. The conduct of the businesses of Holdings, the Borrower and the Restricted Subsidiaries does not infringe upon the intellectual property rights of any other Person, except for any such infringements that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

(c)            Schedule 3.05 sets forth the address of (i) each real property that is owned by Holdings, the Borrower or any of the Restricted Subsidiaries as of the First Amendment Effective Date and (ii) each real property that is leased by Holdings, the Borrower or any of the Restricted Subsidiaries as of the First Amendment Effective Date where (x) the books and records of such Persons are located and (y) where the value of the Collateral held at such location is in excess of $1,000,000.

(d)            As of the First Amendment Effective Date, neither Holdings or the Borrower nor any of the Subsidiaries has received written notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. As of the First Amendment Effective Date, except as set forth on Schedule 3.05, neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

Section 3.06           Litigation and Environmental Matters.

(a)            As of the First Amendment Effective Date, except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened against or affecting Holdings, the Borrower or any Restricted Subsidiary, including any relating to any Environmental Law which (i) would reasonably be expected to result in monetary judgment(s) or relief, individually, in excess of $250,000, (ii) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect or (iii) would reasonably be expected to adversely affect in any material respect the ability of the Loan Parties to consummate the Transactions or the other transactions contemplated hereby.

(b)            Except with respect to any other matters that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect, (A) neither Holdings, the Borrower nor any Restricted Subsidiary (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) knows of any basis for any Environmental Liability or (iv) has received any written claim or notice of violation or of potential responsibility regarding any alleged violation of or liability under any Environmental Law, and (B)(i) there has been no Release of Hazardous Materials at, on, under or from any property currently, or to the knowledge of Holdings, the Borrower or any of the Restricted Subsidiaries, formerly owned, leased or operated by any of them which could reasonably be expected to result in liability under any Environmental Law on the part of any of them, and (ii) all Hazardous Materials generated, used or stored at, or transported for treatment or disposal from, any properties currently, or to the knowledge of Holdings, Borrower and the Restricted Subsidiaries, formerly owned, leased or operated by Holdings, the Borrower or any of the Subsidiaries have been disposed of in a manner that could not reasonably be expected to result in liability under any Environmental Law on the part of any of them.

Section 3.07           Compliance with Laws and Agreements. Each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property or operations and all material indentures, agreements and other instruments binding upon it or its property, except where failure to comply, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.08           Investment Company Status. Neither Holdings, the Borrower, nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09           Taxes. Each of Holdings, the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all federal and other Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in compliance with Section 5.05 or (b) to the extent that the failure to do so is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect. None of Holdings, the Borrower and the Restricted Subsidiaries is aware of any proposed or pending Tax assessments, deficiencies or audits that are reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.

Section 3.10           ERISA. No ERISA Event has occurred or is reasonably likely to occur that, when taken together with all other such ERISA Events for which liability is reasonably likely to occur, is reasonably likely to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan, except as would not reasonably be likely to result in a Material Adverse Effect.

Section 3.11           Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent, the Revolver Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made (giving effect to all supplements and updates thereto), not materially misleading; provided that the foregoing shall not apply to any projected financial information, and with respect to such projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made and delivered and as of the First Amendment Effective Date, it being understood that such projections are not a guarantee of financial performance and actual results may differ from such projections and such differences may be material.

Section 3.12           Subsidiaries. As of the First Amendment Effective Date, Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries and Subsidiaries that are not Material Subsidiaries listed on Schedule 3.12. Schedule 3.12 sets forth the name of, and the ownership or beneficial interest of Holdings in, each subsidiary, including the Borrower, and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the First Amendment Effective Date.

Section 3.13           Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and the Restricted Subsidiaries as of the First Amendment Effective Date. As of the First Amendment Effective Date, all premiums in respect of such insurance have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries is adequate.

Section 3.14           Labor Matters. As of the First Amendment Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Restricted Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened. The Borrower and the Restricted Subsidiaries are in compliance with the Fair Labor Standards Act and any other applicable Requirements of Law dealing with such matters, except where failure to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. All payments due from Holdings, the Borrower or any Restricted Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid (to the extent required by applicable Requirements of Law) or accrued as a liability on the books of Holdings, the Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Restricted Subsidiary is bound.

Section 3.15           Solvency. Immediately after the consummation of the Third A&R Transactions to occur on the Third A&R Effective Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent, in each case after giving effect to any rights of indemnification, contribution or subrogation arising among the Subsidiary Loan Parties pursuant to the Collateral Agreement or by law.

Section 3.16           Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

Section 3.17           Reimbursement from Third Party Payors. The accounts receivable of Holdings, the Borrower and the Restricted Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies required by all applicable Requirements of Law and other Third Party Payor Arrangements to which Holdings, the Borrower or such Restricted Subsidiary is subject, and do not exceed in any material respect amounts the Borrower or such Restricted Subsidiary is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to usual charges, except, in each instance, where failure to comply with the foregoing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. All billings by Holdings, the Borrower and each Restricted Subsidiary pursuant to any Third Party Payor Arrangements have been made in compliance with all applicable Requirements of Law, except where failure to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. None of the Borrower or any Restricted Subsidiary (i) has retained an overpayment received from, or failed to refund any amount due to, any Third Party Payor in violation of any Healthcare Law or Third Party Payor Arrangement, where such retention or failure to refund would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and (ii) except as set forth on Schedule 3.17, has received written notice of, or has knowledge of, any material overpayment or refunds due to any Third Party Payor.

Section 3.18           Fraud and Abuse. None of Holdings, the Borrower or any Subsidiary, nor any of their respective partners, members, stockholders, officers or directors, acting on behalf of Holdings, the Borrower or any Restricted Subsidiary, have engaged on behalf of Holdings, the Borrower or any Subsidiary in any activities that are prohibited, or, as applicable, cause for civil penalties, or mandatory or permissive exclusion from any Government Program, under any Healthcare Law, or the regulations promulgated thereunder, or related Requirements of Law, or under any similar state law or regulation, or that are prohibited by binding rules of professional conduct, including to the extent prohibited by such laws (a) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment, (b) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment, (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently, (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply and (e) making any prohibited referral for designated health services, or presenting or causing to be presented a claim or bill to any individual, Third Party Payor or other entity for designated health services furnished pursuant to a prohibited referral. To the knowledge of each Loan Party, no Person has filed or has threatened to file against any such party an action under any federal or state whistleblower statute, including without limitation, under the False Claims Act of 1863 (31 U. S.C. § 3729 et seq.) or any other Healthcare Law. Neither Holdings, the Borrower nor any Restricted Subsidiary shall be considered to be in breach of this Section 3.18 so long as such prohibited actions as have occurred, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

Section 3.19           Patriot Act, Etc.

(a)            To the extent applicable, Holdings and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or, to the knowledge of Holdings and its Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(b)            (i) None of Holdings or its Subsidiaries will directly or, to the knowledge of Holdings or such Subsidiary, indirectly, (x) use the proceeds of the Loans in violation of Sanctions or (y) otherwise make available such proceeds to any Person for the purpose of financing activities or business of or with any Sanctioned Person, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or in any Sanctioned Country, except to the extent that such financing would be permissible for a Person required to comply with Sanctions (including pursuant to any applicable exemptions, licenses or other approvals), (ii) none of Holdings, any Subsidiary or their respective directors, officers or employees or any controlled Affiliate of Holdings, the Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the incurrence of any Loans, is a Sanctioned Person and (iii) none of Holdings, its Subsidiaries or their respective directors, officers and employees, are in violation of applicable Sanctions.

Section 3.20           Security Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, except as otherwise provided hereunder, including subject to Permitted Liens, a legal, valid, enforceable and perfected first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 3.20) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

Section 3.21           Compliance with Healthcare Laws.

(a)            Each Loan Party and each of their respective Subsidiaries is, and at all times during the three (3) calendar years immediately preceding the Third A&R Effective Date has been, in compliance with all Healthcare Laws and requirements of Third Party Payor Programs applicable to it, its assets, business or operations, including all conditions of coverage and conditions of participation under any Government Program, except where non-compliance with any of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect. To any Loan Party’s knowledge, no circumstance exists or event has occurred which could reasonably be expected to result in a material violation of any Healthcare Law or any requirement of any Third Party Payor Program. There are no pending (or, to the knowledge of any Loan Party, threatened) Proceedings against or affecting any Loan Party or, to the knowledge of any Loan Party, any Licensed Personnel, relating to any actual or alleged non-compliance with any Healthcare Law or requirement of any Third Party Payor other than those Proceedings that would not reasonably be expected to have, in the aggregate, a Material Adverse Effect. To any Loan Party’s knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such Proceeding against or affecting any Loan Party or any Licensed Personnel.

(b)           Without limiting the generality of any other representation or warranty made herein, (i) each of the physicians, nurse practitioners, and physicians assistants, whether employees, independent contractors or leased personnel of each Loan Party (“Licensed Personnel”) holds a valid and unrestricted license to practice his or her profession from each state in which he or she provides professional services, and, when required, holds a valid and unrestricted Drug Enforcement Administration registration and applicable state license to prescribe controlled substances, (ii) all Licensed Personnel, in the exercise of their respective duties on behalf of a Loan Party, are in compliance in all material respects with all applicable Healthcare Laws, (iii) all agreements between a Loan Party and a hospital or other health care facility and all agreements between a Loan Party and Licensed Personnel are in compliance in all material respects with all applicable Healthcare Laws and (iv) no Loan Party is and no Licensed Personnel are debarred, disqualified, suspended or excluded from participation in any Government Program or are listed on the United States Department of Health and Human Services Office of Inspector General List of Excluded Individuals/Entities or General Services Administration list of excluded parties, except where non-compliance with any of the foregoing subsections, individually or in the aggregate, would not have a Material Adverse Effect, nor to any Loan Party’s knowledge is any such debarment, disqualification, suspension or exclusion threatened or pending. To any Loan Party’s knowledge, each Loan Party has maintained in all material respects all records required to be maintained by any Governmental Authority, including state licensing boards and agencies, CMS, Drug Enforcement Administration and state boards of pharmacy and any Government Program as required by the Healthcare Laws and, to any Loan Party’s knowledge, there are no presently existing circumstances which would result or likely would result in violations of the Healthcare Laws except such of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect. Each Loan Party will have, effective as of the Closing Date and at all times thereafter, such Permits, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities as are necessary under applicable Requirements of Law to own their respective properties and conduct their respective business (including such Permits as are required under such federal, state and other Healthcare Laws as are applicable thereto), and to participate in and receive reimbursement under any Government Program, except where non-compliance with any of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect.

(c)            To any Loan Party’s knowledge, there currently exist no restrictions, deficiencies, required plans of corrective actions or other such remedial measures under any Government Program’s certifications or licensure, except such of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect. Without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to any Loan Party or their respective operations (i) has been conducted by or on behalf of any Governmental Authority, or (ii) is scheduled, pending or, to the knowledge of any Loan Party, threatened, that would have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party has any knowledge that any condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, reasonably would be expected to result in the suspension, revocation, forfeiture, non-renewal of any governmental consent applicable to any Loan Party or Subsidiary of a Loan Party or service Subsidiary of a Loan Party or such Loan Party’s participation in any Government Program, any other material Third Party Payor Arrangement, or of any participation agreements, which suspension, revocation, forfeiture or non-renewal would have, either individually or in the aggregate, a Material Adverse Effect; provided, however, nothing in the foregoing shall prohibit or prevent any Loan Party from terminating or causing the termination of any contract for the provision of Medical Services in the ordinary course of the Loan Party’s business. There is no investigation, audit, claim review, or other action pending, or to the knowledge of any Loan Party, threatened, which would reasonably be expected to result in a suspension, revocation, termination, restriction, limitation, modification or non-renewal of any material Reimbursement Approval or result in any Loan Party’s or any of their Subsidiaries’ exclusion from any Third Party Payor.

(d)            Each Loan Party that provides professional Medical Services and each of its Licensed Personnel has the requisite National Provider Identifier or other authorizations and Permits requisite to bill the Medicare and Medicaid Programs (in the state or states in which such entities operate), and all other Third Party Payor Arrangements that such Loan Party currently bills or in the past billed except where the failure to have such authorization would not have, either individually or in the aggregate, a Material Adverse Effect. There is no investigation, audit, claim review or other action pending or, to any Loan Party’s knowledge, threatened which would likely result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor Arrangement, provider number, Permit or authorization or result in the exclusion of any Loan Party from the Medicare and Medicaid Programs, or from any Third Party Payor Arrangement, which revocation, suspension, termination, probation, restriction, limitation, non-renewal or exclusion would have, either individually or in the aggregate, a Material Adverse Effect.

(e)            As applicable, the Borrower has adopted a compliance plan the purpose of which is to assure that each Loan Party and its Licensed Personnel is in material compliance with applicable Healthcare Laws.

(f)             Each Loan Party and professional corporation and professional association with which a Loan Party has entered into a management services agreement or other affiliation agreement conducts its business in compliance with all applicable Corporate Practice of Medicine Laws except where non-compliance with the foregoing, would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(g)            Each Loan Party will have, effective as of the Closing Date and at all times thereafter, such Permits, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities as are necessary under applicable Requirements of Law to own their respective properties and conduct their respective business (including such Permits as are required under such federal, state and other Healthcare Laws as are applicable thereto), and to receive reimbursement under any Government Program (collectively, the “Healthcare Permits”), except where the failure to have any Healthcare Permit would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(h)            Each Loan Party holds, and at all times during the three (3) calendar years immediately preceding the Third A&R Effective Date has held, all Healthcare Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted and to participate in and obtain reimbursement under all Third Party Payors in which such Persons’ participate, except where a failure to hold any such Healthcare Permits would not reasonably be expected to have, in the aggregate, a Material Adverse Effect. All such Healthcare Permits are, and at all times during the three (3) calendar years immediately preceding the Third A&R Effective Date have been, in full force and effect and there is and has been no default under, violation of, or other noncompliance with the terms and conditions of any such Healthcare Permit, except where a failure of any such Healthcare Permit to be in full force and effect, or any default under, violation of, or other noncompliance with the terms and conditions of any such Healthcare Permit, would not reasonably be expected to have, in the aggregate, a Material Adverse Effect. No Governmental Authority has taken, or to the knowledge of any Loan Party intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Healthcare Permit of any Loan Party where any such action would reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(i)             Each Loan Party, as applicable, has obtained and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent prudent and customary in the industry in which it is engaged or required by law (including any foreign law or equivalent regulation), except where the failure to have or maintain such accreditation in good standing or imposition of limitation or impairment would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(j)             No Loan Party is a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority.

Section 3.22           Privacy and Security Law Compliance.

To the extent that any Loan Party or any Subsidiary is a “covered entity” or “business associate” within the meaning of HIPAA or any other comparable Privacy and Security Law, the Borrower and each such Loan Party and each Subsidiary, except as set forth on Schedule 3.22, (x) is in compliance in all material respects with each of the applicable requirements of all Privacy and Security Laws and (y) is not and would not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that would result in any of the foregoing or that would materially adversely affect a Loan Party’s or Subsidiary’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by a Loan Party or any Subsidiary of the then effective provisions of any Privacy and Security Law except, in each case, for such non-compliance under this Section 3.22 as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.23           EEA Financial Institution.

Neither the Borrower nor any other Loan Party is an EEA Financial Institution.

Section 3.24           Status as Senior Debt.

The Obligations constitute “senior debt” (or such other similar term) under each subordination and/or intercreditor agreement governing any Subordinated Indebtedness (including under any Junior Lien Intercreditor Agreement).

Article IV
Conditions

Section 4.01            Third A&R Effective Date. The Amendment and Restatement of the Existing Credit Agreement and this Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived):

(a)            No Event of Default under Section 7.01(a), (b), (g) or (h) shall have occurred and be continuing on and as of the Third A&R Effective Date.

(b)            Each of the Specified Representations and the Third A&R Acquisition Agreement Representations shall be true and correct in all material respects on the Third A&R Effective Date (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)); provided that “Material Adverse Effect” shall be as defined in, and interpreted by, the Third A&R Acquisition Agreement as in effect on the First Amendment Effective Date.

(c)            The Administrative Agent shall have received a solvency certificate, dated the Third A&R Effective Date, and signed by the Chief Financial Officer of the Borrower or a Financial Officer (immediately after giving effect to the Third A&R Transactions) substantially in the form attached hereto as Exhibit G.

(d)            The Administrative Agent shall have received all of the agreements, documents, instruments and other items set forth in Part II of the Closing Checklist attached hereto as Exhibit 4.01(d), each in form and substance reasonably satisfactory to the Administrative Agent; provided that execution of the Payment Agreement will not be required if the Borrower has delivered to the Administrative Agent and the Lenders calculations, in detail reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), demonstrating that (x) unrestricted cash on the balance sheet of the Borrower and its Subsidiaries as of the Third A&R Effective Date and as of the date of any Third A&R Acquisition Distribution (in each case calculated net of any outstanding Revolving Loans) less (y) the aggregate amount of the Third A&R Acquisition Distributions (whether made or to be made on or after the Third A&R Effective Date) will be greater than or equal to $59,000,000.

(e)            Since the First Amendment Effective Date, there shall not have occurred a “Material Adverse Effect” (as defined in, and interpreted by, the Third A&R Acquisition Agreement as in effect on the First Amendment Effective Date).

(f)             The Administrative Agent and the Revolver Agent shall have received all fees and expenses due and payable on or prior to the Third A&R Effective Date, including the fees set forth in the Third A&R Supplemental Fee Letter and reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(g)            The Administrative Agent shall have received, at least three (3) days prior to the Third A&R Effective Date, all documentation and other information required by regulatory authorities concerning the Borrower and the Subsidiary Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been requested by the Administrative Agent in writing at least 10 Business Days prior to the Third A&R Effective Date.

(h)            Immediately following and substantially concurrently with the funding of the New Third A&R Term Loans and the payment of the Third A&R Acquisition Distribution, (i) the Third A&R Equity Contribution shall have been consummated in an amount not less than the Minimum Third A&R Equity Contribution, (ii) the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the final purchase price for the Third A&R Acquisition represents an implied equity value of the Equity Interests of Holdings of not less than $550,000,000, (iii) the Third A&R Acquisition shall have been consummated in accordance with the terms of the Third A&R Acquisition Agreement, and (iv) the Third A&R Acquisition Agreement shall not have been amended or waived in any material respect by the Buyer or any of its subsidiaries in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that a reduction in purchase price under the Third A&R Acquisition Agreement shall be deemed not to be materially adverse to the Lenders so long as the condition in clause (i) is satisfied.

The Administrative Agent shall notify the Borrower and the Lenders of the Third A&R Effective Date, and such notice shall be conclusive and binding.

Section 4.02      Each Credit Event. The obligation of each Lender to make any Loan or honor any Extension Request (other than a Borrowing Request requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans) after the Closing Date and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, including, without limitation, on the Closing Date, on the Effective Date, on the Second A&R Closing Date and on the Third A&R Effective Date, is subject to satisfaction or waiver of the following conditions:

(a)            The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct (or true and correct in all material respects, as the case may be) as of such earlier date).

(b)            At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)            The Administrative Agent and, if applicable, the Revolver Agent, the relevant Issuing Bank and/or Swingline Lender shall have received a Borrowing Request in accordance with the requirements hereof.

Each Borrowing (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

Article V
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrower and its Restricted Subsidiaries covenants and agrees with the Lenders that:

Section 5.01      Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to the Revolver Agent and each Lender):

(a)            within 150 days after the end of the fiscal year of the Borrower ended June 30, 2016 and within 120 days after the end of each fiscal year of the Borrower thereafter, audited year-end consolidated financial statements of the Borrower and its Subsidiaries (including a balance sheet, statement of income and statement of cash flows and stockholders’ equity) as of the end of and for such fiscal year, and the related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except as may be required solely as a result of the impending maturity of any Loan or any anticipated inability to satisfy the Financial Covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied,

(b)            within 60 days after the end of the fiscal quarter of the Borrower ended June 30, 2016 and within 45 days after the end of each fiscal quarter of each fiscal year thereafter, unaudited quarterly consolidated financial statements of the Borrower and its Subsidiaries (including a balance sheet, statement of income and statement of cash flows) as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes,

(c)            within (i) 60 days after the last day of the fiscal months ending February 29, 2016 and March 31, 2016 and (ii) 45 days after the last day of each subsequent fiscal month of the Borrower, unaudited financial statements of the Borrower and its Subsidiaries for such fiscal month, which may be a subset of the monthly reports delivered to the Permitted Holders,

(d)            concurrently with the delivery of the financial statements referred to in Section 5.01(a) for each fiscal year and Section 5.01(b) (for the first three fiscal quarters of each fiscal year) (commencing with the first full fiscal quarter after the Closing Date), (A) a duly completed Compliance Certificate substantially in the form of Exhibit F hereto, signed by a Financial Officer of the Borrower and (B) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Borrower and its consolidated Subsidiaries,

(e)            within (i) 90 days after the commencement of the fiscal year ended June 30, 2021 and (ii) 75 days after the commencement of each fiscal year of the Borrower thereafter, a reasonably detailed consolidated budget (prepared on a quarterly basis) for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year),

(f)            simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) of this Section 5.01, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and reflecting the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower,

(g)            within 45 days after the end of each fiscal quarter of the Borrower, a detailed statement demonstrating compliance with PACE cash reserve requirements, in each case certified by a Responsible Officer of the Borrower,

(h)            promptly following any request therefor, documentation requested for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary or any Plan, or compliance with the terms of any Loan Document, in each case as the Administrative Agent or the Revolver Agent, or any Lender through the Administrative Agent or Revolver Agent, may reasonably request, and

(i)             evidence of insurance renewals as required under Section 5.07 hereunder in form and substance reasonably acceptable to the Administrative Agent.

Notwithstanding the foregoing, the obligations referred to in Sections 5.01(a), (b) and (c) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the applicable financial statements of Holdings; provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to Holdings, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand.

Documents required to be delivered pursuant to Section 5.01 may, at the Borrower’s option, be delivered electronically; provided that upon the reasonable request of the Administrative Agent, the Revolver Agent or the Collateral Agent with respect to any specific document so delivered electronically, the Borrower shall promptly deliver a physical copy of such document.

To the extent any report or other information under this Section 5.01 is not delivered within the time periods specified under this Section 5.01 and such report or other information is subsequently delivered prior to the time such failure results in an Event of Default due to the Borrower’s failure to deliver such report or other information within such requisite time periods, the Borrower will be deemed to have satisfied its obligations under this Section 5.01 and any Default with respect to its obligations under this Section 5.01 shall be deemed to have been cured (but not any Default under any other provision of this Agreement). The Borrower may satisfy its obligation to deliver any report or other information to Lenders at any time by filing such information with the SEC and providing written notice (which notice may be by facsimile or electronic mail) to the Administrative Agent that such information has been filed.

Section 5.02           Notices of Material Events.

(a)            The Borrower will furnish to the Administrative Agent (for distribution to the Revolver Agent and each Lender), written notice of the following promptly after obtaining knowledge thereof:

(i)             the occurrence of any Default,

(ii)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any of its Restricted Subsidiaries that could in each case reasonably be expected to result in a Material Adverse Effect,

(iii)            the occurrence of any ERISA Event which could reasonably be expected to result in a Material Adverse Effect,

(iv)           the receipt by the Borrower or any of its Restricted Subsidiaries of (i) any notice of any loss of (A) accreditation from the Joint Commission on Accreditation of Healthcare Organizations or (B) any governmental right, qualification, permit, accreditation, approval, authorization, Reimbursement Approval, license or franchise or (ii) any notice, compliance order or adverse report issued by any Governmental Authority or Third Party Payor that, if not promptly complied with or cured, could result in (A) the suspension or forfeiture of any material governmental right, qualification, permit, accreditation, approval, authorization, Reimbursement Approval, license or franchise necessary for the Borrower or any of its Restricted Subsidiaries to carry on its business as now conducted or as proposed to be conducted or (B) any other material Limitation imposed upon the Borrower or any of its Restricted Subsidiaries,

(v)            any Change in Law of the type described in clause (a) or (b) of such definition relating to any Third Party Payor Arrangement that could reasonably be expected to have a material and adverse effect on the ability of the Borrower or any Restricted Subsidiary to carry on its business as now conducted or as proposed to be conducted,

(vi)           (1) the voluntary disclosure by any Loan Party to the Office of the Inspector General of the United States Department of Health and Human Services, the Centers for Medicare & Medicaid Services, any Third Party Payor (including to any intermediary, carrier or contractor of such Third Party Payor), of an actual or potential overpayment matter involving the submission of claims to a Third Party Payor in an amount greater than $250,000; (2) that any Loan Party, an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Loan Party: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a Proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tarn action brought pursuant to 31 U.S.C. §3729 et seq.; (3) receipt by any Loan Party of any notice or communication from an accrediting organization that such Person is in danger of losing its accreditation due to a failure to comply with a plan of correction; (4) any validation review, program integrity review or material reimbursement audits related to any Loan Party in connection with any Third Party Payor (other than any routine review or audit in the ordinary course of business); (5) any claim to recover any alleged overpayments with respect to any receivables, or any notice of any fees of any Loan Party being contested or disputed, in each case, in excess of $250,000; (6) notice of any material reduction in the level of reimbursement expected to be received with respect to receivables; (7) any allegations of material licensure violations or fraudulent acts or omissions involving any Loan Party, or, to the knowledge of any Loan Party, any Licensed Personnel; (8) the pending or threatened imposition of any material fine or penalty by any Governmental Authority under any Healthcare Law against any Loan Party, or, to the knowledge of any Loan Party, any Licensed Personnel that would reasonably be expected to have, in the aggregate, a Material Adverse Effect; (9) notice of any Loan Party’s fees in excess of $250,000 being contested or disputed; (10) any pending or threatened revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Healthcare Permit or Reimbursement Approval except for any such non-renewal at the election of a Loan Party as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect; (11) any non-routine and material inspection of any facility of any Loan Party by or on behalf of any Governmental Authority; and (12) notice of the occurrence of any reportable event as defined in any corporate integrity agreement, corporate compliance agreement or deferred prosecution agreement pursuant to which any Loan Party has to make a submission to any Governmental Authority or other Person under the terms of such agreement, if any, and

(vii)          any other development that results in, or is reasonably likely to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03            Information Regarding Collateral.

(a)            The Borrower will furnish to the Collateral Agent prompt written notice of (but in no event later than 90 days following) any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(b)            Each year, at the time of delivery of annual financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Collateral Agent a certificate executed by a Financial Officer and the chief legal officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.

Section 5.04           Existence; Conduct of Business. The Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, accreditations, authorizations, Reimbursement Approvals, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.05           Payment of Obligations. Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, pay its material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any Lien securing such obligation and (d) the failure to make such payment is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.

Section 5.06           Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.07            Insurance.

(a)            The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (which may include self-insurance) at the time the relevant coverage is placed or renewed (x) insurance with respect to its properties and business against loss or damage of such type and in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (y) all insurance required to be maintained pursuant to the Security Documents, subject to the Collateral and Guarantee Requirements. The Borrower will deliver to the Lenders, upon reasonable request of the Administrative Agent or Revolver Agent, information in reasonable detail as to the insurance so maintained.

(b)            If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) cooperate with the Collateral Agent and provide information reasonably required by the Collateral Agent to comply with the Flood Insurance Laws and (iii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance.

Section 5.08           Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

Section 5.09           Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, the Revolver Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, including environment assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower shall be provided the opportunity to participate in any such discussions with its independent accountants), upon reasonable prior notice and during normal business hours.

Section 5.10           Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to comply with all Requirements of Law, including Environmental Laws and Healthcare Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.11           Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans, Swingline Loans and Letters of Credit will be used only for working capital and other general corporate purposes (including Permitted Acquisitions) and for any other purposes not prohibited by this Agreement. The proceeds of the New Third A&R Term Loans, together with the proceeds of the Third A&R Equity Contribution, will be used by the Borrower on the Third A&R Effective Date (i) to pay the Third A&R Acquisition Distribution, (ii) to repay all outstanding Revolving Loans and (iii) to pay the Third A&R Transaction Expenses and for working capital and other general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.12           Additional Subsidiaries; Succeeding Holdings.

(a)            If any additional Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Third A&R Effective Date or if any Excluded Subsidiary that is not a Subsidiary Loan Party ceases to qualify as an Excluded Subsidiary, the Borrower will, within 60 days after the date such Restricted Subsidiary has been formed or acquired (or the date on which such Subsidiary ceases to constitute an Excluded Subsidiary), notify the Collateral Agent and the Lenders (through the Administrative Agent) thereof and within such 60-day period cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(b)            Upon the addition of a Succeeding Holdings, the Borrower will notify the Collateral Agent and the Lenders (through the Administrative Agent) thereof and within 10 days after such Succeeding Holdings is formed or acquired cause the Collateral and Guarantee Requirement to be satisfied with respect to the Succeeding Holdings.

Section 5.13           Further Assurances.

(a)            Each of Holdings, each Succeeding Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)            If any material assets (including any real property (other than any leased real property and Excluded Assets) which constitutes a Material Real Property) are acquired by the Borrower or any Subsidiary Loan Party after the Closing Date (other than assets constituting Collateral under the Collateral Agreement that become subject to a perfected Lien in favor of the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.13, all at the expense of the Loan Parties; provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with the provisions of this paragraph by any Loan Party.

Section 5.14           Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Specified Indebtedness or any Permitted Refinancing thereof and (iii) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the greater of (x) the Fair Market Value of such Investment at the date of designation and (y) the sum of (i) the aggregate amount paid to acquire such Unrestricted Subsidiary, if applicable, plus (ii) the aggregate amount of Investments made by the Borrower and its Subsidiaries in such Unrestricted Subsidiary on or prior to the date of designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value of such Investment in such Subsidiary.

Section 5.15           [Reserved].

Section 5.16           Annual Lender Calls. The Borrower will participate in a conference call with the Administrative Agent, the Revolver Agent and the Lenders to discuss the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for the most recently-ended period for which financial statements have been delivered pursuant to Section 5.01(a), which call shall occur within a reasonable period of time after the delivery of such financial statements and after the Lenders have first been provided reasonable notice of such call.

Section 5.17           ERISA Compliance. The Borrower will do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, and (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification.

Section 5.18           Post-Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to execute and deliver the documents and complete the tasks set forth on Schedule 5.18 as soon as commercially reasonable and by no later than the date set forth in Schedule 5.18; provided that the Administrative Agent or Collateral Agent, as applicable, may in its reasonable judgment, grant extensions of time for compliance or exceptions with the provisions of this paragraph.

Article VI
Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrower (and, with respect to Section 6.03 only, Holdings) and each Restricted Subsidiary covenants and agrees with the Lenders that:

Section 6.01            Indebtedness; Certain Equity Interests.

The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)              Indebtedness created under the Loan Documents,

(ii)             [reserved],

(iii)            Indebtedness existing on the Third A&R Effective Date set forth in Schedule 6.01 and any Permitted Refinancing thereof,

(iv)            Indebtedness of the Borrower owed to any Restricted Subsidiary and of any Restricted Subsidiary owed to the Borrower or any other Restricted Subsidiary; provided that (A) Indebtedness of the Borrower owed to any Restricted Subsidiary and Indebtedness of any Subsidiary Loan Party owed to the Borrower or any other Restricted Subsidiary shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, (B) Indebtedness owed to any Captive Insurance Subsidiary shall only be subordinated to the extent permitted by applicable laws or regulations and (C) the related Investment is permitted by Section 6.04(d),

(v)            Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted by this Section 6.01, (B) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the Borrower or the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (C) except in the case of Foreign Subsidiaries that provide Guarantees of Indebtedness of other Foreign Subsidiaries, the related Investment is permitted by Section 6.04(d),

(vi)            Indebtedness (including Attributable Indebtedness) of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided that (A) such Indebtedness (other than Permitted Refinancings) is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not (except as permitted by the definition of “Permitted Refinancing”) exceed $10,000,000 at any time outstanding,

(vii)            Acquired Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition and not created in contemplation thereof; provided that after giving Pro Forma Effect to such Permitted Acquisition and the assumption or incurrence of such Indebtedness incurred or assumed pursuant to this clause (vii), the Total Net Leverage Ratio does not exceed 4.25:1.00, and any Permitted Refinancing of any such Indebtedness; provided further that any such Indebtedness of a Non-Loan Party does not exceed in the aggregate at any time outstanding, together with any Indebtedness incurred by a Non-Loan Party pursuant to clause (xiv) of this Section 6.01, $5,000,000,

(viii)         Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business,

(ix)            Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business and consistent with practices of the Borrower and its Restricted Subsidiaries in place on the Third A&R Effective Date,

(x)            Indebtedness of any Loan Party pursuant to any Swap Agreement,

(xi)            [reserved],

(xii)           Indebtedness representing deferred compensation to current or former consultants, employees or directors of Holdings, the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business and consistent with practices of the Borrower and its Restricted Subsidiaries in place on the Third A&R Effective Date,

(xiii)          Indebtedness in respect of promissory notes issued to physicians, consultants, employees or directors or former employees, consultants or directors in connection with repurchases of Equity Interests permitted by Section 6.08(a)(iii),

(xiv)          Indebtedness of any Foreign Subsidiary or any Non-Loan Party, collectively, in an amount not to exceed, together with any Indebtedness incurred by a Non-Loan Party pursuant to clause (vii) of this Section 6.01, $5,000,000 at any time outstanding,

(xv)          unsecured Indebtedness; provided that on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Total Net Leverage Ratio does not exceed 4.75:1.00 and (b) any Permitted Refinancing thereof,

(xvi)          the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days,

(xvii)        the incurrence of Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or capital stock of the Borrower or any Restricted Subsidiary,

(xviii)       the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business,

(xix)          Indebtedness of the Borrower or a Restricted Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness remains outstanding for ten (10) Business Days or less, and

(xx)           the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any additional Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

Notwithstanding anything to the contrary contained in Section 6.01 or otherwise, in no event will the aggregate amount of earn-out or other contingent consideration obligations (other than the Acquisition Earn-Out) incurred in connection with one or more Permitted Acquisitions or permitted Investments reflected on a consolidated balance sheet of the Loan Parties (in accordance with GAAP) exceed $15,000,000 at any time outstanding.

For purposes of determining compliance with Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Section 6.01(a)(i) through (xx) above, the Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in 6.01(a)(i) through (xx) above and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Borrower at such time. The Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in 6.01(a)(i) through (xx) above.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.

The accrual of interest, the accretion or amortization of OID, the payment of interest in the form of additional Indebtedness with the same terms, shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

Section 6.02           Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (collectively, “Permitted Liens”):

(a)            Liens created by the Loan Documents,

(b)            Permitted Encumbrances,

(c)            any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Third A&R Effective Date and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations which it secures on the Third A&R Effective Date and Permitted Refinancings thereof,

(d)            any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary securing Indebtedness permitted by clause (vii) of Section 6.01; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as applicable, (B) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as applicable, and Permitted Refinancings thereof,

(e)            Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (vi) of Section 6.01 (including Permitted Refinancings thereof), (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancings) are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary,

(f)            Liens (i) arising from filing Uniform Commercial Code financing statements regarding leases, (ii) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon and (iii) in favor of a banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry,

(g)            Liens arising out of sale and leaseback transactions permitted by Section 6.06,

(h)            Liens in favor of the Borrower or another Loan Party (other than Holdings),

(i)             licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Restricted Subsidiary,

(j)             Liens on assets of any Foreign Subsidiary or any Non-Loan Party securing Indebtedness permitted by Section 6.01(xiv),

(k)            Liens on assets of the Borrower or the Restricted Subsidiaries not otherwise permitted by this Section 6.02, so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $12,500,000 at any time outstanding; provided that in no event shall Holdings, the Borrower or any Restricted Subsidiary create, incur, assume or permit to exist any Lien on any Equity Interests of the Borrower or any Restricted Subsidiary,

(l)             Liens on the Collateral securing Indebtedness permitted by paragraph (xvi) of Section 6.01,

(m)            Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary,

(n)            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes,

(o)            Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs, and

(p)            Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary with any letter of intent or purchase agreement permitted hereunder.

Section 6.03           Fundamental Changes.

(a)            Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Loan Party may merge with and into the Borrower in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not the Borrower, such Person expressly assumes, in writing, all the obligations the Borrower under the Loan Documents, (ii) any Loan Party (other than Holdings or the Borrower) may merge with and into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger is a Subsidiary Loan Party, is or becomes a Subsidiary Loan Party concurrently with such merger, (iii) any Restricted Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iv) any asset sale permitted by Section 6.05 or Investment permitted by Section 6.04 may be effected through the merger of a subsidiary of the Borrower with a third party, (v) the Merger shall be permitted and (vi) the Third A&R Acquisition shall be permitted.

(b)            The Borrower will not, and Holdings and the Borrower will not permit any Restricted Subsidiary to, engage to any material extent in any business other than a Permitted Business.

(c)            Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower and engaging in corporate and administrative functions and other activities incidental thereto (including payment of dividends and other amounts in respect of its Equity Interests). Holdings will not own or acquire any assets (other than Equity Interests of the Borrower and the cash proceeds of any Restricted Payments permitted by Section 6.08 or proceeds of any issuance of Indebtedness or Equity Interests permitted by this Agreement pending application as required by this Agreement) or incur any liabilities (other than liabilities under and permitted to be incurred under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence (including the ability to incur fees, costs and expenses relating to such maintenance) and activities incidental thereto). Notwithstanding the foregoing, Holdings shall be permitted to (i) enter into transactions, engage in activities and maintain assets or incur liabilities in respect of Swap Agreements related to Indebtedness of Holdings permitted hereunder, (ii) engage in any public offering of its common stock or any other issuance or sale or repurchase of its Equity Interests, in each case to the extent not resulting in a Change of Control, (iii) participate in tax, accounting and other administrative matters as a member of the consolidated group of Holdings, the Borrower and its Restricted Subsidiaries, (iv) hold any cash or property (but not operate any property), (v) employ or provide indemnification to employees, officers and directors and (vi) engage in any activities incidental to the foregoing.

Section 6.04            Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(a)            Permitted Acquisitions,

(b)            Permitted Investments,

(c)            Investments existing on the Third A&R Effective Date and set forth on Schedule 6.04 and any Investments consisting of extensions, modifications or renewals of any such Investments (excluding any such extensions, modifications or renewals involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or OID or payment-in-kind pursuant to the terms, as of the Third A&R Effective Date, of the original Investment so extended, modified or renewed),

(d)           Investments by the Borrower or any Restricted Subsidiaries in Equity Interests in their respective Restricted Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations referred to in the definition of “Collateral and Guarantee Requirement”) and (B) the aggregate amount of investments in Non-Loan Parties by Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(e) and outstanding Guarantees permitted to be incurred under clause (B) to the proviso to Section 6.04(f)) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs),

(e)           loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (B) the amount of such loans and advances made by Loan Parties to Non-Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under clause (B) to the proviso to Section 6.04(f)) shall not exceed $10,000,000 in the aggregate at any time outstanding (in each case determined without regard to any write-downs or write-offs),

(f)            Guarantees constituting Indebtedness permitted by Section 6.01 and performance guarantees in the ordinary course of business; provided that (and without limiting the foregoing) the aggregate principal amount of Indebtedness of Non-Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(d) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(e)) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs),

(g)            receivables or other trade payables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business consistent with past practice and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances,

(h)           Investments consisting of Equity Interests, obligations, securities or other property received in settlement of delinquent accounts of and disputes with customers and suppliers in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments,

(i)            Investments by the Borrower or any Restricted Subsidiary in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business,

(j)            loans or advances by the Borrower or any Restricted Subsidiary to employees and other individual service providers made in the ordinary course of business (including travel, entertainment and relocation expenses) of the Borrower or any Restricted Subsidiary not exceeding $750,000 in the aggregate at any time outstanding (determined without regard to any write-downs or write-offs of such loans or advances),

(k)           Investments in the form of Swap Agreements,

(l)            Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges, in one transaction or a series of transactions, with the Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger,

(m)          Investments received in connection with the dispositions of assets permitted by Section 6.05,

(n)           Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”,

(o)           [reserved],

(p)           [reserved],

(q)           [reserved],

(r)            Investments by the Borrower or any Restricted Subsidiary (including Investments in Permitted Acquisitions) in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future advances, not exceeding the Available Amount immediately prior to the time of the making of any such Investment; provided that, immediately prior to and after giving effect to such Investment the Borrower shall be in Pro Forma Compliance with the Financial Covenant,

(s)           Investments by the Borrower or any Restricted Subsidiary in an amount not to exceed $35,000,000 in the aggregate at any time outstanding,

(t)           Investments, loans and advances by the Borrower or any Restricted Subsidiary to any Captive Insurance Subsidiary in an amount equal to (A) the capital required under the applicable laws or regulations of the jurisdiction in which such Captive Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Captive Insurance Subsidiary plus (B) any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary,

(u)           [reserved], and

(v)           Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business.

For purposes of covenant compliance, the amount of any Investment outstanding at any time shall be the original cost of such Investment (without adjustment for any increases or decreases in the value of such Investments), reduced by (except in the case of any Investments made using the Available Amount pursuant to Section 6.04(r) and returns which are included in the Available Amount pursuant to the definition thereof) any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

Section 6.05      Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Borrower a Restricted Subsidiary), nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary in compliance with Section 6.04) involving aggregate payments or consideration for assets having a Fair Market Value in excess of $3,000,000 for any individual transaction or series of related transactions, except:

(a)           sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, damaged, obsolete, worn out, negligible or surplus equipment or property in the ordinary course of business,

(b)           sales, transfers and dispositions to the Borrower or any Restricted Subsidiary; provided that any such sales, transfers or dispositions involving a Non-Loan Party shall be made in compliance with Section 6.09,

(c)           sales, transfers and dispositions of products, services or accounts receivable (including at a discount) in connection with the compromise, settlement or collection thereof consistent with past practice,

(d)           sales, transfers and dispositions of property to the extent such property constitutes an investment permitted by clauses (b), (h), (1) and (n) of Section 6.04,

(e)           sale and leaseback transactions permitted by Section 6.06,

(f)            dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary,

(g)           [reserved],

(h)           exchanges of property for similar replacement property for fair value,

(i)            assets set forth on Schedule 6.05,

(j)            the sale or other disposition of Permitted Investments in the ordinary course of business,

(k)           the sale or disposition of any assets or property received as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default,

(l)            the licensing or sublicensing of intellectual property in the ordinary course of business or in accordance with industry practice,

(m)            the sale, lease, conveyance, disposition or other transfer of (a) the Equity Interests of, or any Investment in, any Unrestricted Subsidiary or (b) Investments (other than Investments in any Restricted Subsidiary) made pursuant to clause (s) of Section 6.04,

(n)           surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

(o)           leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries,

(p)           the sale of Equity Interests in joint ventures to the extent required by or made pursuant to, customary buy/sell arrangements entered into in the ordinary course of business between the joint venture parties and sent forth in joint venture agreements,

(q)           sales, transfers, leases and other dispositions of assets in any fiscal year representing no more than 10% of Consolidated EBITDA for the immediately preceding fiscal year of the Borrower and its Restricted Subsidiaries,

(r)            the sale of Equity Interests in a Subsidiary formed after the Second A&R Closing Date to a Strategic Investor within 18 months of the formation of such Subsidiary in the ordinary course of business such that such newly-formed Subsidiary becomes a Qualified Joint Venture as long as such Subsidiary continues to constitute a Qualified Joint Venture (it being agreed that such sale shall not be deemed permitted pursuant to this clause (r) if the applicable Person ceases to be a Qualified Joint Venture), and

(s)           the issuance by InnovAge California PACE-Sacramento, LLC of 41.1% (in the aggregate) of its outstanding Equity Interests to Adventist Health System/West and Eskaton Properties, Incorporated on March 18, 2019 pursuant to the terms of that certain Limited Liability Company Agreement, dated as of March 18, 2019, by and among TCO Western Holdings, LLC, Adventist Health System/West and Eskaton Properties, Incorporated;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (c), (f), (l), (n) and (p) above) shall be made for Fair Market Value and (other than those permitted by paragraphs (b), (d), (h), (1), (n) and (p) above) for at least 75% cash consideration, plus (for all such sales, transfers, leases and other dispositions permitted hereby) an aggregate additional amount of non-cash consideration in the amount not to exceed $4,000,000 (it being understood that for purposes of paragraph (a) above, accounts receivable received in the ordinary course and any property received in exchange for used, obsolete, worn out or surplus equipment or property and any non-cash consideration that was actually converted into cash within 6 months following the applicable sale, transfer, lease or other disposition by the Borrower or any of its Restricted Subsidiaries shall be deemed to constitute cash consideration).

Section 6.06      Sale and Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (x) any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset or (y) sale and leaseback transactions with respect to any single parcel of real property and related assets made for cash consideration in an amount not less than the Fair Market Value of such property and related assets, where the Fair Market Value of such property and related assets in the aggregate does not exceed $15,000,000.

Section 6.07      [Reserved].

Section 6.08      Restricted Payments; Certain Payments of Indebtedness.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)              the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,

(ii)             Restricted Subsidiaries may declare and pay dividends ratably with respect to their capital stock, membership or partnership interests or other similar Equity Interests,

(iii)            the Borrower may declare and pay dividends or make other distributions to Holdings, the proceeds of which are used by Holdings or a parent to purchase or redeem Equity Interests of Holdings or a parent (x) acquired by employees, consultants or directors of Holdings, the Borrower or any Restricted Subsidiary upon such Person’s death, disability, retirement or termination of employment; provided that the aggregate amount of such purchases or redemptions under this clause (iii)(x) shall not exceed $2,500,000 in any fiscal year (and, to the extent that the aggregate amount of purchases or redemptions made in any fiscal year pursuant to this clause (iii)(x) is less than $2,500,000, the amount of such difference may be carried forward and used for such purpose in the following fiscal year) and $5,000,000 in the aggregate and (y) held by a Permitted Co-Investor not to exceed $5,000,000 in the aggregate; provided that in any such case (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) immediately after giving effect to any such purchase or redemption, the Borrower shall be in Pro Forma Compliance with the Financial Covenant and (C) immediately after giving effect to such Restricted Payment on a Pro Forma Basis, the Secured Net Leverage Ratio does not exceed 2.50:1.00,

(iv)            the Borrower may make Restricted Payments to Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) corporate overhead expenses incurred in the ordinary course and as may be necessary to permit Holdings (or any direct or indirect parent thereof) to pay their expenses and liabilities incurred in the ordinary course, including, without limitation, (A) customary and reasonable salary, bonus and other compensation and benefits payable to officers, employees and consultants of Holdings or any direct or indirect parent thereof, (B) customary and reasonable fees and expenses paid to members of the board of directors of Holdings or any direct or indirect parent thereof or payments in respect of indemnification obligations to such board members, (C) reasonable general corporate overhead expenses of Holdings or any direct or indirect parent thereof, to the extent allocable to the operations of the Borrower and its Restricted Subsidiaries, (D) franchise taxes and other similar licensing expenses, in each case required to maintain its corporate existence and (E) fees and expenses (other than to Affiliates) relating to any unsuccessful debt or equity financing,

(v)             with respect to any taxable period (or portion thereof) with respect to which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which Holdings or a parent is the common parent (a “Tax Group”), the Borrower may make Restricted Payments to Holdings (or any such parent) in an amount necessary to enable Holdings (or such parent, as applicable) to pay the portion of any consolidated, combined or similar U.S. federal, state or local income Taxes (as applicable) of such Tax Group for such taxable period that are directly attributable to the taxable income of the Borrower and/or its applicable Subsidiaries; provided that the amount of any such Restricted Payments pursuant to this clause (v) shall not exceed the amount of such Taxes that the Borrower and/or its applicable Subsidiaries would have paid had the Borrower and/or such Subsidiaries, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate group); provided, further, that the payment of Restricted Payments pursuant to this clause (v) in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose,

(vi)            cashless repurchases of Equity Interests of Holdings deemed to occur upon exercise of stock options or warrants or upon vesting of common stock, if such Equity Interests represent a portion of the exercise price or withholding obligations of such options, warrants or common stock,

(vii)          the Borrower and its Restricted Subsidiaries may make a payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement (provided that such date of declaration or giving of notice of redemption shall be deemed to be a Restricted Payment and shall utilize capacity under another provision of this Section 6.08),

(viii)         so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Borrower to pay management, consulting and advisory fees or any other amounts payable to any Permitted Holder to the extent permitted by Section 6.09,

(ix)            the Borrower may use an amount up to (x) the amount of unrestricted cash on its balance sheet as of immediately prior to the Third A&R Effective Date, plus (y) the net proceeds of the New Third A&R Term Loans minus (z) the aggregate Revolving Exposure of the Lenders as of immediately prior to the Third A&R Effective Date, which amount shall not exceed the Redemption Amount (as defined in the Third A&R Acquisition Agreement), to (a) on the Third A&R Effective Date, make Restricted Payments to, or to repurchase, redeem or otherwise acquire or retire for value any Equity Interests from, any direct or indirect equityholder of Holdings as contemplated by the Third A&R Acquisition Agreement and (b) on or before the first payroll date after the Third A&R Effective Date, the Borrower may make payments to optionholders and members of the management of Holdings and its Restricted Subsidiaries in an amount up to (i) the Total Optionholder Consideration Amount (as defined in the Third A&R Acquisition Agreement), plus (ii) amounts required pursuant to clause (c) of the definition of Transaction Expenses (as defined in the Third A&R Acquisition Agreement), and plus (iii) other payments owed to optionholders pursuant to the Third A&R Acquisition Agreement (collectively, the “Third A&R Acquisition Distribution”),

(x)             the Borrower and the Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not exceeding the Available Amount immediately prior to the time of the making of such Restricted Payment; provided that (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect to such Restricted Payment on a Pro Forma Basis, the Secured Net Leverage Ratio does not exceed 3.50:1.00,

(xi)            the Borrower may make Restricted Payments to Holdings to pay any nonrecurring fees, cash charges and cost expenses incurred in connection with the issuance of Equity Interests or Indebtedness, in each case only to the extent that such transaction is not consummated,

(xii)           [reserved],

(xiii)          [reserved],

(xiv)          the Borrower and its Restricted Subsidiaries may make payments for the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants,

(xv)           the Borrower and its Restricted Subsidiaries may make cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of the Borrower and its Restricted Subsidiaries, and

(xvi)          payment of fees and reimbursement of other expenses to the Permitted Holders in connection with the Transactions permitted by Section 6.09 shall be permitted,

and provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment.

(b)           The Borrower will not, and will not permit any Restricted Subsidiary to, make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness (other than the intercompany loans among Restricted Subsidiaries and the Borrower) (“Specified Indebtedness”), except:

(i)              payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than, in the case of Subordinated Indebtedness, as prohibited by the subordination provisions thereof,

(ii)            the conversion or exchange of any Specified Indebtedness into, or redemption, repurchase, prepayment, defeasance or other retirement of any such Indebtedness with the Net Proceeds of the issuance by Holdings or a parent of Equity Interests (or capital contributions in respect thereof) of Holdings or a parent after the Closing Date to the extent not Otherwise Applied, plus any fees and expenses in connection with such conversion, exchange, redemption, repurchase, prepayment, defeasance or other retirement,

(iii)            the prepayment, redemption, defeasance, repurchase or other retirement of Specified Indebtedness for an aggregate purchase price not to exceed the Available Amount; provided that (x) no Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect to such prepayment, redemption, defeasance, repurchase or other retirement of Specified Indebtedness on a Pro Forma Basis, the Secured Net Leverage Ratio does not exceed 3.50:1.00,

(iv)            [reserved],

(v)            [reserved], and

(vi)            refinancings of Indebtedness to the extent the Indebtedness being incurred in connection with such refinancing is a Permitted Refinancing.

(c)           The Borrower will not, and will not permit any Restricted Subsidiary to, make any payment or prepayment with respect to the NewCourtland Earn-Out unless (A) after giving effect to such payment, (i) the Loan Parties are in compliance on a Pro Forma Basis with the covenant set forth in Section 6.12, recomputed for the most recent fiscal quarter for which financial statements have been delivered, and (ii) no Event of Default has occurred and is continuing (or would result from the making of such payment) or (B) such payment is made substantially simultaneously with the proceeds of issuances of Permitted Securities (or any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) by Holdings (other than (x) any Disqualified Stock and (y) Permitted Securities or other contributions or sales of Equity Interests in connection with an exercise of the Cure Right).

Section 6.09      Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, involving aggregate payments or consideration in excess of $500,000 for any individual transaction or series of related transactions, except:

(a)           transactions that are at prices and on terms and conditions, taken as a whole, not materially less favorable to the Borrower or such Restricted Subsidiary that could be obtained on arm’s-length transaction basis from unrelated third parties other than an Affiliate,

(b)           transactions between or among Holdings, the Borrower, and the Subsidiary Loan Parties,

(c)           any Investment permitted under Section 6.04(d), 6.04(e), 6.04(g) or 6.04(m),

(d)           any Indebtedness permitted under Section 6.01(v) and Section 6.01(xii),

(e)           any Restricted Payment permitted under Section 6.08,

(f)            loans or advances to employees permitted under Section 6.04(e),

(g)           any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any of the Affiliates of the Borrower or entity controlled by such Affiliates, as lessor, which is approved in good faith by a majority of the disinterested members of the Board of Directors of the Borrower and for which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such lease is fair to the Borrower or such Restricted Subsidiary from a financial point of view,

(h)           so long as no Default described in Section 7.01(b) and no Event of Default has occurred and is continuing, the Borrower or any of its Restricted Subsidiaries may pay, or may pay cash dividends to enable Holdings to pay, (A) the management, advisory, incentive or similar fees payable under the Management Agreement for any period ending after the fourth anniversary of the Closing Date in an aggregate amount not greater than $1,000,000 during any fiscal year, payable in equal quarterly installments, in arrears (plus any unpaid management, consulting, monitoring or advisory fees within such amount accrued in any prior year but in any event accrued after the fourth anniversary of the Closing Date), (B) fees in respect of any financings, acquisitions or dispositions with respect to which any Permitted Holder acts as an adviser to Holdings, the Borrower or any Restricted Subsidiary in an amount not to exceed 2.0% of the value of any such transaction and (C) indemnities and expense reimbursements pursuant to the Management Agreement; provided, that indemnities and expense reimbursements under this clause (C) shall be permitted in an aggregate amount not greater than $100,000 during any fiscal year notwithstanding the continuance of a Default described in Section 7.01(b) or an Event of Default; provided, further, any fees not paid under this Section 6.09(h) due to the existence of a Default described in Section 7.01(b) or an Event of Default shall be deferred and may be paid when no such Default or Event of Default exists or would arise as a result of such payment,

(i)            any contribution to the capital of Holdings directly or indirectly by the Permitted Holders or any purchase of Equity Interests of Holdings by the Permitted Holders not prohibited by this Agreement,

(j)            the payment of reasonable fees to directors of Holdings, the Borrower or any Restricted Subsidiary who are not employees of Holdings, the Borrower or any Restricted Subsidiary, and compensation and employee benefit plans and arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business,

(k)           any issuances of Equity Interests, securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s or Holdings’ Board of Directors (or a committee thereof),

(l)            transactions pursuant to agreements set forth on Schedule 6.09 and any amendments thereto to the extent such amendments are not materially less favorable to the Borrower or such Subsidiary Loan Party than those provided for in the original agreements,

(m)          any employment, consulting, change of control and severance arrangements entered into in the ordinary course of business between a parent, Holdings, the Borrower or any Restricted Subsidiary and any officer, consultant or employee thereof,

(n)           payments by the Borrower or any of its Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary,

(o)           transactions with customers, suppliers, contractors, j oint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Agreement which are approved in good faith by a majority of the disinterested members of the Board of Directors of the Borrower and for which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary, as applicable, from a financial point of view,

(p)           the entering into of any tax sharing agreement or arrangement with Holdings or any direct or indirect parent company of the Borrower and any payments thereunder by the Borrower or any of its Restricted Subsidiaries to Holdings or any parent to the extent permitted by Section 6.08(a)(iv),

(q)           the issuance of Equity Interests (other than Disqualified Stock) (i) of Holdings to Affiliates of Holdings or (ii) of Holdings or any Restricted Subsidiary for compensation purposes,

(r)            non-exclusive intellectual property licenses not materially interfering with the conduct of the Borrower’s business in the ordinary course of business, and

(s)           the Transactions (including Transaction Expenses) and the payment of fees and expenses as part of or in connection with the Transactions.

Section 6.10      Restrictive Agreements.

(a)           Subject to clauses (b) through (d) below, the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary.

(b)           The foregoing clause (a) shall not apply to restrictions and conditions (i) imposed by law or by any Loan Document, documentation governing any Permitted Refinancing (provided that such restrictions are not materially more restrictive (as determined in good faith by the Borrower), taken as a whole, than those contained in such agreements governing the Indebtedness being refinanced), or Indebtedness of a Foreign Subsidiary permitted to be incurred under this Agreement (provided that such restrictions shall apply only to such Foreign Subsidiary), (ii) existing on the Third A&R Effective Date identified on Schedule 6.10 (and shall not apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) contained in agreements relating to the acquisition of property; provided that such restrictions and conditions apply only to the property so acquired and were not created in connection with or in anticipation of such acquisitions and (v) imposed by any customary provisions restricting assignment of any agreement entered into the ordinary course of business.

(c)           The foregoing clause (a)(i) shall not apply to restrictions or conditions (i) imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (ii) imposed by customary provisions in leases restricting the assignment thereof.

(d)           The foregoing clause (a)(ii) shall not apply (x) to customary provisions in joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Equity Interests in such joint venture or (y) to customary restrictions on leases, subleases, licenses, cross-licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the property interest, rights or the assets subject thereto.

(e)            For purposes of determining compliance with this Section 6.10, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 6.11      Amendment of Material Documents. The Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) the documentation governing any Permitted Securities or (b) its Organizational Documents to the extent such amendment, modification or waiver would be materially adverse to the Lenders.

Section 6.12      Maximum Secured Leverage Ratio.

The Borrower will not permit the Secured Net Leverage Ratio, calculated on the last day of each fiscal quarter listed below, to be greater than the ratio set forth below as of such fiscal quarter end date:

Fiscal Quarter Ending:	Maximum Secured Net Leverage Ratio

September 30, 2020	7.00:1.00

December 31, 2020	7.00:1.00

March 31, 2021	6.75:1.00

June 30, 2021	6.50:1.00

September 30, 2021	6.50:1.00

December 31, 2021	6.25:1.00

March 31, 2022	6.25:1.00

June 30, 2022	6.00:1.00

September 30, 2022	6.00:1.00

December 31, 2022	5.75:1.00

March 31, 2023	5.75:1.00

June 30, 2023	5.50:1.00

September 30, 2023	5.50:1.00

Fiscal Quarter Ending:	Maximum Secured Net Leverage Ratio

December 31, 2023	5.25:1.00

March 31, 2024	5.25:1.00

June 30, 2024	5.25:1.00

September 30, 2024	5.25:1.00

December 31, 2024	5.25:1.00

March 31, 2025	5.25:1.00

June 30, 2025	5.25:1.00

September 30, 2025	5.25:1.00

December 31, 2025	5.25:1.00

March 31, 2025	5.25:1.00

June 30, 2025	5.25:1.00

September 30, 2025	5.25:1.00

December 31, 2025	5.25:1.00

March 31, 2026 and thereafter	5.25:1.00

Section 6.13      Fiscal Year. The Borrower will not, and will not permit any Restricted Subsidiary to, change its fiscal year to end on any date other than June 30.

Article VII
Events of Default

Section 7.01      Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise,

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days,

(c)            any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made,

(d)           the Borrower or, in the case of Section 6.03, Holdings, fails to (or, to the extent applicable, fails to cause any Restricted Subsidiary to) observe or perform any covenant, condition or agreement contained in (x) Section 5.02(a)(i), 5.04 (solely with respect to the existence of the Borrower) or in Article VI; provided that the Financial Covenant is subject to cure pursuant to Section 7.02, or (y) Section 5.01(a), 5.01(b), 5.01(d) or 5.01(e) and, in the case of this clause (y), such failure shall continue unremedied for a period of ten (10) days,

(e)           Holdings, the Borrower or any Subsidiary Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after receipt by the Borrower of notice thereof from the Administrative Agent (which notice will be given at the request of any Lender),

(f)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than, with respect to Indebtedness consisting of Swap Agreements, as a result of any termination events or equivalent events (other than any additional termination events (or equivalent events)) and not as a result of any other default thereunder by any Loan Party); provided that this paragraph (f) shall not apply to Secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets (to the extent not prohibited under this Agreement) securing such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans hereunder,

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered,

(h)           Holdings, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (g) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any formal action for the purpose of effecting any of the foregoing,

(i)            one or more judgments for the payment of money (to the extent not paid or covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) in an aggregate amount in excess of $7,500,000 shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment,

(j)            (i) an ERISA Event occurs that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, has resulted or would reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect,

(k)           any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $7,500,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement,

(l)            any Loan Document shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any party thereto,

(m)          the Guarantees of the Obligations by Holdings and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall be asserted by Holdings, the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations,

(n)            there shall occur any revocation, suspension, termination, rescission, nonrenewal (except for any such non-renewal at the election of a Loan Party as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect) or forfeiture or any similar final administrative action with respect to one or more Healthcare Permits, in each case of any Loan Party which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect,

(o)            a Change of Control shall occur, or

(p)            there shall occur any Payor Event of Default under (and as defined in) the Payment Agreement,

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of this Section 7.01), and at any time thereafter during the continuance of such event, (x) the Revolver Agent may, and at the request of the Required Revolving Lenders shall, by notice to the Borrower, terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (y) the Administrative Agent may, and, in the case of the following clause (i), at the request of the Required Term Lenders and, in the case of the following clause (ii), at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments in respect of the Term Loans, and thereupon such Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the Revolving Commitments of each Revolving Lender shall immediately terminate; and in case of any event with respect to the Borrower described in paragraph (g) or (h) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02      Borrower’s Right to Cure.

(a)            Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of the Financial Covenant set forth in Section 6.12 (a “Financial Covenant Default”), after the last day of the fiscal period for which the Financial Covenant is being measured, but on or prior to the date that is 10 Business Days subsequent to the date on which financial statements with respect to such fiscal period are required to be delivered pursuant to Section 5.01, Holdings shall have the right to issue Permitted Securities (or any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent), the proceeds of which Holdings will contribute in cash to the Borrower as common equity or other equity on terms reasonably acceptable to the Administrative Agent (collectively, the “Cure Right”); provided that at the Borrower’s option, the Borrower may elect to exercise such Cure Right prior to the date of the delivery of the applicable financial statements if the Borrower reasonably determines that it will fail to comply with the requirements of the Financial Covenant upon the delivery of such financial Statements, and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)            Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Covenant at the end of the applicable fiscal quarter and applicable subsequent periods which include such fiscal quarter and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)            if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

(b)            Notwithstanding anything herein to the contrary, (a) in each four-fiscal- quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and no more than five (5) Cure Rights shall be exercised in the aggregate following the Closing Date, (b) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant and (c) the Cure Amount shall be set forth in an officer’s certificate delivered to the Administrative Agent.

(c)            The Cure Right and the effects thereof on determining pricing, financial ratio-based conditions (other than for determining actual compliance with Section 6.12) or any baskets with respect to covenants will be disregarded for all other purposes under the Loan Documents, including, without limitation, for purposes of calculating the leverage ratios as a threshold for permitted exceptions to any affirmative and negative covenants; provided that the reduction in the outstanding principal balance of the Loans due to the application of the proceeds of an the exercise of a Cure Right pursuant to Section 2.11 shall not be taken into account for purposes of determining compliance with the Financial Covenant for the measurement period ending on the last day of the applicable fiscal quarter. In addition, exercise of the Cure Right shall not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VI).

(d)            So long as the Borrower is entitled to exercise a Cure Right pursuant to the foregoing terms and provisions of this Section 7.02, neither Administrative Agent, the Revolver Agent nor any Lender shall impose default interest, accelerate the Obligations or exercise any enforcement remedy against any Loan Party or any of its Subsidiaries or any of their respective properties solely on the basis of the applicable Financial Covenant Default; provided that until timely receipt of the Cure Amount, an Event of Default shall be deemed to exist for all other purposes of this Agreement, including, without limitation, any term or provision of any Loan Document which prohibits any action to be taken by a Loan Party or any of its Subsidiaries during the existence of an Event of Default; provided, further, that notwithstanding the foregoing, upon a deemed cure pursuant to Section 7.02(c), the requirements of the applicable Financial Covenant shall be deemed to have been satisfied as of the applicable fiscal quarter with the same effect as though there had been no Financial Covenant Default (and any other Default arising solely as a result thereof) at such date or thereafter.

Section 7.03      Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (g) or (h) of Section 7.01, any reference in any such clause to any Restricted Subsidiary shall be deemed to exclude any Restricted Subsidiary that is not a Material Subsidiary affected by any event or circumstance referred to in any such clause.

Article VIII
The Agents

Section 8.01        Appointment and Duties.

(a)            Appointment of Agent. (i) Each Secured Party hereby appoints Capital One (together with any successor Administrative Agent pursuant to Section 8.9) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto and (ii) each Revolving Lender and each Issuing Bank hereby appoints Capital One (together with any successor Revolver Agent pursuant to Section 8.9) as Revolver Agent hereunder and authorizes Revolver Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Revolver Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. For purposes of this Article VIII, all references to the Administrative Agent shall be deemed to be references to both the Administrative Agent and the Collateral Agent.

(b)            Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above,

(i)            Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and Issuing Banks, except as otherwise provided in clause (ii) below as to the rights and authority of the Revolver Agent), and is hereby authorized, to (A) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 7.01(g) or 7.01(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (B) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(g) or (h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (C) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (D) manage, supervise and otherwise deal with the Collateral, (E) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (F) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Loan Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (G) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender and Issuing Bank to act as collateral sub-agent for Administrative Agent, the Lenders and the Issuing Banks for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Permitted Investments held by, such Lender or Issuing Bank, and may further authorize and direct the Lenders and the Issuing Banks to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender and Issuing Banks hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed; and

(ii)            the Revolver Agent shall have the sole and exclusive right and authority (to the exclusion of the Administrative Agent, the Lenders and Issuing Banks), and is hereby authorized to (A) act as the disbursing and collecting agent for the Revolving Lenders and the Issuing Banks with respect to all payments made in respect of the Revolving Loans and Obligations arising with respect to Letters of Credit and fees related thereto, all as more specifically provided in Article II and (B) to perform such other duties and exercise such other powers as are specifically provided to the Revolver Agent in this Agreement.

(c)            Limited Duties. Under the Loan Documents, each of Administrative Agent and Revolver Agent (i) is acting solely on behalf of the Secured Parties (or the Revolving Lenders and the Issuing Banks with respect to the Revolver Agent, except to the limited extent provided in Section 9.04(b) with respect to the Registers), with duties that are entirely administrative in nature, notwithstanding the use of the defined terms “Administrative Agent”, and “Revolver Agent” or the terms “administrative agent”, “Administrative Agent”, “Revolver Agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent or the Revolver Agent, as applicable, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, Issuing Bank or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Administrative Agent or the Revolver Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 8.02      Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Administrative Agent, Revolver Agent, Required Revolving Lenders, Required Term Lenders or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent or Revolver Agent in reliance upon the instructions of Required Revolving Lenders, Required Term Lenders or Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent, Revolver Agent, Required Revolving Lenders, Required Term Lenders or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 8.03      Use of Discretion.

(a)            No Action without Instructions. Neither Administrative Agent nor Revolver Agent shall be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Revolving Lenders, Required Term Lenders or Required Lenders, as applicable (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)            Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, no Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any Related Party thereof or (ii) that is, in the opinion of such Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c)            Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Applicable Agent in accordance with the Loan Documents for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Applicable Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Revolver Agent, as the case may be) hereunder and under the other Loan Documents, (ii) each of the Issuing Banks and the Swingline Lenders from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or a Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.08 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as the Administrative Agent or the Revolver Agent, as the case may be, hereunder and under the other Loan Documents, then (A) the Required Revolving Lenders shall have the rights otherwise ascribed to the Revolver Agent pursuant to Section 7.01, (B) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (C) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.08, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.04      Delegation of Duties. Each of the Administrative Agent and the Revolver Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in- fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Administrative Agent or Revolver Agent, as applicable.

Section 8.05      Reliance and Liability.

(a)            Each of Administrative Agent and Revolver Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.04, (ii) rely on the Register to the extent set forth in Section 9.04, (iii) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)            None of Administrative Agent, Revolver Agent and their respective Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, Borrower and each other Loan Party hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent, Revolver Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent, Revolver Agent and their respective Related Parties:

(i)            shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders, the Required Revolving Lenders or the Required Term Lenders, as applicable, or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of Administrative Agent or Revolver Agent, when acting on behalf of Administrative Agent or Revolver Agent, as applicable);

(ii)           shall not be responsible to any Lender, Issuing Bank or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)          makes no warranty or representation, and shall not be responsible, to any Lender, Issuing Bank or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Related Party of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Administrative Agent or Revolver Agent, as applicable, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent or Revolver Agent, as applicable, in connection with the Loan Documents;

(iv)          shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or Issuing Bank describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent and Revolver Agent, as applicable, shall promptly give notice of such receipt to all Lenders); and

(v)           shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Revolver Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution;

and, for each of the items set forth in clauses (i) through (v) above, each Lender, Issuing Bank, Holdings and each Borrower hereby waives and agrees not to assert (and each of Holdings and each Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against Administrative Agent or Revolver Agent based thereon.

Section 8.06      Administrative Agent and Revolver Agent Individually. Each of Administrative Agent, Revolver Agent and their respective Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Administrative Agent or Revolver Agent, as the case may be, and may receive separate fees and other payments therefor. To the extent Administrative Agent, Revolver Agent or any of their respective Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender”, “Required Term Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Administrative Agent, Revolver Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders, Required Revolving Lenders or Required Term Lenders, respectively.

Section 8.07      Lender Credit Decision.

(a)            Each Lender and each Issuing Bank acknowledges that it shall, independently and without reliance upon Administrative Agent, Revolver Agent, any Lender or Issuing Bank or any of their Related Parties or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Administrative Agent, Revolver Agent or any of their respective Related Parties, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Administrative Agent or Revolver Agent to the Lenders or Issuing Banks, neither Administrative Agent nor Revolver Agent shall have any duty or responsibility to provide any Lender or Issuing Bank with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of Administrative Agent, Revolver Agent or any of their respective Related Parties.

(b)            If any Lender or Issuing Bank has elected to abstain from receiving material non-public information (“MNPI”) concerning the Loan Parties or their Affiliates, such Lender or Issuing Bank acknowledges that, notwithstanding such election, Administrative Agent, Revolver Agent and/or the Loan Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or Issuing Bank hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Administrative Agent, Revolver Agent and the Loan Parties upon request therefor by Administrative Agent, Revolver Agent or the Loan Parties. Notwithstanding such Lender’s or Issuing Bank’s election to abstain from receiving MNPI, such Lender or Issuing Bank acknowledges that if such Lender or Issuing Bank chooses to communicate with Administrative Agent or Revolver Agent, it assumes the risk of receiving MNPI concerning the Loan Parties or their Affiliates.

Section 8.08      Expenses; Indemnities; Withholding.

(a)            Each Lender agrees to reimburse Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party), and each Revolving Lender agrees to reimburse the Revolver Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party), in each case, promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by Administrative Agent, Revolver Agent or any of their respective Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.

(b)            Each Lender further agrees to indemnify Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party), and each Revolving Lender further agrees to indemnify the Revolver Agent, each Issuing Bank and each of their respective Related Parties (to the extent not reimbursed by any Loan Party), in each case, severally and ratably, from and against liabilities (including, to the extent not indemnified pursuant to Section 8.08(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Administrative Agent, Revolver Agent, any Issuing Bank or any of their respective Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Letter of Credit or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent, Revolver Agent, any Issuing Bank or any of their respective Related Parties under or with respect to any of the foregoing; provided, that with respect to any indemnification owed to any Issuing Bank or any of its Related Parties in connection with any Letter of Credit, only Revolving Lenders shall be required to indemnify, such indemnification to be made severally and ratably based on the percentage equivalent of such Revolving Lender’s Commitment with respect to the Revolving Commitment divided by the aggregate amount of Revolving Commitments of all Revolving Lenders (determined as of the time the applicable indemnification is sought by such Issuing Bank or Related Party from the Revolving Lenders); provided, further, however, that no Lender shall be liable to Administrative Agent, Revolver Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Administrative Agent, Revolver Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)            To the extent required by any Requirement of Law, Applicable Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Applicable Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Applicable Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Applicable Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Applicable Agent fully for all amounts paid, directly or indirectly, by Applicable Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Applicable Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Applicable Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Applicable Agent is entitled to indemnification from such Lender under this Section 8.08(c).

Section 8.09      Resignation of Administrative Agent, Revolver Agent or Issuing Bank.

(a)            Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders, Revolver Agent and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.09. If Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, after 30 days after the date of the retiring Administrative Agent’s notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders who agree to act in such capacity. Revolver Agent may resign at any time by delivering notice of such resignation to the Lenders, Administrative Agent and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.09. If Revolver Agent delivers any such notice, the Required Revolving Lenders shall have the right to appoint a successor Revolver Agent. If, after 30 days after the date of the retiring Revolver Agent’s notice of resignation, no successor Revolver Agent has been appointed by the Required Revolving Lenders that has accepted such appointment, then the retiring Revolver Agent may, on behalf of the Lenders, appoint a successor Revolver Agent from among the Lenders who agree to act in such capacity. Each appointment under this clause (a) (other than an appointment by Revolver Agent) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)            Effective immediately upon its resignation, (i) the retiring Applicable Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the retiring Administrative Agent and the Revolving Lenders shall assume and perform all of the duties of the retiring Revolver Agent, in each case, until a successor Administrative Agent or Revolver Agent, as applicable, shall have accepted a valid appointment hereunder, (iii) the retiring Applicable Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Applicable Agent was, or because such retiring Applicable Agent had been, validly acting as Administrative Agent or the Revolver Agent, as the case may be, under the Loan Documents and (iv) subject to its rights under Section 8.03, the retiring Applicable Agent shall take such action as may be reasonably necessary to assign to the successor Applicable Agent its rights as Applicable Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent or Revolver Agent, as applicable, a successor Administrative Agent or Revolver Agent, as applicable, shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent or Revolver Agent, as the case may be, under the Loan Documents.

Section 8.10      Joint Lead Arrangers. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, no Joint Lead Arranger shall have any duties or responsibilities, nor shall any Joint Lead Arranger have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Joint Lead Arranger.

Article IX
Miscellaneous

Section 9.01      Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower, to Total Community Options, Inc. 8950 East Lowry Boulevard Denver, Colorado 80230, Attention: Maureen Hewitt (Telecopy No. [****],

(ii)           if to the Administrative Agent, Revolver Agent, Swingline Lender or Collateral Agent, to Capital One, National Association, [****], Attention: InnovAge Account Officer (Facsimile [****]), with a copy to Capital One, National Association, [****], Attention: General Counsel (Facsimile [****]),

(iii)          if to the Issuing Bank, to such address as the Issuing Bank may provide in writing to the Revolver Agent and the Borrower from time to time, and

(iv)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Applicable Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lender. The Applicable Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Applicable Agent otherwise prescribes, (i) notices and other communications sent to an e- mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Revolver Agent (and, in the case of the Administrative Agent or Revolver Agent, by written notice to the Borrower). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)            Each Revolving Lender shall notify the Revolver Agent in writing of any changes in the address to which notices to such Revolving Lender should be directed, of addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Revolver Agent shall reasonably request.

Section 9.02      Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, the Revolver Agent, the Issuing Bank, the Collateral Agent, the Swingline Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Revolver Agent, the Issuing Bank, the Collateral Agent, the Swingline Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Revolver Agent, any Lender, the Collateral Agent, the Swingline Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Except as provided in Section 2.20 (other than Section 2.20(d)(i)) with respect to an Additional Credit Extension Amendment (or to give effect to any restatement of this Agreement, the substantive terms of which are otherwise permitted hereby), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall

(i)            increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or of any Default or mandatory prepayment or mandatory reduction of any Commitments shall not constitute an increase of any Commitment of any Lender),

(ii)            reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of “Secured Net Leverage Ratio” or “Fixed Charge Coverage Ratio”, in the component definitions thereof shall not constitute a reduction in any rate of interest; provided that, for the avoidance of doubt, only the consent of the Required Lenders shall be necessary to amend Section 2.13(c) or to waive any obligation of the Borrower to pay interest thereunder,

(iii)            postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Loan, the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any Default or mandatory prepayment or mandatory reduction of any Commitment shall not constitute a reduction, waiver, excuse or postponement),

(iv)          change Section 2.18(b), (c) or (f) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby,

(v)            change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender directly and adversely affected thereby (or each Lender of such Class, as applicable),

(vi)           release Holdings or any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as provided in Section 9.15 or in the Collateral Agreement) or limit its liability in respect of such Guarantee, without the written consent of each Lender,

(vii)          release all or substantially all the Collateral from the Liens of the Security Documents (except as provided in Section 9.15 or in the Collateral Agreement), without the written consent of each Lender,

(viii)          change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, or

(ix)            (i) amend or waive Section 9.20, (ii) change the definition of Trigger Event of Default, the definition of Required Term Lenders or this Section 9.02(b)(ix) or (iii) increase the amount of Revolving Commitments from those in effect on the Third A&R Effective Date, in each case, without the written consent of the Required Term Lenders (or by the Administrative Agent with the consent of Required Term Lenders);

provided, further, no amendment or waiver shall, unless signed by (i) the Revolver Agent and Required Revolving Lenders (or by the Revolver Agent with the consent of the Required Revolving Lenders) in addition to the Required Lenders (or by the Revolver Agent with the consent of the Required Lenders) and the Borrower: (A) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loans (or of any Issuing Bank to issue any Letter of Credit) in Section 4.02 or the definitions of the terms used in Section 4.02 insofar as such definitions affect the substance of such Section, (B) waiver any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any Issuing Bank to issue any Letter of Credit) in Section 4.02, (C) amend, waiver or otherwise modify non-compliance with any provision of Section 2.01(c), 2.05, the proviso set forth in Section 2.11, Section 2.09(a)(i), 2.11(c), 2.11(e), 2.18(f), 4.02, 9.20 or 9.21 or (D) change or amend the definition of Trigger Event of Default, or (ii) all Revolving Lenders (or the Revolver Agent with the prior written approval of all Revolving Lenders), (A) amend or waive this proviso of Section 9.02 or the definitions of the terms used in this proviso insofar as the definitions affect the substance of this proviso; (B) change the definition of the term Required Revolving Lenders or the percentage of Lenders which shall be required for Required Revolving Lenders or any specific right of Required Revolving Lenders to grant or withhold consent or take or omit any action hereunder, or (C) change the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder. For the purposes of determining whether proceeds of Collateral or payments must be applied pursuant to Section 2.18(f), no amendment or waiver of any Trigger Event of Default shall be taken into account unless such amendment or waiver shall have been signed by the Required Revolving Lenders (or by the Revolver Agent with the consent of the Required Revolving Lenders).

provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Revolver Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Revolver Agent, the Issuing Bank or the Swingline Lender, as applicable, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of a particular Class of Lenders (but not any other Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time. As it relates to rights of the Issuing Bank, (a) the definition of “Letter of Credit Sublimit” may be amended to increase the amount thereof to an amount equal to no more than 50% of the aggregate principal amount of the Revolving Commitments (as in effect as of the date thereof) with only the written consent of the Issuing Bank, the Revolver Agent and the Borrower and (b) this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Banks, with only the written consent of the Revolver Agent, the applicable Issuing Bank and the Borrower, so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable, the other Issuing Banks, if any, who have not executed such amendment, are not adversely affected thereby. No Lender consent is required to effect an Additional Credit Extension Amendment (except (i) as expressly provided in Sections 2.20 or 2.21, as applicable or (ii) that the provisions of Section 2.20(d)(i) may not be amended or waived without the consent of the Required Lenders). In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any Lender assignee that is reasonably acceptable to the Applicable Agent shall have the right to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such Lender assignee, at no expense to such Non-Consenting Lender, all the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non- Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (including amounts under Sections 2.12, 2.15, 2.16 and 2.17), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender); provided, that, if any such Non-Consenting Lender does not execute and deliver to the Applicable Agent a duly executed Assignment and Assumption reflecting such replacement within two (2) Business Days of the date on which the Lender assignee executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.

(c)            Notwithstanding the provisions of clause (b), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Revolver Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Third A&R Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. In addition, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of a Class with a replacement term loan tranche hereunder (the “Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such refinanced Term Loans, (ii) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the refinanced Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing.

(d)            Notwithstanding anything in this Section 9.02 to the contrary, (a) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower, the Administrative Agent and the Revolver Agent to the extent necessary (i) to integrate any Incremental Term Loans, any Incremental Revolving Commitments, any Extended Term Loans or any Extended Revolving Commitments or (ii) to cure any ambiguity, omission, defect or inconsistency and (b) without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any (x) amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document or (y) any Junior Lien Intercreditor Agreement.

Section 9.03      Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay or reimburse (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Revolver Agent, the Collateral Agent and the Joint Lead Arrangers, including the reasonable fees, charges and disbursements of counsel for the Agents (within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request), in connection the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (but, limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the Revolver Agent and the Joint Lead Arrangers, and, if necessary, of one local counsel in any relevant jurisdiction) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Revolver Agent and the Lenders (within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request) incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (but, limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the Revolver Agent and the Lenders taken as a whole, and, if necessary, of one local counsel to the Administrative Agent, the Revolver Agent and the Lenders taken as a whole in any relevant jurisdiction and one additional counsel in each relevant jurisdiction for each group of similarly situated parties in the event of a conflict of interest). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or Revolver Agent in its discretion. For the avoidance of doubt, this Section 9.03(a) shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.03(a) include any Issuing Bank and any Swingline Lender.

(b)            The Borrower shall indemnify the Administrative Agent, the Revolver Agent, the Collateral Agent, each Joint Lead Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), and hold each Indemnitee harmless, from and against any and all losses, claims, damages, liabilities or out-of-pocket expenses incurred by or asserted against any Indemnitee (but, limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Indemnitees taken as a whole, and, if necessary, of one local counsel to the Indemnitees taken as a whole in any relevant jurisdiction and one additional counsel in each relevant jurisdiction for each group of similarly situated parties in the event of a conflict) incurred in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, the Amendment and Restatement or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any Mortgaged Property or any other property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries or their respective properties or operations, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or out-of-pocket expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Related Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates (in the case of any such act or omission, as determined in a final and non-appealable judgment of a court of competent jurisdiction). All amounts due under this Section 9.03(b) shall be paid within 30 days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that, that such Indemnitee shall promptly refund and return such amounts to the extent that there is a final non-appealable judicial determination by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03(b). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Payments under this Section shall be made by the Borrower to the Administrative Agent for the benefit of the relevant Indemnitee. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.03(b) include any Issuing Bank and any Swingline Lender.

(c)            To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Revolver Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, the Revolver Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, the Revolver Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans, and unused Commitments at the time.

(d)            To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Amendment and Restatement, any Loan or Letter of Credit or the use of the proceeds thereof.

Section 9.04      Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except pursuant to Section 6.03(a)(i)) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Revolver Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the limitations set forth in paragraph (a) above and the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Borrower; provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Applicable Agent within 10 Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default pursuant to clauses (a), (b), (g) or (h) under Section 7.01 has occurred and is continuing, any other assignee,

(B)            the Applicable Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, provided further that no consent of the Revolver Agent shall be required for an assignment of all or any portion of a Revolving Loan or Revolving Commitment to a Lender, and

(C)            the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)            Assignments shall be subject to the following conditions:

(A)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Applicable Agent) shall not be less than an amount of $1,000,000 and shall be in increments of an amount of $1,000,000 in excess thereof (or, in each case, if less, all of such Lender’s Commitment or Loans of the applicable Class) unless each of the Borrower and the Administrative Agent, and, in the case of any assignment of a Revolving Loan, Letter of Credit or Revolving Commitment, the Revolver Agent, otherwise consent; provided that such assignments shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any,

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans,

(C)            the parties to each assignment shall execute and deliver to the Applicable Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500,

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire,

(E)            no assignment may be made to (i) a Disqualified Institution without the prior written consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default pursuant to clauses (a), (b), (g) or (h) under Section 7.01 has occurred and is continuing, (ii) a natural person or (iii) except as permitted by Section 9.04(d), the Borrower or any of its Affiliates, and

(F)            any assignment of Term Loans or Commitments of Term Loans shall specify whether such Term Loans or Commitments, as applicable, constitute Third A&R Term Loans, Incremental Term Loans or Commitments with respect to any of the foregoing Classes of Term Loans and, if such Term Loans or Commitments constitute Incremental Term Loans or Incremental Term Loan Commitments, the date of initial Borrowing of such Incremental Term Loans or the effective date of such Incremental Term Loan Commitments, as applicable.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans to any Affiliated Lender shall also be subject to the requirements of Section 9.04(d).

For purposes of this Section 9.04(b):

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)            Each of the Administrative Agent and the Revolver Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and stated interest of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (a “Register”). The entries in the applicable Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Revolver Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender for all purposes of the Loan Documents, notwithstanding notice to the contrary. Each Register shall be available for inspection by the Borrower, and solely with respect to their respective interests by the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Applicable Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of the Borrower, the Administrative Agent, the Revolver Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Revolver Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.

(i)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender maintaining such Participant Register shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)            The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations of such Sections, provided that any forms required to be provided by any Participant pursuant to Section 2.17(e) shall be provided solely to the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided further that a Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(iii)            Any Lender may at any time pledge, assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge, assignment or grant to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge, assignment or grant of a security interest; provided that no such pledge, assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(iv)            Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) a Disqualified Institution (with respect to participations to the extent the identity of such Disqualified Institution has been made available in writing to all Lenders), (ii) a natural person, (iii) a Person listed on the Specially Designated Nationals and Blocked Persons List maintained by OF AC and/or on any other similar list maintained by OF AC pursuant to any authorizing statute, executive order or regulation, (iv) a Person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Section 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders or (v) the Borrower or any of its Affiliates.

(d)            (i) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to a Person who is or will become, after such assignment, an Affiliated Lender in accordance with Section 9.04(b) and this Section 9.04(d); provided that:

(A)            the assigning Lender and Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit J hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(B)            for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments, Revolving Loans, Extended Revolving Commitments, Incremental Revolving Commitments, Incremental Revolving Loans or Refinancing Revolving Commitments to any Affiliated Lender;

(C)            no Non-Debt Fund Affiliate shall be permitted to hold Term Loans pursuant to this Section 9.04(d), if (i) Non-Debt Fund Affiliates in the aggregate would own in excess of 20% of the Term Loans of any Class then outstanding, (ii) there would be more than two (2) Non-Debt Fund Affiliates holding Term Loans of any Class then outstanding or (iii) without the prior written consent of ULTra, after giving effect to such assignment, the aggregate amount of all Pari Passu Debt held by the Unitranche Lenders, collectively, would be less than 50.1% of all Pari Passu Debt at such time; and

(D)            any purchases by a Non-Debt Fund Affiliate made through “dutch auctions” shall require that such Person (i) make a customary representation to all assigning Lenders that it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any parent was a publicly reporting company) with respect to the Borrower and its Subsidiaries that either (A) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (B) if not disclosed to the Lenders, could reasonably be expected to have a material effect on, or otherwise be material to (a) a Lender’s decision to participate in any such “dutch auction” or (b) the market price of the Loans and (ii) clearly identify itself as a Non-Debt Fund Affiliate in any assignment and assumption agreement executed in connection with such purchases; provided that if Borrower is unwilling, in its sole discretion, to make the representations set forth in sub-clause (i) above, the assigning Lender shall deliver a customary “big boy” letter to the Administrative Agent.

(ii)            Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, the Revolver Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by Administrative Agent, the Revolver Agent or any Lender or any communication by or among the Administrative Agent, the Revolver Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2 of this Agreement), or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Revolver Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(iii)            By its acquisition of Term Loans, a Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall provide (and each Non-Debt Fund Affiliate hereby agrees) that (A) such Non-Debt Fund Affiliate (in its capacity as such) shall not take any step or action in such case to object to, impede, or delay the exercise of any right or the taking of any action by Administrative Agent (or the taking of any action by a third party that is supported by Administrative Agent) in relation to such Non-Debt Fund Affiliates’ claim with respect to its Loans (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Non-Debt Fund Affiliate is treated in connection with such exercise or action on the same or better terms as the other Lenders, (B) the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower; each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have) from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (iii) and this Agreement. For the avoidance of doubt, the Lenders and each Non-Debt Fund Affiliate agree and acknowledge that the provisions set forth in this clause (iii) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Federal Bankruptcy Reform Act of 1978 (the “Bankruptcy Code”), and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under the Bankruptcy Code of the United States.

(e)            Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Revolver Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, (A) all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders (or requisite vote of any Class of Lenders) have taken any actions and (B) the aggregate amount of Term Loans held by Debt Fund Affiliates will be excluded to the extent in excess of 49% of the amount required to constitute “Required Lenders”; provided that, (i) the commitment of any Non-Debt Fund Affiliate shall not be increased, (ii) the due date for payments of interest, fees and scheduled payments of principal owed to any Non-Debt Fund Affiliate shall not be extended, (iii) the amounts owing to any Non-Debt Fund Affiliate will not be reduced and (iv) any amendment that results in a disproportionate and adverse effect on a Non-Debt Fund Affiliate, in relation to all non-Affiliated Lenders or otherwise require the consent of each Lender or each affected Lender without the consent of such Non-Debt Fund Affiliate, in each instance in subclauses (i) to (iv) above, without the consent of such Non-Debt Fund Affiliate.

(f)            The Borrower shall maintain at its offices a copy of each Assignment and Assumption delivered to it by any Non-Debt Fund Affiliate (the “Affiliated Lender Register”). Each Non-Debt Fund Affiliate shall advise the Borrower and the Administrative Agent in writing of any proposed disposition of Term Loans by such Lender. Additionally, if any Lender becomes a Non-Debt Fund Affiliate at a time that such Lender holds any Term Loans, such Lender shall promptly advise the Borrower and the Administrative Agent that such Lender is a Non-Debt Fund Affiliate. Copies of the Affiliated Lender Register shall be provided to the Administrative Agent and the Non-Debt Fund Affiliate upon request. Notwithstanding the foregoing if at any time (if applicable, after giving effect to any proposed assignment to a Non-Debt Fund Affiliate), all Non-Debt Fund Affiliates own or would, in the aggregate own more than 20% of the principal amount of all any Class of Term Loans then outstanding (i) any proposed pending assignment to a Non-Debt Fund Affiliate that would cause such threshold to be exceeded shall not become effective or be recorded in the Affiliated Lender Register and (ii) if such threshold is otherwise exceeded (whether as a result of a Lender becoming a Non-Debt Fund Affiliate after it has acquired Term Loans, due to repayments, prepayments or Declined Proceeds, or otherwise), such Non-Debt Fund Affiliate shall assign sufficient Term Loans of such Class so that Non-Debt Fund Affiliates in the aggregate own less than 20% of the aggregate principal amount of Term Loans of such Class then outstanding. The Administrative Agent may conclusively rely upon the Affiliated Lender Register in connection with any amendment or waiver hereunder and shall not have any responsibility for monitoring any acquisition or disposition of Term Loans by any Non-Debt Fund Affiliate or for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

Section 9.05      Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall have independent significance and be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Revolver Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Revolver Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07      Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Applicable Agent of such setoff or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09      Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each of Holdings and the Borrower hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, any other Loan Document, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court and (ii) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Revolver Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12      Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates and its and its Affiliates’ directors, officers, employees, legal counsel, independent auditors and other experts, professionals, advisors or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or demanded by any Governmental Authority or self-regulatory authority having jurisdiction over it or any of its Affiliates; provided that the Administrative Agent, Revolver Agent or such Lender, as applicable, agrees that it will promptly notify the Borrower (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or order of any court or administrative agency; provided that the Administrative Agent, Revolver Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any current or prospective financing source or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it on a customary basis and after consultation with the Borrower (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender), (i) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder, (j) for purposes of establishing a “due diligence” defense, (k) to the extent such Information is independently developed by such Person or its Affiliates so long as not based on Information obtained in a manner that would otherwise violate this Section 9.12 or (1) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Revolver Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower; provided that such source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 9.12. For the purposes of this Section 9.12, the term “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, the Revolver Agent, any Joint Lead Arranger, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis prior to disclosure by Holdings or the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14      USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 9.15      Release of Collateral.

(a)            Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement to a Person that is not a Loan Party, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released.

(b)            Upon the addition of a Succeeding Holdings and satisfaction by such Succeeding Holdings of the Collateral and Guarantee Requirement, the prior Holdings shall be automatically released from all of its obligations under the Security Documents.

Section 9.16      No Fiduciary Duty. In connection with all aspects of each transaction contemplated by this Agreement, the Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that (i) each transaction contemplated by this Agreement is an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Administrative Agent, the Revolver Agent and the Lenders, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Administrative Agent, the Revolver Agent and the Lenders will act solely as principals and not as agents or fiduciaries of the Loan Parties or any of their stockholders, affiliates, creditors, employees or any other party, (iii) neither the Administrative Agent, the Revolver Agent nor any Lender will assume an advisory or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Administrative Agent, the Revolver Agent or any Lender has advised or is currently advising any Loan Party on other matters) and neither the Administrative Agent, the Revolver Agent nor any Lender will have any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated in this Agreement except the obligations expressly set forth herein, (iv) the Administrative Agent, the Revolver Agent and each Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their affiliates, and (v) neither the Administrative Agent, the Revolver Agent nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Loan Parties have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The matters set forth in this Agreement and the other Loan Documents reflect an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Administrative Agent, the Revolver Agent and the Lenders, on the other hand. The Borrower agrees that the Loan Parties shall not assert any claims that any Loan Party may have against the Administrative Agent, the Revolver Agent or any Lender based on any breach or alleged breach of fiduciary duty.

Section 9.17      Assumption by TCO. TCO shall not have any rights or obligations hereunder until the consummation of the Merger, whereupon, without any further action by TCO, TCO hereby irrevocably and unconditionally (i) assumes and agrees punctually to pay, perform and discharge when due all of the Obligations and each and every debt, covenant and agreement incurred, made or to be paid, performed or discharged by the Borrower under the Loan Documents, (ii) agrees to be bound by all the terms, provisions and conditions of the Loan Documents applicable to the Borrower and (iii) agrees that it will be responsible for and deemed to have made all of its representations and warranties set forth in the Loan Documents, whenever made or deemed to have been made (the “Assumption”). The Agents and the Lenders hereby consent to the Assumption and agree that no further written agreement shall be required in order to give effect to this Section 9.17.

Section 9.18      Material Non-Public Information.

(a)            EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)            ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.19     Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write down and conversion powers of any EEA Resolution Authority.

Section 9.20     Purchase Option.

(a)            Termination Notice; Purchase Notice. Solely as among the Administrative Agent, the Revolver Agent, the Revolving Lenders and the Term Lenders (and whether or not the Administrative Agent is directed to terminate the Revolving Commitments by the Required Revolving Lenders), the Administrative Agent shall, absent Exigent Circumstances give to the Term Lenders, at least five (5) Business Days prior written notice, or, should Exigent Circumstances arise or exist, such prior or contemporary notice as may be practicable under the circumstances before terminating the Revolving Commitments pursuant to Section 7.01. On one occasion exercised at any time, at the election by the Required Term Lenders, the Term Lenders shall have the option, but not the obligation, to (x) purchase from the Revolving Lenders all, but not less than all, of the Revolving Loan Obligations, all Cash Management Obligations and all Obligations arising with respect to Secured Hedge Agreements owing to any Lender that is a Revolving Lender or any of its Affiliates (collectively, the “Revolver Purchase Obligations”), (y) assume all, but not less than all, of the then existing Revolving Commitments, and (z) name a successor Revolver Agent and, if the Administrative Agent and Revolver Agent are the same Person, a successor Administrative Agent, that is or are acceptable to the Required Term Lenders and, if no Event of Default is continuing, to the Borrower. Such right shall be exercised by the Required Term Lenders giving a written notice (the “Purchase Notice”) to the Agents. A Purchase Notice once delivered shall be irrevocable and must contain the name of the successor Revolver Agent. Upon delivery of the Purchase Notice, each Term Lender shall have the right to purchase its pro rata share of the Revolving Purchase Obligations and assume its pro rata share of the Revolving Commitments, and Term Lenders exercising such rights may exercise the rights of non-exercising Term Lenders, in each case on a pro rata basis as among exercising Term Lenders until such rights have been exercised as to all Revolving Purchase Obligations and all Revolving Commitments (in any case, prior to issuance of the Purchase Notice).

(b)            Purchase Option Closing. On the date specified in the Purchase Notice (which shall not be less than 3 Business Days nor more than 5 Business Days, after delivery to the Agents of the Purchase Notice), the Revolving Lenders shall sell to the exercising Term Lenders, and the exercising Term Lenders shall purchase from the Revolving Lenders, all, but not less than all, of the Revolving Purchase Obligations, and the Revolving Lenders shall assign to the exercising Term Lenders, and the exercising Term Lenders shall assume from the Revolving Lenders all, but not less than all, of the then existing Revolving Commitments and, with the effect and as more particularly provided in Section 8.09, the Revolver Agent and Issuing Bank shall resign and shall be succeeded by the successor Revolver Agent and Issuing Bank nominated by the exercising Term Lenders, who shall assume the duties of Revolver Agent as a successor Revolver Agent.

(c)            Purchase Price. The purchase, sale and assumption pursuant to this Section 9.20 shall be made by execution and delivery by the Administrative Agent, the Revolver Agent, Revolving Lenders, and exercising Term Lenders of an Assignment and Assumption. Upon the date of such purchase and sale, the exercising Term Lenders shall (a) pay to the Revolver Agent for the benefit of the Revolving Lenders as the purchase price therefor the sum of (i) the full amount of all the Revolving Loan Obligations, Cash Management Obligations and Obligations arising with respect to Secured Hedge Agreements owing to any Lender that is a Revolving Lender or one of its Affiliates then outstanding and unpaid (including principal, interest, fees, indemnities and expenses, including reasonable attorneys’ fees and legal expenses), (b) furnish cash collateral to the Revolver Agent with respect to (i) the outstanding L/C Reimbursement Obligations in such amounts as are required under Section 2.05(j) (to the same extent as if an Event of Default were continuing) and (ii) any unreimbursed contingent obligations with respect to indemnification obligations, Cash Management Obligations, and Obligations arising with respect to Secured Hedge Agreements in such amount as the Revolver Agent shall determine is reasonably necessary to secure such Obligations and (c) agree to reimburse the Revolving Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding L/C Reimbursement Obligations as described above and any checks or other payments provisionally credited to the Revolving Loan Obligations, and/or as to which the Revolving Lenders have not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to the Revolver Agent in accordance with Section 2.18, solely for the account of the Revolving Lenders. Interest and fees shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Term Lenders are received by the Revolver Agent prior to 1:00 p.m., New York City time and interest and fees may, at the Revolver Agent’s discretion, be calculated to and including such Business Day if the amounts so paid by the Term Lenders are received by the Revolver Agent later than 1:00 p.m., New York City time.

(d)            Nature of Sale. The purchase and sale pursuant to this Section 9.20 shall be expressly made without representation or warranty of any kind by the Revolving Lenders as to the Revolving Loan Obligations or otherwise and without recourse to the Revolving Lenders, except for representations and warranties as to the following: (a) the amount of the Revolving Loan Obligations being purchased (including as to the principal of and accrued and unpaid interest on such Revolving Loan Obligations, fees and expenses thereof), (b) that the Revolving Lenders own the Revolving Loan Obligations free and clear of any Liens and (c) each Revolving Lender has the full right and power to assign its Revolving Loan Obligations and such assignment has been duly authorized by all necessary corporate action by such Revolving Lender.

Section 9.21     Separate Obligations. Each Term Creditor acknowledges and agrees that because of their differing rights in proceeds of the Collateral, the Term Loan Obligations are fundamentally different from the Revolving Loan Obligations and must be separately classified in any plan of reorganization proposed or confirmed in connection with or following any Bankruptcy Event involving any Borrower or Guarantor as a debtor. No Term Creditor shall seek in any proceeding related to any such Bankruptcy Event to be treated as part of the same class of creditors as the Revolving Creditors or shall oppose any pleading or motion by the Revolving Creditors for the Revolving Creditors and the Term Creditors to be treated as separate classes of creditors. Notwithstanding the foregoing, and regardless of whether the Term Loan Obligations and the Revolving Loan Obligations are separately classified in any such plan of reorganization, the Term Creditors hereby acknowledge and agree that to the extent that the aggregate value of the Collateral exceeds the amount of the Revolving Loan Obligations, the Revolving Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of interest, and fees, costs and charges incurred subsequent to the commencement of the applicable proceeding related to the applicable Bankruptcy Event (regardless of whether such interest, and fees, costs and charges incurred subsequent to the commencement of the applicable proceeding related to the applicable Bankruptcy Event is allowed as part of the claims of the Revolving Creditors under section 506(b) of the Bankruptcy Code or otherwise) before any distribution (whether pursuant to a plan of reorganization or otherwise) is made in respect of any of the claims held by the Term Creditors. The Term Creditors hereby acknowledge and agree to hold in trust for the benefit of the Revolving Creditors and to turn over to the Revolving Creditors all distributions received or receivable by them in any proceeding related to an applicable Bankruptcy Event (whether pursuant to a plan of reorganization or otherwise) to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Term Creditors.

Section 9.22     Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Credit Agreement and, upon the effectiveness of this Agreement as provided in Section 4.01, the terms and provisions of the Existing Credit Agreement shall, subject to this Section 9.22, be superseded hereby. All references to the “Credit Agreement” contained in the Loan Documents (whether delivered in connection with the Existing Credit Agreement or this Agreement) shall be deemed to refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrower and the other Loan Parties outstanding under the Existing Credit Agreement and the other Loan Documents as of the Third A&R Effective Date shall, except as expressly provided otherwise in this Agreement, remain outstanding and shall constitute continuing Obligations hereunder, and shall continue as such to be secured by the Collateral. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations. The Liens securing payment of the Obligations under the Existing Credit Agreement, as amended and restated in the form of this Agreement, shall in all respects be continuing, securing the payment of all Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TOTAL COMMUNITY OPTIONS, INC., as Borrower

By:	/s/ Maureen Hewitt
Name: Maureen Hewitt
Title: President

TCO INTERMEDIATE HOLDINGS, INC., as Holdings

By:	/s/ Maureen Hewitt
Name: Maureen Hewitt
Title: President

[Signature Page to Third Amended and Restated Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Revolver Agent and a Lender

By:	/s/ Anthony Sendik
	Name:	Anthony Sendik
	Title:	Duly Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

UNITRANCHE LOAN TRANSACTION, LLC, as a Lender By: Capital One, National Association, as Manager

By: Capital One, National Association, as Manager

By:	/s/ Christopher Essen
	Name:	Christopher Essen
	Title:	Duly Authorized Signatory

By: HPS Investment Partners, LLC, as Manager

By:	/s/ Aman Malik
	Name:	Aman Malik
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]